Exhibit 10.1

EXECUTION VERSION

___________________________________________________________________________

CREDIT AGREEMENT

dated as of July 29, 2022,

among

JBG SMITH PROPERTIES LP,
as Borrower,

THE BANKS SIGNATORY HERETO,
each as a Bank,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

BANK OF AMERICA, N.A.,
as Syndication Agent,

CAPITAL ONE, NATIONAL ASSOCIATION, PNC CAPITAL MARKETS LLC,

CITIZENS BANK, N.A., U.S. BANK NATIONAL ASSOCIATION, TD BANK, N.A., TRUIST BANK, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

and UNITED BANK,
as Co-Documentation Agents

___________________________________________________________________________

WELLS FARGO SECURITIES LLC and BOFA SECURITIES, INC.,
as Joint Bookrunners,

WELLS FARGO SECURITIES LLC, BOFA SECURITIES, INC.,
CAPITAL ONE, NATIONAL ASSOCIATION, PNC CAPITAL MARKETS LLC,

CITIZENS BANK, N.A., U.S. BANK NATIONAL ASSOCIATION and TD BANK, N.A.,

as Joint Lead Arrangers

and

WELLS FARGO SECURITIES LLC and BOFA SECURITIES, INC.,

as Co-Sustainability Structuring Agents

Page

ARTICLE I DEFINITIONS; ETC.2

SECTION 1.01. Definitions2

SECTION 1.02. Accounting Terms38

SECTION 1.03. Computation of Time Periods..38

SECTION 1.04. Rules of Construction38

SECTION 1.05. Financial Covenant Calculations..39

SECTION 1.06. Rounding..39

SECTION 1.07. Rates39

SECTION 1.08. Sustainability Adjustments40

ARTICLE II THE LOANS42

SECTION 2.01. Term Loans..42

SECTION 2.02. [Reserved].42

SECTION 2.03. [Reserved].42

SECTION 2.04. Advances, Generally..42

SECTION 2.05. Procedures for Advances42

SECTION 2.06. Interest Periods; Renewals..43

SECTION 2.07. Interest44

SECTION 2.08. Fees.44

SECTION 2.09. Notes; Due at Maturity44

SECTION 2.10. Prepayments.45

SECTION 2.11. Method of Payment.45

SECTION 2.12. Elections, Conversions or Continuation of Loans.46

SECTION 2.13. Minimum Amounts.46

SECTION 2.14. Certain Notices Regarding Elections, Conversions and Continuations of Loans.46

SECTION 2.15. Payments Generally.47

SECTION 2.16. Changes of Commitments; Incremental Increases.47

SECTION 2.17. [Reserved].49

SECTION 2.18. [Reserved].49

SECTION 2.19. Funds Transfer Disbursements49

ARTICLE III YIELD PROTECTION; ILLEGALITY; ETC.49

SECTION 3.01. Additional Costs49

SECTION 3.02. [Reserved].50

SECTION 3.03. Illegality..50

SECTION 3.04. Treatment of Affected Loans..50

SECTION 3.05. Certain Compensation51

SECTION 3.06. Capital Adequacy.52

SECTION 3.07. Substitution of Banks..52

SECTION 3.08. Obligation of Banks to Mitigate..54

SECTION 3.09. Usury..54

SECTION 3.10. Changed Circumstances.54

ARTICLE IV CONDITIONS PRECEDENT58

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SECTION 4.01. Conditions Precedent to the Loans.58

SECTION 4.02. Conditions Precedent to Advances After the Initial Advance.60

SECTION 4.03. Deemed Representations61

ARTICLE V REPRESENTATIONS AND WARRANTIES61

SECTION 5.01. Existence.61

SECTION 5.02. Corporate/Partnership Powers61

SECTION 5.03. Power of Officers.62

SECTION 5.04. Power and Authority; No Conflicts; Compliance With Laws.62

SECTION 5.05. Legally Enforceable Agreements62

SECTION 5.06. Litigation..62

SECTION 5.07. Good Title to Properties..62

SECTION 5.08. Taxes..63

SECTION 5.09. ERISA.63

SECTION 5.10. No Default on Outstanding Judgments or Orders..64

SECTION 5.11. No Defaults on Other Agreements64

SECTION 5.12. Government Regulation.64

SECTION 5.13. Environmental Protection..64

SECTION 5.14. Solvency64

SECTION 5.15. Financial Statements..64

SECTION 5.16. Valid Existence of Subsidiaries..65

SECTION 5.17. Insurance..65

SECTION 5.18. Accuracy of Information; Full Disclosure.65

SECTION 5.19. Use of Proceeds..65

SECTION 5.20. Governmental Approvals..66

SECTION 5.21. Principal Offices..66

SECTION 5.22. General Partner Status.66

SECTION 5.23. Labor Matters..66

SECTION 5.24. Organizational Documents..66

SECTION 5.25. Anti-Corruption Laws and Sanctions.67

SECTION 5.26. Affected Financial Institutions..67

ARTICLE VI AFFIRMATIVE COVENANTS67

SECTION 6.01. Maintenance of Existence..67

SECTION 6.02. Maintenance of Records..67

SECTION 6.03. Maintenance of Insurance..67

SECTION 6.04. Compliance with Laws; Payment of Taxes.67

SECTION 6.05. Right of Inspection68

SECTION 6.06. Compliance With Environmental Laws..68

SECTION 6.07. Intentionally Omitted.68

SECTION 6.08. Maintenance of Properties..68

SECTION 6.09. Reporting and Miscellaneous Document Requirements.68

SECTION 6.10. Guarantors.72

ARTICLE VII NEGATIVE COVENANTS73

SECTION 7.01. Mergers, Etc.73

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SECTION 7.02. Distributions75

SECTION 7.03. Amendments to Organizational Documents.75

SECTION 7.04. Activities of General Partner.76

SECTION 7.05. Use of Proceeds.78

SECTION 7.06. Transactions with Affiliates.78

ARTICLE VIII FINANCIAL COVENANTS78

SECTION 8.01. Ratio of Total Outstanding Indebtedness to Capitalization Value.78

SECTION 8.02. Ratio of Combined EBITDA to Fixed Charges..79

SECTION 8.03. Ratio of Unencumbered Combined EBITDA to Unsecured Interest Expense..79

SECTION 8.04. Ratio of Unsecured Indebtedness to Capitalization Value of Unencumbered Assets.79

SECTION 8.05. Ratio of Secured Indebtedness to Capitalization Value.80

SECTION 8.06. Debt of General Partner..80

ARTICLE IX EVENTS OF DEFAULT80

SECTION 9.01. Events of Default.80

SECTION 9.02. Remedies..84

SECTION 9.03. Allocation of Proceeds.84

SECTION 9.04. Performance by Administrative Agent..85

SECTION 9.05. Rights Cumulative.85

ARTICLE X ADMINISTRATIVE AGENT; RELATIONS AMONG BANKS86

SECTION 10.01. Appointment, Powers and Immunities of Administrative Agent86

SECTION 10.02. Reliance by Administrative Agent..87

SECTION 10.03. Defaults..88

SECTION 10.04. Rights of Agent as a Bank..88

SECTION 10.05. Indemnification of Agents..88

SECTION 10.06. Non-Reliance on Agents and Other Banks..89

SECTION 10.07. Failure of Administrative Agent to Act..89

SECTION 10.08. Resignation or Removal of Administrative Agent..90

SECTION 10.09. Amendments Concerning Agency Function..91

SECTION 10.10. Liability of Administrative Agent..91

SECTION 10.11. Transfer of Agency Function..91

SECTION 10.12. Non-Receipt of Funds by Administrative Agent.91

SECTION 10.13. Taxes91

SECTION 10.14. Pro Rata Treatment.95

SECTION 10.15. Sharing of Payments Among Banks..96

SECTION 10.16. Possession of Documents.96

SECTION 10.17. Syndication Agent, Documentation Agents and Co-Sustainability Structuring Agents..96

SECTION 10.18. Certain ERISA Matters.97

SECTION 10.19. Sustainability Matters..98

ARTICLE XI NATURE OF OBLIGATIONS98

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SECTION 11.01. Absolute and Unconditional Obligations..98

SECTION 11.02. Non-Recourse to Principals and General Partner..98

ARTICLE XII MISCELLANEOUS99

SECTION 12.01. Binding Effect of Request for Advance..99

SECTION 12.02. Amendments and Waivers.99

SECTION 12.03. Survival; Termination..102

SECTION 12.04. Expenses; Indemnification.102

SECTION 12.05. Assignment; Participation.104

SECTION 12.06. Documentation Satisfactory..109

SECTION 12.07. Notices.109

SECTION 12.08. Setoff..112

SECTION 12.09. Table of Contents; Headings..112

SECTION 12.10. Severability..112

SECTION 12.11. Counterparts; Integration; Effectiveness; Electronic Execution.112

SECTION 12.12. Integration..113

SECTION 12.13. Governing Law.113

SECTION 12.14. Waivers..114

SECTION 12.15. Jurisdiction; Immunities.114

SECTION 12.16. [Reserved].115

SECTION 12.17. [Reserved].115

SECTION 12.18. Intentionally Omitted.115

SECTION 12.19. USA PATRIOT Act; Anti-Money Laundering Laws..115

SECTION 12.20. Defaulting Lenders.115

SECTION 12.21. Use for Mortgages..117

SECTION 12.22. Bottom-Up Guaranties..118

SECTION 12.23. Confidentiality..118

SECTION 12.24. No Advisory or Fiduciary Responsibility..119

SECTION 12.25. Acknowledgement and Consent to Bail-In of Affected Financial Institutions.119

SECTION 12.26. Acknowledgement Regarding Any Supported QFCs120

SECTION 12.27. Erroneous Payments121

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SCHEDULES AND EXHIBITS

SCHEDULE 1-Commitments

SCHEDULE 1.08-Sustainability Table

SCHEDULE 2-Other Investments

SCHEDULE 2A-General Partner Investments

SCHEDULE 3-General Partner – Debt

SCHEDULE 5.16 -	Subsidiaries

SCHEDULE 5.23-Labor Matters

EXHIBIT A-Disbursement Instruction Agreement

EXHIBIT B-Term Loan Note

EXHIBIT C-Guaranty

EXHIBIT D-Solvency Certificate

EXHIBIT E-Assignment and Assumption

EXHIBIT F-1-Tax Compliance Certificate (Non-Partnership Foreign Banks)

EXHIBIT F-2-Tax Compliance Certificates (Non-Partnership Foreign Participants)

EXHIBIT F-3-Tax Compliance Certificates (Foreign Participant Partnerships)

EXHIBIT F-4-Tax Compliance Certificates (Foreign Bank Partnerships)

EXHIBIT G-Notice of Borrowing

EXHIBIT H -Pricing Certificate

CREDIT AGREEMENT (this “Agreement”) dated as of July 29, 2022 among JBG SMITH PROPERTIES LP, a limited partnership organized and existing under the laws of the State of Delaware (“Borrower”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as agent for the Banks (in such capacity, together with its successors in such capacity, “Administrative Agent”), and the other lenders signatory hereto (said lenders signatory hereto and the lenders who from time to time become Banks pursuant to Section 3.07 or 12.05, each a “Bank” and collectively, the “Banks”).

In consideration of the premises and the mutual agreements, covenants and conditions hereinafter set forth, Borrower, Administrative Agent and each of the Banks agree as follows:

ARTICLE I

DEFINITIONS; ETC.
SECTION 1.01.  Definitions.  As used in this Agreement the following terms have the following meanings (except as otherwise provided, terms defined in the singular have a correlative meaning when used in the plural, and vice versa):

“1031 Property” means any Real Property Asset that is at any time held by a “qualified intermediary” (a “QI”), as defined in the Treasury Regulations promulgated pursuant to Section 1031 of the Code, or an “exchange accommodation titleholder” (an “EAT”), as defined in Internal Revenue Service Revenue Procedure 2000-37, as modified by Internal Revenue Procedure 2004-51, (or in either case, by one or more Wholly Owned Subsidiaries thereof, singly or as tenants in common) which is a single purpose entity and has entered into an “exchange agreement” or a “qualified exchange accommodation agreement” with General Partner, Borrower or a Wholly Owned Subsidiary in connection with the acquisition (or possible disposition) of such Real Property Asset by Borrower or a Wholly Owned Subsidiary pursuant to, and intended to qualify for tax treatment under, Section 1031 of the Code.

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning specified in Section 3.01.

“Adjusted Floating Overnight Daily SOFR Rate” means, for any day, an interest rate equal to the floating overnight Daily Effective SOFR Rate, plus 0.10%; provided that if the Adjusted Floating Overnight Daily SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” has the meaning specified in the preamble.

“Administrative Agent’s Office” means Administrative Agent’s office located at 600 South 4th Street, 8th Floor, Minneapolis, Minnesota 55415, or such other office in the United States as Administrative Agent may designate by written notice to Borrower and the Banks.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Bank” has the meaning specified in Section 3.07.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Loan” has the meaning specified in Section 3.04.

“Affiliate” means, with respect to any Person (for purposes of this definition, the “first Person”), any other Person which directly or indirectly controls, or is controlled by, or is under common control with, the first Person. The term “control” means the possession, directly or indirectly, of the power, alone, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent” means, individually and collectively, Administrative Agent, the Syndication Agent, each Documentation Agent and the Co-Sustainability Structuring Agents.

“Agreement” means this Credit Agreement.

“Anti-Corruption Laws” means all Laws of any jurisdiction applicable to the General Partner and its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Lending Office” means, for each Bank and for its Loans, the lending office of such Bank (or of an Affiliate of such Bank) designated as such in its Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Bank (or of an Affiliate of such Bank) as such Bank may from time to time specify to Administrative Agent and Borrower as the office by which its Loans are to be made and maintained.

“Applicable Margin” means

(a)At any time other than during the Investment Grade Pricing Period, the percentage rate set forth below corresponding to the level (each, a “Level”) into which the ratio of Total Outstanding Indebtedness to Capitalization Value as determined in accordance with Section 8.01 then falls:
Level	Ratio of Total Outstanding Indebtedness to Capitalization Value	Term SOFR Spread and Daily SOFR Spread	Base Rate Spread
1	≤35%	1.15%	0.15%
2	>35% and ≤40%	1.20%	0.20%
3	>40% and ≤45%	1.30%	0.30%
4	>45% and ≤50%	1.40%	0.40%
5	>50% and ≤55%	1.50%	0.50%
6	>55%	1.70%	0.70%

The Applicable Margin shall be determined by Administrative Agent from time to time, based on the ratio of Total Outstanding Indebtedness to Capitalization Value as set forth in the certificate most recently delivered by Borrower pursuant to Section 6.09(3).  Any adjustment to the Applicable Margin under this clause (a) shall be effective as of the first day of the calendar month immediately following the month during which Borrower delivers to Administrative Agent the applicable certificate pursuant to Section 6.09(3).  At such time or times as the Applicable Margin is determined under this clause (a), if Borrower fails to deliver a certificate within the applicable time period required pursuant to such Section and such failure continues for three days following notice of such failure from Administrative Agent to Borrower, then the Applicable Margin shall equal the percentages corresponding to Level 5 from the date of such notice until the first day of the calendar month immediately following the month that the required certificate pursuant to Section 6.09(3) is delivered.  Notwithstanding the foregoing, for the period from the Closing Date through but excluding the date on which Administrative Agent first determines the Applicable Margin for Loans as set forth above, the Applicable Margin shall be determined based on Level 1.  Thereafter, such Applicable Margin shall be adjusted from time to time as set forth in this definition.

(b)During the Investment Grade Pricing Period, the percentage rate set forth in the table below corresponding to the Level into which the Credit Rating then falls:
Level	S&P/Moody’s/Fitch Rating	Term SOFR Spread and Daily SOFR Spread	Base Rate Spread
1	A-/A3 or better	0.80%	0.00%
2	BBB+/Baa1	0.85%	0.00%
3	BBB/Baa2	0.95%	0.00%
4	BBB-/Baa3	1.20%	0.20%
5	<BBB-/Baa3/ Unrated	1.60%	0.60%

Any change in the Credit Rating which would cause the Applicable Margin to be determined at a different Level shall be effective as of the first day of the first calendar month immediately following receipt by Administrative Agent of written notice delivered by Borrower in accordance with Section 6.09(14) that the Credit Rating has changed (or, if earlier, the date on which Borrower shall receive written notice of such change from Administrative Agent); provided, however, if Borrower has not delivered the notice required by such Section but Administrative Agent becomes aware that the Credit Rating has changed, then Administrative Agent may, in its reasonable discretion, adjust the Level at which the Applicable Margin is determined effective as of the first day of the first calendar month following the date Administrative Agent becomes aware that the Credit Rating has changed.  The Applicable Margin for purposes of this clause (b) shall be determined based on the Level corresponding to the lower of the highest two Credit Ratings; provided that if the higher two Credit Ratings are from S&P and Moody’s, then the Applicable Margin for purposes of this clause (b) shall be determined based on the higher of such two Credit Ratings.  During any period for which Borrower has received a Credit Rating from only one Rating Agency, the Applicable Margin for purposes of this clause (b) shall be determined based on such Credit Rating so long as such Credit Rating is from either S&P or Moody’s.  During any period during the Investment Grade Pricing Period that Borrower has (a) no Credit Rating from any Rating Agency or (b) received a Credit Rating from only one Rating Agency that is neither S&P nor Moody’s, the Applicable Margin for purposes of this clause (b) shall be determined based on Level 5.

(c)The provisions of clause (a) of this definition shall be subject to the last paragraph of Section 2.06.
(d)It is hereby understood and agreed that the Applicable Margin shall be adjusted from time to time based upon the Sustainability Margin Adjustment (if any, to be calculated and applied as set forth in Section 1.08); provided that in no event shall the Applicable Margin be less than 0.0%.

“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank, or (c) an entity or an Affiliate of any entity that administers or manages a Bank.

“Assignment and Assumption” means assignment and assumption entered into by a Bank and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.05), and accepted by the Administrative Agent, in substantially the form attached as EXHIBIT E or any other form approved by the Administrative Agent.

“Availability Period” means the period commencing on the Closing Date to and including the Final Availability Date.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.10(c)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank” and “Banks” have the respective meanings specified in the preamble.

“Bank Affiliate” means, (a) with respect to any Bank, (i) a Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Bank or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Bank or a Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Bank and (b) with respect to any Bank that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Bank or by a Person directly or indirectly controlling or controlled by or under direct or indirect common control with such investment advisor.

“Bank of America” means Bank of America, N.A.

“Bank Party” means Administrative Agent or any other Bank.

“Bank Reply Period” has the meaning specified in Section 12.02.

“Banking Day” means any day except a Saturday or Sunday or other day on which the Federal Reserve Bank of New York is closed, and on which commercial banks are not authorized or required to close in New York City.

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.0%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Adjusted Term SOFR is unavailable or unascertainable).  Notwithstanding the foregoing, in no event shall the Base Rate be less than 1.0%.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 2.07.

“Base Rate Term SOFR Determination Day” has the meaning assigned thereto in the definition of “Term SOFR”.

“Benchmark” means, initially, (a) with respect to any Term SOFR Loan, the Term SOFR Reference Rate and (b) with respect to any Daily SOFR Loan, the Daily Effective SOFR Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate, the Daily Effective SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.10(c)(i).

“Benchmark Replacement” means, for any Available Tenor with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.10(c)(i) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.10(c)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BofA Securities” means BofA Securities, Inc.

“Bookrunners” means Wells Fargo Securities and BofA Securities.

“Borrower” has the meaning specified in the preamble.

“Borrower’s Accountants” means Deloitte LLP, any other “Big 4” accounting firm selected by Borrower (or a successor thereof), or such other accounting firm(s) selected by Borrower and reasonably acceptable to the Required Banks.

“Borrower’s Pro Rata Share” means an amount determined based on the pro rata ownership of the Equity Interests of a Person by Borrower and Borrower’s consolidated subsidiaries.

“Capital Lease” means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP. All obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of the Loan Documents (whether or not such obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB

ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capital Leases in the financial statements of such Person.

“Capital One” means Capital One, National Association.

“Capitalization Value” means, at any time, the sum (without duplication) of:

(1)with respect to Real Property Businesses (other than UJVs and Real Property Businesses the value of which is to be included in Capitalization Value under clauses (2) and (3) below), individually determined, the greater of (x) Combined EBITDA from such Real Property Businesses (a) in the case of all Real Property Businesses other than hotels, for the most recently ended fiscal quarter, annualized (i.e., multiplied by four), and (b) in the case of hotels, for the most recently ended four consecutive fiscal quarters, in both cases, capitalized at a rate of 6.0% per annum (or, in the case of any multifamily Real Property Businesses, 5.75% per annum), and (y) 75% of the Gross Book Value of such Real Property Businesses;
(2)with respect to Real Property Businesses (other than UJVs and Real Property Businesses the value of which is to be included in Capitalization Value under clause (3) below) acquired during the four (4) fiscal quarters most recently ended, the Gross Book Value of such Real Property Business (except for any such Real Property Business which Borrower has elected in a certificate of the type required by paragraph (3) of Section 6.09 delivered to Administrative Agent be included in determinations of Capitalization Value under the immediately preceding clause (1));
(3)Capitalized Development Costs (except with respect to any Real Property Business which Borrower has elected in a certificate of the type required by paragraph (3) of Section 6.09 delivered to Administrative Agent prior to the relevant 18- or 24-month period, as applicable, be included in determinations of Capitalization Value under the preceding clause (1));
(4)with respect to Other Investments, which do not have publicly traded shares, the Net Equity Value of such Other Investments;
(5)with respect to Real Property UJVs, which do not have publicly traded shares, individually determined, the greater of (x) Combined EBITDA from such Real Property UJVs (a) in the case of all Real Property UJVs other than those owning hotels, for the most recently ended fiscal quarter, annualized (i.e., multiplied by four), and (b) in the case of Real Property UJVs owning hotels, for the most recently ended four consecutive fiscal quarters, in both cases, capitalized at the rate of 6.0% per annum (or, in the case of any multifamily Real Property Businesses, 5.75% per annum), less Borrower’s Pro Rata Share of any Debt attributable to such Real Property UJVs, and (y) the Net Equity Value of such Real Property UJVs (subject to the last sentence of this definition); and
(6)without duplication, Borrower’s Pro Rata Share of Unrestricted Cash and Cash Equivalents, the book value of notes and mortgage loans receivable, and the Fair Market Value of publicly traded securities, at such time, all as determined in accordance with GAAP.

For clarity, the parties acknowledge and agree that the calculations pursuant to clause (1)(x) and (y), clause (2), clause (3) and clause (5)(x) and (y) above in this definition are intended to be made on a Real-Property-Asset-by-Real-Property-Asset basis.  For the purposes of this definition, (1) for any Disposition of Real Property Assets by a Real Property Business during any fiscal quarter, Combined EBITDA will be reduced by actual Combined EBITDA generated from such asset or assets, (2) the aggregate contribution to Capitalization Value in excess of 35% of the total Capitalization Value from all Real Property Businesses and Other Investments owned by UJVs shall not be included in Capitalization Value, and (3) the aggregate contribution to Capitalization Value from leasing commissions and management and development fees in excess of 15% of Combined EBITDA shall not be included in Capitalization Value. To the extent that liabilities of a Real Property UJV are Recourse to Borrower or General Partner, then for purposes of clause (5)(y) above, the Net Equity Value of such Real Property UJV shall not be reduced by such Recourse liabilities.

“Capitalization Value of Unencumbered Assets” means, at any time, the sum (without duplication) of:

(1)with respect to Real Property Businesses (other than UJVs and Real Property Businesses the value of which is to be included in Capitalization Value under clauses (2) and (3) below), individually determined, the greater of (x) Unencumbered Combined EBITDA from such Real Property Businesses (a) in the case of all Real Property Businesses other than hotels, for the most recently ended fiscal quarter, annualized (i.e., multiplied by four), and (b) in the case of hotels, the most recently ended four consecutive fiscal quarters, in both cases, capitalized at a rate of 6.0% per annum (or, in the case of any multifamily Real Property Businesses, 5.75% per annum), and (y) 75% of the Gross Book Value of such Real Property Businesses constituting Unencumbered Assets;
(2)with respect to Real Property Businesses (other than UJVs and Real Property Businesses the value of which is to be included in Capitalization Value under clause (3) below) constituting Unencumbered Assets acquired during the four (4) fiscal quarters most recently ended, the Gross Book Value of such Real Property Business (except for any such Real Property Business which Borrower has elected in a certificate of the type required by paragraph (3) of Section 6.09 delivered to Administrative Agent be included in determinations of Capitalization Value under the immediately preceding clause (1));
(3)Capitalized Development Costs (except with respect to any Real Property Business which Borrower has elected in a certificate of the type required by paragraph (3) of Section 6.09 delivered to Administrative Agent prior to the relevant 18- or 24-month period, as applicable, be included in determinations of Capitalization Value under the preceding clause (1));
(4)with respect to Real Property UJVs, which do not have publicly traded shares, individually determined, the greater of (x) the Unencumbered Combined EBITDA from such Real Property UJVs (a) in the case of Real Property UJVs other than those owning hotels, for the most recently ended fiscal quarter, annualized (i.e., multiplied by four), and (b) in the case of Real Property UJVs owning hotels, for the most recently ended four consecutive fiscal quarters, in both cases, capitalized at a rate of 6.0% per annum (or, in the case of any multifamily Real Property Businesses, 5.75% per annum), and (y) the Net Equity Value of such Real Property UJVs constituting Unencumbered Assets; and
(5)without duplication, Borrower’s Pro Rata Share of Unrestricted Cash and Cash Equivalents, the book value of notes and mortgage loans receivable and the Fair Market Value of publicly traded securities that are Unencumbered Assets, at such time, all as determined in accordance with GAAP.

For the purposes of this definition, (1) for any Disposition of Real Property Assets by a Real Property Business during any fiscal quarter, Unencumbered Combined EBITDA will be reduced by actual Unencumbered Combined EBITDA generated from such asset or assets, (2) the aggregate contribution to Capitalization Value of Unencumbered Assets in excess of 35% of the total Capitalization Value of Unencumbered Assets from the aggregate of all Real Property Businesses owned by UJVs, Real Property Businesses subject to Permitted Transfer Restrictions of the type described in clause (c) of the definition thereof and notes and mortgage loans receivable that are Unencumbered Assets at such time, as determined, in accordance with GAAP, shall not be included in Capitalization Value of Unencumbered Assets, and (3) the aggregate contribution to Capitalization Value of Unencumbered Assets from leasing commissions and management and development fees in excess of 15% of Unencumbered Combined EBITDA shall not be included in Capitalization Value of Unencumbered Assets.

“Capitalized Development Costs” means development costs (including land and building being readied for development or redevelopment expected to commence within the next 12 months) capitalized in accordance with GAAP.  Development costs for a Real Property Business on which development has been completed for at least 24 months or redevelopment has been completed for at least 18 months shall be excluded from Capitalized Development Costs.

“Cash or Cash Equivalents” means (a) cash; (b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof; (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from any two of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent); (d) domestic corporate bonds, other than domestic corporate bonds issued by Borrower or any of its Affiliates, maturing no more than two (2) years after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A or the equivalent from any two (2) of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent); (e) variable-rate domestic corporate notes or medium term corporate notes, other than notes issued by Borrower or any of its Affiliates, maturing or resetting no more than one (1) year after the date of acquisition thereof and having a rating of at least A or the equivalent from two of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent); (f) commercial paper (foreign and domestic) or master notes, other than commercial paper or master notes issued by Borrower or any of its Affiliates, and, at the time of acquisition, having a long-term rating of at least A or the equivalent from S&P, Moody’s or Fitch and having a short-term rating of at least A-2 and P-2 from S&P and Moody’s, respectively (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent); (g) domestic and foreign certificates of deposit or domestic time deposits or foreign deposits or bankers’ acceptances (foreign or domestic) in Dollars, Hong Kong Dollars, Singapore Dollars, Pounds Sterling, Euros or Yen that are issued by a bank (I) which has, at the time of acquisition, a long-term rating of at least A or the equivalent from S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent) and (II) if a domestic bank, which is a member of the FDIC; (h) overnight securities repurchase agreements, or reverse repurchase agreements secured by any of the foregoing types of securities or debt instruments, provided that the collateral supporting such repurchase agreements shall have a value not less than 101% of the principal amount of the repurchase agreement plus accrued interest; and (i) money market funds invested in investments at least 75% of which consist of the items described in clauses (a) through (h) above.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables), electronic funds transfer and other cash management arrangements.

“Citizens” means Citizens Bank, N.A.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 4.01 shall be fulfilled or waived by the Banks in accordance with Section 12.02.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Combined EBITDA” means, for any quarter, Borrower’s Pro Rata Share of net income or loss plus Interest Expense, income taxes, depreciation and amortization and excluding (x) the effect of extraordinary or non-recurring items (such as, without limitation, (i) gains or losses from asset sales, (ii) gains or losses from debt restructurings or write-ups or forgiveness of indebtedness (including prepayment premiums), and costs and expenses incurred during such period with respect to acquisitions (whether or not consummated) during such period, (iii) severance and non-cash stock based compensation expenses and other restructuring, impairment or one-time changes, and (iv) non-cash gains or losses from foreign currency fluctuations), and (y) other non-cash charges (such as, without limitation, share-based compensation), all as determined in accordance with GAAP, of Consolidated Businesses and UJVs (provided, however, that for purposes of determining the ratio of Combined EBITDA to Fixed Charges, Combined EBITDA of UJVs shall exclude UJVs that are not Real Property UJVs), as the case may be, multiplied by four, provided however, that Combined EBITDA shall include only general and administrative expenses that are attributable to the management and operation of the assets in accordance with GAAP and shall not include any corporate general and administrative expenses of Borrower, General Partner, Consolidated Businesses or UJVs (e.g., salaries of corporate officers).

“Commitment” means, with respect to each Bank, the obligation to make a Term Loan in the principal amount set forth in Schedule 1 attached hereto and incorporated herein, as such amount may be reduced or increased from time to time in accordance with the provisions of Section 2.16 (upon the execution of an Assignment and Assumption, the definition of Commitment shall be deemed revised to reflect the assignment being effected pursuant to each such Assignment and Assumption).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Conforming Changes” means, with respect to either the use or administration of Adjusted Term SOFR, Term SOFR or Adjusted Floating Overnight Daily SOFR Rate or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Banking Day,” the definition of “U.S. Government Securities Banking Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.05 and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Businesses” means, at any time, Borrower and Subsidiaries of Borrower that Borrower consolidates in its consolidated financial statements prepared in accordance with GAAP, provided, however, that UJVs which are consolidated in accordance with GAAP are not Consolidated Businesses.

“Continue”, “Continuation” and “Continued” refer to the continuation pursuant to Section 2.12 of a SOFR Loan as a SOFR Loan from one Interest Period to the next Interest Period.

“Convert”, “Conversion” and “Converted” refer to a conversion pursuant to Section 2.12 of a Base Rate Loan into a SOFR Loan or a SOFR Loan into a Base Rate Loan, each of which may be accompanied by the transfer by a Bank (at its sole discretion) of all or a portion of its applicable Loan from one Applicable Lending Office to another.

“Co-Sustainability Structuring Agents” means each of Wells Fargo Securities and BofA Securities.

“Covered Party” has the meaning assigned thereto in Section 12.26(a).

“Credit Rating” means the rating assigned by a Rating Agency to Borrower’s senior, unsecured, non-credit enhanced long-term indebtedness.

“Daily Effective SOFR Rate” means, for any day, a rate per annum equal to SOFR effective for such day.

“Daily SOFR Loan” means a Loan denominated in Dollars, the rate of interest applicable to which is based upon the Adjusted Floating Overnight Daily SOFR Rate.

“Debt” means, at any time, without duplication, (i) all indebtedness and liabilities of a Person for borrowed money, secured or unsecured, including mortgage and other notes payable (but excluding any indebtedness to the extent secured by cash or cash equivalents or marketable securities, or defeased), as determined in accordance with GAAP, and (ii) without duplication, all liabilities of a Person consisting of indebtedness for borrowed money, determined in accordance with GAAP, that are or would be stated and quantified as contingent liabilities in the notes to the consolidated financial statements of such Person as of that date (excluding contingent liabilities constituting Debt that is Without Recourse). For purposes of determining “Total Outstanding Indebtedness” and “Debt”, the term “without duplication” shall mean (without limitation) that amounts loaned from one Person to a second Person that under GAAP would be consolidated with the first Person shall not be treated as Debt of the second Person.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event which with the giving of notice or lapse of time, or both, would become an Event of Default.

“Defaulting Lender” means any Bank that (a) has failed, within three Banking Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Bank Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified Borrower or any Bank Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, or (c) has, or has a direct or indirect parent company that has, become the subject of a proceeding under any Debtor Relief Law or a Bail-In Action; provided that any Bank that has become the subject of an Undisclosed Administration shall not be a Defaulting Lender.

“Default Rate” means a rate per annum equal to: (1) with respect to Base Rate Loans, a variable rate of two percent (2%) plus the rate of interest then in effect thereon (including the Applicable Margin); (2) with respect to Term SOFR Loans, a fixed rate of two percent (2%) plus the rate(s) of interest in effect thereon (including the Applicable Margin) at the time of any Default or Event of Default until the end of the then current Interest Period therefor and, thereafter, a variable rate of two percent (2%) plus the rate of interest for a Base Rate Loan (including the Applicable Margin); and (3) with respect to Daily SOFR Loans, a fixed rate of two percent (2%) plus the rate(s) of interest in effect thereon (including the Applicable Margin).

“Derivatives Contract” means a “swap agreement” as defined in Section 101 of the Bankruptcy Code.

“Disbursement Instruction Agreement” means an agreement executed by Borrower in the form of EXHIBIT A.

“Disposition” means a sale (whether by assignment, transfer or Capital Lease) of an asset.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division.  A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Documentation Agents” means Capital One, PNC, Citizens, U.S. Bank, TD Bank, N.A., Truist Bank, Credit Agricole Corporate and Investment Bank and United Bank.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“EAT” has the meaning given that term in the definition of “1031 Property”.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

“Elect” and “Election” refer to elections, if any, by Borrower pursuant to Section 2.12 to have all or a portion of an advance of the applicable Loans be outstanding as SOFR Loans.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Administrative Agent and any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system(s).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.05(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.05(b)(iii)).

“Environmental Discharge” means any discharge or release of any Hazardous Materials in violation of any applicable Environmental Laws.

“Environmental Law” means any applicable Law relating to pollution or the environment, including Laws relating to noise or to emissions, discharges, releases or threatened releases of Hazardous Materials into the work place, the community or the environment, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Environmental Notice” means any written complaint, order, citation, letter, inquiry, notice or other written communication from any Person (1) affecting or relating to Borrower’s compliance with any Environmental Law in connection with any activity or operations at any time conducted by Borrower, (2) relating to the occurrence or presence of or exposure to or possible or threatened or alleged occurrence or presence of or exposure to Environmental Discharges or Hazardous Materials at any of Borrower’s locations or facilities, including, without limitation: (a) the existence of any contamination or possible or threatened contamination at any such location or facility and (b) remediation of any Environmental Discharge or Hazardous Materials at any such location or facility or any part thereof; and (3) any violation or alleged violation of any relevant Environmental Law.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of organizations (within the meaning of Section 414(b) of the Code) as Borrower or General Partner or is under common control (within the meaning of Section 414(c) of the Code) with Borrower or General Partner or is required to be treated as a single employer with Borrower or General Partner under Section 414(m) or 414(o) of the Code.

“Erroneous Payment” has the meaning assigned thereto in Section 12.27(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 12.27(d).

“Erroneous Payment Impacted Class” has the meaning assigned thereto in Section 12.27(d).

“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 12.27(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“Event of Default” has the meaning specified in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934 (15 U.S.C. § 77 et seq.).

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Loan Party or the grant of such Lien becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party).  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or Lien is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), profits or gains, franchise Taxes (imposed in lieu of income Taxes), and branch profits Taxes (or any similar Taxes), in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a

Bank, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in such Loan or Commitment (other than pursuant to an assignment requested by Borrower under Section 3.07) or (ii) such Bank changes its lending office, except in each case to the extent that, pursuant to Section 10.13, amounts with respect to such Taxes were payable either to such Bank's assignor immediately before such Bank acquired the applicable interest in a Loan or Commitment or to such Bank immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 10.13 and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of July 18, 2017 (as amended, modified or otherwise supplemented prior to the date hereof and all other amendments, restatements, modifications, refinancings, renewals, replacements or extensions thereof made in compliance with the terms hereof), among the Borrower, Wells Fargo, as administrative agent and the Banks party thereto.

“Existing General Partner Debt” has the meaning specified in Section 5.22.

“Fair Market Value” means, (a) with respect to a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Banking Day next succeeding such day, provided that if such rate is not so published for any day which is a Banking Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.  Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Final Availability Date” means July 28, 2023.

“Fiscal Year” means each period from January 1 to December 31.

“Fitch” means Fitch, Inc.

“Fixed Charges” means, without duplication, in respect of any quarter, the sum of (i) Borrower’s Pro Rata Share of Interest Expense for such period attributable to Debt in respect of Consolidated Businesses and Real Property UJVs, as well as to any other Debt that is Recourse to Borrower, multiplied by four (4); and (ii) distributions during such period on preferred units of Borrower, as determined on a consolidated basis, in accordance with GAAP, multiplied by four (4).

“Floor” means, with respect to Adjusted Term SOFR, the Adjusted Floating Overnight Daily SOFR Rate or any Benchmark Replacement, a rate of interest equal to 0.00%.

“Foreign Bank” means a Bank that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the pro forma financial statements delivered prior to the Closing Date (captioned “Financial Statements”) (except for changes concurred to by Borrower’s Accountants); provided that, if Borrower notifies Administrative Agent that Borrower requests an amendment to any provision hereof or of any other Loan Document to eliminate the effect of any change occurring after the date hereof in GAAP or in the application of any such change on the operation of such provision, or if Administrative Agent notifies Borrower that the Required Banks request an amendment to any provision hereof for such purpose, in either case, regardless of whether any such notice is given before or after such change in GAAP or in the application of any such change, then such provision shall be interpreted on the basis of GAAP as in effect and applied for purposes of this Agreement immediately before such change shall have become effective.

“General Partner” means JBG SMITH Properties, a real estate investment trust organized and existing under the laws of the State of Maryland and the sole general partner of Borrower.

“General Partner’s Consolidated Financial Statements” means the consolidated balance sheet and related consolidated statements of operations, changes in equity and cash flows, and footnotes thereto, of General Partner, in each case prepared in accordance with GAAP and as filed with the SEC as SEC Reports.

“Good Faith Contest” means the contest of an item if: (1) the item is diligently contested in good faith, and, if appropriate, by proceedings timely instituted; (2) adequate reserves are established with respect to the contested item; (3) during the period of such contest, the enforcement of any contested item is effectively stayed; and (4) the failure to pay or comply with the contested item during the period of the contest could not reasonably be expected to result in a Material Adverse Change.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gross Book Value” means the undepreciated book value of assets comprising a business, determined in accordance with GAAP.

“Guaranteed Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Loan Party under any Specified Derivatives Contract (other than any Excluded Swap Obligation) and any Specified Cash Management Agreement.

“Guarantor” means any Person that is party to the Guaranty as a “Guarantor”.

“Guaranty” means the guaranty executed and delivered pursuant to Section 6.10 and substantially in the form of EXHIBIT C.

“Hazardous Materials” means any pollutant, effluents, emissions, contaminants, toxic or hazardous wastes or substances, as any of those terms are defined from time to time in or for the purposes of any relevant Environmental Law, including asbestos fibers and friable asbestos, polychlorinated biphenyls, and any petroleum or hydrocarbon-based products or derivatives.

“Incremental Increase” has the meaning specified in Section 2.16(c).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Initial Advance” means the first advance of proceeds of the Loans.

“Interest Expense” means, for any quarter, the consolidated interest expense, whether paid, accrued or capitalized (without deduction of consolidated interest income) of Borrower that is attributable to Borrower’s Pro Rata Share in its Consolidated Businesses in respect of Real Property Businesses, including, without limitation or duplication (or, to the extent not so included, with the addition of), (1) the portion of any rental obligation in respect of any Capital Lease obligation allocable to interest expense in accordance with GAAP; (2) the amortization of Debt discounts and premiums; (3) any payments or fees (other than upfront fees) with respect to interest rate swap or similar agreements; and (4) the interest expense and items listed in clauses (1) through (3) above applicable to each of the UJVs (to the extent not included above) multiplied by Borrower’s Pro Rata Share in the UJVs in respect of Real Property Businesses, in all cases as reflected in the most recent General Partner’s Consolidated Financial Statements, provided that there shall be excluded from Interest Expense capitalized interest covered by an interest reserve established under a loan facility (such as capitalized construction interest provided for in a construction loan). “Interest Expense” shall not include the non-cash portion of interest expense attributable to convertible Debt determined in accordance with ASC 470-20.

“Interest Period” means, as to any Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter, in each case as selected by the Borrower in its Notice of Borrowing or in connection with a Conversion or Continuation and subject to availability; provided that:

(a)the Interest Period shall commence on the date of advance of or conversion to any Term SOFR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;
(b)if any Interest Period would otherwise expire on a day that is not a Banking Day, such Interest Period shall expire on the next succeeding Banking Day; provided that if any Interest Period would otherwise expire on a day that is not a Banking Day but is a day of the month after which no further Banking Day occurs in such month, such Interest Period shall expire on the immediately preceding Banking Day;
(c)any Interest Period that begins on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Banking Day of the relevant calendar month at the end of such Interest Period;
(d)no Interest Period shall extend beyond the Maturity Date, as applicable, and Interest Periods shall be selected by the Borrower so as to permit the Borrower to make the quarterly principal installment payments pursuant to Section 2.10 without payment of any amounts pursuant to Section 3.05; and
(e)no tenor that has been removed from this definition pursuant to Section 3.10(c)(iv) shall be available for specification in any Notice of Borrowing or in connection with a Conversion or Continuation.

“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).

“Investment Grade Pricing Period” means the period commencing on the date specified by Borrower in an irrevocable written notice to Administrative Agent and the Banks after Borrower obtains an Investment Grade Rating from Moody’s or S&P.

“Investment Grade Rating” means a Credit Rating of BBB- (or equivalent) or higher from S&P or Baa3 (or equivalent) or higher from Moody’s.

“IRS” means the United States Internal Revenue Service.

“JBG SMITH Businesses” means, at any time, the General Partner, the Borrower, the Consolidated Businesses and the Borrower’s Pro Rata Share of Real Property UJVs.

“KPI 1 (Renewable Energy Procurement)” shall mean, for any Reference Year, the measurement of the amount of JBG SMITH Businesses’ electricity for such Reference Year that is procured from (a) onsite solar generation at the JBG SMITH Businesses’ Real Property Assets and/or (b) power purchase agreements (whether physical, virtual or retail, or any combination thereof) with respect to renewable energy projects, expressed as a percentage of the aggregate JBG SMITH Businesses’ paid electric consumption for such Reference Year, and determined on a basis consistent with the determination of the KPI 1 Targets as of the Closing Date, as reported on the applicable Pricing Certificate pursuant to Section 1.08(f) and certified in the related Sustainability Metric Auditor Report for such Reference Year.  For the avoidance of doubt, KPI 1 (Renewable Energy Procurement) shall be determined, with respect to any Real Property UJV, to include only the Borrower’s Pro Rata Share of such Real Property UJV’s onsite solar generation, power purchase agreement procurement and aggregate paid electric consumption for the applicable Reference Year.

“KPI 1 Applicable Margin Adjustment Amount” means, with respect to any period between Sustainability Pricing Adjustment Dates, with respect to Daily SOFR Loans, Term SOFR Loans and Base Rate Loans:

(a)	negative 0.01%, if the KPI 1 (Renewable Energy Procurement) for the applicable Reference Year as set forth in the Pricing Certificate for such Reference Year is greater than or equal to the KPI 1 Target for such Reference Year; and
(b)	0.00%, if (A) the KPI 1 (Renewable Energy Procurement) for the applicable Reference Year as set forth in the Pricing Certificate for such Reference Year is less than the KPI 1 Target for such Reference Year or (B) Borrower shall fail to deliver a Pricing Certificate (or omit to report the KPI 1 (Renewable Energy Procurement) on any Pricing Certificate or omit the Sustainability Metric Auditor Report) for such Reference Year on or prior to the date the Pricing Certificate is required to be delivered pursuant to Section 1.08(f).

“KPI 1 Target” means, with respect to any Reference Year, the KPI 1 Target for such Reference Year as set forth in the Sustainability Table.

“KPI 2 (Green Certification)” shall mean, for any Reference Year, the measurement of the aggregate in service square feet of the JBG SMITH Businesses that are a Real Property Business that has obtained certification from any of the following:  LEED, Energy Star, The Center for Active Design’s Fitwel rating program, International Living Future Institute (ILFI) Zero Carbon or Core Green Building certification program, or the Building Owners and Managers Association International’s BOMA 360 certification program, and determined on a basis consistent with the determination of the KPI 2 Targets as of the Closing Date, as reported on the applicable Pricing Certificate pursuant to Section 1.08(f) and certified in the related Sustainability Metric Auditor Report for such Reference Year.   For the avoidance of doubt, KPI 2 (Green Certification) shall be determined (i) for each Reference Year exclusive of the square footage the JBG SMITH Businesses identified to the Co-Sustainability Structuring Agents in writing on or prior to the Closing Date as subject to a potential sale, disposition or other transfer, and without regard to whether such sale, disposition or other transfer is or is not consummated in such Reference Year or any other Reference Year and (ii) with respect to any Real Property UJV, to include only the Borrower’s Pro Rata Share of such Real Property UJVs applicable square footage.

“KPI 2 Applicable Margin Adjustment Amount” means, with respect to any period between Sustainability Pricing Adjustment Dates, with respect to Daily SOFR Loans, Term SOFR Loans and Base Rate Loans:

(c)	negative 0.01%, if the KPI 2 (Green Certification) for the applicable Reference Year as set forth in the Pricing Certificate for such Reference Year is greater than or equal to the KPI 2 Target for such Reference Year; and
(d)	0.00%, if (A) the KPI 2 (Green Certification) for the applicable Reference Year as set forth in the Pricing Certificate for such Reference Year is less than the KPI 2 Target for such Reference Year or (B) Borrower shall fail to deliver a Pricing Certificate (or omit to report the KPI 2 (Green Certification) on any Pricing Certificate or omit the Sustainability Metric Auditor Report) for such Reference Year on or prior to the date the Pricing Certificate is required to be delivered pursuant to Section 1.08(f).

“KPI 2 Target” means, with respect to any Reference Year, the KPI 2 Target for such Reference Year as set forth in the Sustainability Table.

“KPI Metric Target” means each of the KPI 1 Target and KPI 2 Target.

“Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lead Arrangers” means Wells Fargo Securities, BofA Securities, Capital One, PNC Capital and Citizens, including, in each case, their respective designated affiliates.

“Leverage Pricing Period” means any period other than the Investment Grade Pricing Period.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment for collateral purposes, deposit arrangement, lien (statutory or other), or other security agreement or charge of any kind or nature whatsoever of any third party (excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

“Loan” means, with respect to each Bank, its Term Loans.

“Loan Documents” means this Agreement, the Notes, the Disbursement Instruction Agreement, the Solvency Certificate and any Guaranty.

“Loan Party” means Borrower and each Guarantor (if any).

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable (except as a result of a change of control or asset sale so long as any rights of the holder thereof upon the occurrence of any such event shall be subject to the prior payment in full of the Obligations and the termination of the Commitments), pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for stock that is not Mandatorily Redeemable Stock at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Debt or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for stock that is not Mandatorily Redeemable Stock and cash in lieu of fractional shares), in the case of each of clauses (a), (b) and (c) above, on or prior to the Maturity Date.

“Material Adverse Change” means either (1) a material adverse change in the status of the business, results of operations, financial condition, or property of General Partner, Borrower and their Subsidiaries taken as a whole or (2) any event or occurrence of whatever nature which is likely to have a material adverse effect on the ability of Borrower and the other Loan Parties taken as a whole to perform their obligations under the Loan Documents.

“Maturity Date” means January 13, 2028.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Borrower or General Partner or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Debt of the Person owning such asset or any other Person (unless such prohibition does not apply to Liens securing the Obligations); provided, however, that (i) an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, (ii) an agreement relating to Unsecured Indebtedness containing restrictions substantially similar to, or taken as a whole, not more restrictive than, the restrictions contained in the Loan Documents (as determined by Borrower in good faith), (iii) Permitted Transfer Restrictions and (iv) Permitted Sale Restrictions, in each case, shall not constitute a Negative Pledge.

“Net Equity Value” means, at any time, the total assets of the applicable business less the total liabilities of such business less the amounts attributable to the minority interest in such business, in each case as determined on a consolidated basis, in accordance with GAAP, subject to the last sentence of the definition of Capitalization Value.

“Non-Consenting Bank” means any Bank that does not approve any consent, approval, amendment or waiver that (a) requires the consent of all Banks or all adversely affected Banks in accordance with the terms of Section 12.02 and (b) has been approved by the Required Banks.

“Note” and “Notes” have the respective meanings specified in Section 2.09.

“Notice of Borrowing” means a notice substantially in the form of EXHIBIT G (or such other form reasonably acceptable to Administrative Agent and containing the information required in the Exhibit) to be delivered to Administrative Agent pursuant to Section 2.04 evidencing Borrower’s request for the borrowing of any Loan.

“Obligations” means each and every obligation, covenant and agreement of Borrower and each other Loan Party, now or hereafter existing, contained in this Agreement, and any of the other Loan Documents, whether for principal, reimbursement obligations, interest, fees, expenses, indemnities or otherwise, and any amendments or supplements thereto, extensions or renewals thereof or replacements therefor, including but not limited to all indebtedness, obligations and liabilities of Borrower or another Loan Party to Administrative Agent and any Bank now existing or hereafter incurred under or arising out of or in connection with the Notes, this Agreement, the other Loan Documents, and any documents or instruments executed in connection therewith, in each case, whether direct or indirect, joint or several, absolute or contingent, liquidated or unliquidated, now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, and including all indebtedness of Borrower under any instrument now or hereafter evidencing or securing any of the foregoing.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Investment” means a Consolidated Business or UJV that does not own primarily Real Property Assets or publicly traded securities, including, without limitation, those entities more particularly set forth on Schedule 2 attached hereto.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07).

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Parent Entity” has the meaning specified in Section 7.04.

“Participant” has the meaning specified in Section 12.05(d).

“Participant Register” has the meaning specified in Section 12.05(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Recipient” has the meaning assigned thereto in Section 12.27(a).

“Payor” has the meaning specified in Section 10.12.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Periodic Term SOFR Determination Day” has the meaning assigned thereto in the definition of “Term SOFR”.

“Permitted Sale Restrictions” means obligations, encumbrances or restrictions contained in any Real Property Business or Real Property Asset sale agreement restricting the creation of Liens on, or the sale, transfer or other disposition of Equity Interests or property that is subject to, such Real Property Business or Real Property Asset pending such sale; provided that the encumbrances and restrictions apply only to the Subsidiary or assets that are subject to such Real Property Business or Real Property Asset.

“Permitted Transfer Restrictions” means (a) reasonable and customary restrictions on transfer, mortgage liens, pledges and changes in beneficial ownership arising under management agreements and ground leases entered into in the ordinary course of business (including in connection with any acquisition or development of any applicable Real Property Asset, without regard to the transaction value), including rights of first offer or refusal arising under such agreements and leases, in each case, that limit, but do not prohibit, sale or mortgage transactions, (b) reasonable and customary obligations, encumbrances or restrictions contained in agreements not constituting Debt entered into with limited partners or members of Borrower or of any other Subsidiary of General Partner imposing obligations in respect of contingent obligations to make any tax “make whole” or similar payment arising out of the sale or other transfer of assets reasonably related to such limited partners’ or members’ interest in Borrower or such Subsidiary pursuant to “tax protection” or other similar agreements, and (c) customary major decision rights in favor of partners or co-investors requiring approvals of transfers, mortgage liens, pledges and changes in beneficial ownership in the ordinary course of business.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, Governmental Authority or other entity of whatever nature.

“Plan” means any employee benefit or other plan (other than a Multiemployer Plan) established or maintained, or to which contributions have been or are required to be made, by Borrower or General Partner or any ERISA Affiliate and which is covered by Title IV of ERISA or to which Section 412 of the Code applies.

“PNC Capital” means PNC Capital Markets LLC.

“presence”, when used in connection with any Environmental Discharge or Hazardous Materials, means and includes presence, generation, manufacture, installation, treatment, use, storage, handling, repair, encapsulation, disposal, transportation, spill, discharge and release.

“Pricing Certificate” means a certificate substantially in the form of Exhibit H executed by an officer of Borrower setting forth in reasonable detail the calculation of KPI 1 (Renewable Energy Procurement), KPI 2 (Green Certification) and the Sustainability Margin Adjustment, in each case, for the Reference Year covered thereby, and attaching an applicable Sustainability Metric Auditor Report with respect to KPI 1 (Renewable Energy Procurement) and/or KPI 2 (Green Certification) for such Reference Year.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Bank then acting as Administrative Agent as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.  The parties hereto acknowledge that the rate announced publicly by the Bank acting as Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principals” means the trustees, executive officers and directors of Borrower (other than General Partner) or of General Partner at any applicable time.

“Pro Rata Share” means, with respect to each Bank, with respect to the Term Loans, a fraction the numerator of which is the sum of (i) such Bank’s unused Commitment and (ii) the aggregate outstanding principal amount of such Bank’s Term Loans and the denominator of which is the unused Total Commitments and aggregate outstanding principal amount of the Term Loans of all Banks (or, after advancing all of the Term Loans or if the Commitments have terminated or reduced to zero, a fraction the numerator of which is the principal amount of such Bank’s outstanding Term Loans and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Banks); provided that, in each case, in the case of Section 12.20 when a Defaulting Lender shall exist, “Pro Rata Share” shall disregard any Defaulting Lender’s Commitment and outstanding Loans.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QI” has the meaning given that term in the definition of “1031 Property”.

“Qualified Institution” means a Bank, or one or more banks, finance companies, insurance or other financial institutions which (A) has (or, in the case of a banking institution which is a subsidiary, such banking institution’s parent has) a rating of its senior debt obligations of not less than BBB+ by S&P or Baal by Moody’s or a comparable rating by a rating agency reasonably acceptable to Administrative Agent and (B) has (or, in the case of a banking institution which is a subsidiary, such banking institution’s parent has) total assets in excess of Ten Billion Dollars ($10,000,000,000), but shall exclude any natural person (or a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof), any Defaulting Lender and Borrower or any of its Affiliates.

“Rating Agency” means S&P, Moody’s, Fitch or any other nationally recognized securities rating agency selected by Borrower and approved by Administrative Agent in writing.

“Real Property Asset” means an asset from which income is, or upon completion expected by Borrower to be, derived predominantly from contractual rent payments under leases with unaffiliated third party tenants, hotel operations, tradeshow operations or leasing commissions and management and development fees, and shall include those investments in mortgages and mortgage participations owned by Borrower as to which Borrower has demonstrated to Administrative Agent, in Administrative Agent’s reasonable discretion, that Borrower has control of the decision-making functions of management and leasing of such mortgaged properties, has control of the economic benefits of such mortgaged properties, and holds the right to acquire such mortgaged properties.

“Real Property Business” means a Consolidated Business or UJV that is primarily engaged in the ownership, operation, leasing, management or development of or investment in a Real Property Asset.

“Real Property UJV” means a UJV that is a Real Property Business.

“Recipient” means Administrative Agent and any Bank, as applicable.

“Recourse” means, with reference to any obligation or liability, any liability or obligation that is not Without Recourse to the obligor thereunder, directly or indirectly. For purposes hereof, a Person shall not be deemed to be “indirectly” liable for the liabilities or obligations of an obligor solely by reason of the fact that such Person has an ownership interest in such obligor, provided that such Person is not otherwise legally liable, directly or indirectly, for such obligor’s liabilities or obligations (e.g., by reason of a guaranty or contribution obligation, by operation of law or by reason of such Person being a general partner of such obligor). A guaranty of Debt issued by Borrower or General Partner (as distinguished from a Subsidiary) shall be Recourse, but a guaranty for completion of improvements in connection with Debt shall be deemed Without Recourse, unless and except to the extent of a claim made under such guaranty that remains unpaid.

“Reference Year” means, with respect to any Pricing Certificate, the calendar year ending immediately prior to the date of such Pricing Certificate.

“Refinancing Mortgage” has the meaning specified in Section 12.21.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time, or any similar Law from time to time in effect.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time, or any similar Law from time to time in effect.

“Regulatory Change” means the occurrence after the date of this Agreement or, with respect to any Bank, such later date on which such Bank becomes a party to this Agreement, of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Bank (or, for purposes of Section 3.06, by any lending office of such Bank or by such Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Regulatory Change,” regardless of the date enacted, adopted or issued, provided, however, that if the applicable Bank shall have implemented changes prior to the Closing Date in response to any such requests, rules, guidelines or directives, then the same shall not be deemed to be a Regulatory Change with respect to such Bank.

“REIT” means a “real estate investment trust,” as such term is defined in Section 856 of the Code.

“Related Party Transaction Policy” means that certain Related Party Transaction Policy adopted by the Board of Trustees of General Partner on or prior to the Closing Date, in the form provided to Administrative Agent and the Banks on or prior to the Closing Date.

“Relevant Documents” has the meaning specified in Section 11.02.

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

“Replacement Bank” has the meaning specified in Section 3.07.

“Replacement Notice” has the meaning specified in Section 3.07.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived by the PBGC.

“Required Banks” means, as of any date, Banks having at least 51% of the sum of (a) the aggregate amount of the unused Total Commitments plus (b) the aggregate outstanding principal amount of the Term Loans; provided, however, that if the Commitments have been terminated or reduced to zero, the “Required Banks” shall be the Banks holding at least 51% of the aggregate outstanding principal amount of the Term Loans (excluding, however, any Defaulting Lender).

“Required Payment” has the meaning set forth in Section 10.12.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, chief financial officer or chief accounting officer of General Partner.

“Restricted Payment” means (1) any dividend or other distribution, direct or indirect, on account of any Equity Interest of Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Interests to the holders of that class; (2) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of Borrower or any of its Subsidiaries now or hereafter outstanding; and (3) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Borrower or any of its Subsidiaries now or hereafter outstanding.

“S&P” means Standard & Poor’s Rating Service, a division of S&P Global Inc. and any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person controlled or directly or indirectly 50% or more owned by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury, or other relevant sanctions authority with jurisdiction over the Administrative Agent, any Lender or the Borrower.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SEC Reports” means the reports required to be delivered to the SEC pursuant to the Exchange Act.

“Secured Indebtedness” means, at any time, that portion of Total Outstanding Indebtedness that is not Unsecured Indebtedness.

“Secured Indebtedness Adjustment” has the meaning set forth in Section 8.05.

“Securities Act” means the Securities Act of 1933 (15 U.S.C. § 77 et seq.).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means any Loan bearing interest at a rate based on Term SOFR as provided in Section 2.07.

“Solvency Certificate” means a certificate in substantially the form of EXHIBIT D, to be delivered by Borrower pursuant to the terms of this Agreement.

“Solvent” means, when used with respect to any Person, that (1) the fair value of the property of such Person, on a going concern basis, is greater than the total amount of liabilities (including, without limitation, contingent liabilities) of such Person; (2) the present fair saleable value of the assets of such Person, on a going concern basis, is not less than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured; (3) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; (4) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged; and (5) such Person has sufficient resources, provided that such resources are prudently utilized, to satisfy all of such Person’s obligations. Contingent liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Cash Management Agreement” means any Cash Management Agreement that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between or among any Loan Party and any Specified Cash Management Bank, and which was not prohibited by any of the Loan Documents when made or entered into.

“Specified Cash Management Bank” means any Person that (a) at the time it enters into a Cash Management Agreement with a Loan Party, is a Bank or an Affiliate of a Bank or (b) at the

time it (or its Affiliate) becomes a Bank (including on the Closing Date), is a party to a Cash Management Agreement with a Loan Party, in each case in its capacity as a party to such Cash Management Agreement.

“Specified Derivatives Contract” means any Derivatives Contract that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between or among any Loan Party and any Specified Derivatives Provider, and which was not prohibited by any of the Loan Documents when made or entered into.

“Specified Derivatives Provider” means any Person that (a) at the time it enters into a Specified Derivatives Contract with a Loan Party, is a Bank or an Affiliate of a Bank or (b) at the time it (or its Affiliate) becomes a Bank (including on the Closing Date), is a party to a Specified Derivatives Contract with a Loan Party, in each case in its capacity as a party to such Specified Derivatives Contract.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other entity, fifty percent (50%) or more of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which are owned, directly or indirectly, by that Person or by one or more other Subsidiaries of that Person and over which that Person or one or more other Subsidiaries of that Person exercise sole control. For the purposes of this definition, “voting stock” means stock having voting power for the election of directors or trustees, as the case may be, whether at all times or only so long as no senior class of stock has voting power for the election of directors or trustees by reason of any contingency, and “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Sustainability Margin Adjustment” means with respect to any Pricing Certificate for any period between Sustainability Pricing Adjustment Dates, an amount (whether negative or zero), expressed as a percentage, equal to the sum of (i) the KPI 1 Applicable Margin Adjustment Amount and (ii) the KPI 2 Applicable Margin Adjustment Amount.

“Sustainability Metric Auditor” means an internationally recognized “big four” auditing firm or a reputable sustainability assurance provider reasonably satisfactory to Administrative Agent and the Co-Sustainability Structuring Agents.

“Sustainability Metric Auditor Report” means a report of the Sustainability Metric Auditor or an externally verified report reasonably acceptable to Administrative Agent, which report shall certify or provide assurance as to the data used for the calculation of the KPI 1 (Renewable Energy Procurement) and/or the KPI 2 (Green Certification) for the applicable Reference Year.

“Sustainability Pricing Adjustment Date” has the meaning specified in Section 1.08(a).

“Sustainability Table” means the Sustainability Table set forth on Schedule 1.08.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Syndication Agent” means Bank of America.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning specified in Section 2.01(d).

“Term Loan Note” has the meaning specified in Section 2.09.

“Term Loans” means, with respect to each Bank, its Term Loans.

“Term SOFR” means,

(a)for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Banking Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Banking Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Banking Day is not more than three (3) U.S. Government Securities Banking Days prior to such Periodic Term SOFR Determination Day, and
(b)for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Banking Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Banking Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Banking Day is not more than three (3) U.S. Government Securities Banking Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Adjustment” means, for any calculation with respect to a Base Rate Loan or a SOFR Loan, 0.10% per annum for each type of such Loan.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Term SOFR Loan” means a Loan denominated in Dollars, the rate of interest applicable to which is based upon Adjusted Term SOFR.

“Total Commitment” means an amount equal to the aggregate amount of all Commitments.  The initial Total Commitment is $400,000,000.

“Total Outstanding Indebtedness” means, at any time, without duplication, the sum of Debt of Borrower, Borrower’s Pro Rata Share of Debt in respect of Consolidated Businesses, and any Debt of UJVs to the extent Recourse to Borrower, as determined on a consolidated basis in accordance with GAAP.

“UJVs” means, at any time, (1) investments of Borrower that are accounted for under the equity method in the most recent General Partner’s Consolidated Financial Statements prepared in accordance with GAAP and (2) investments of Borrower in which Borrower owns less than 50% of the Equity Interests and that are consolidated in the most recent General Partner’s Consolidated Financial Statements prepared in accordance with GAAP.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” means, in relation to a Bank or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Bank or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed, so long as such appointment does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank.

“Unencumbered Assets” means, collectively, assets, reflected in the most recent General Partner’s Consolidated Financial Statements, owned in whole or in part, directly or indirectly, by Borrower and not subject to any Lien to secure all or any portion of Secured Indebtedness or to any Negative Pledge, and assets of Consolidated Businesses and UJVs which are not subject to any Lien to secure all or any portion of Secured Indebtedness or to any Negative Pledge.  Notwithstanding the foregoing, a 1031 Property may constitute an Unencumbered Asset so long as: (I) such Real Property Asset is owned in fee simple by, or is subject to a ground lease to, the applicable EAT (or a combination of such fee simple ownership and being subject to a ground lease); (II) such Real Property Asset is located in the United States; (III) Borrower or a Wholly Owned Subsidiary thereof (a) leases such 1031 Property from the applicable EAT (or Wholly Owned Subsidiary thereof, as applicable) and (b) manages such 1031 Property or such Real Property Asset is subject to a third-party management agreement, as applicable; (IV) Borrower or a Wholly Owned Subsidiary or Subsidiaries thereof is obligated to purchase such 1031 Property (or Wholly Owned Subsidiary or Subsidiaries of the applicable EAT that owns such 1031 Property) from the applicable EAT (or such Wholly Owned Subsidiary or Subsidiaries of the EAT, as applicable) (other than in circumstances where the 1031 Property is disposed of by Borrower or any Subsidiary); (V) the applicable EAT is obligated to transfer such 1031 Property (or its Wholly Owned Subsidiary or Subsidiaries that owns such 1031 Property, as applicable) to Borrower or a Wholly Owned Subsidiary thereof, directly or indirectly (including through a QI); (VI) the applicable EAT (or Wholly Owned Subsidiary or Subsidiaries thereof that owns such 1031 Property, as applicable) acquired such 1031 Property with the proceeds of a loan made by Borrower or a Wholly Owned Subsidiary which loan is secured either by a mortgage on such 1031 Property and/or a pledge of all of the Equity Interests of the applicable Wholly Owned Subsidiary or Subsidiaries of an EAT that owns such 1031 Property, as applicable; and (VII) neither such 1031 Property nor, if such Real Property Asset is owned or leased by a Subsidiary, any of Borrower’s direct or indirect ownership interests in such Subsidiary, is subject to any liens, claims, or restrictions on transferability or assignability of any kind other than (A) pursuant to Permitted Transfer Restrictions or Permitted Sale Restrictions or as permitted pursuant to clause (V) above, (B) the Lien of any mortgage or pledge referred to in the preceding clause (VI), or (C) a Negative Pledge binding on the EAT in favor of Borrower or a Wholly Owned Subsidiary.  In no event shall a 1031 Property qualify as an Unencumbered Asset for a period in excess of 180 days after the date the applicable EAT (or Wholly Owned Subsidiary or Subsidiaries thereof, as applicable) acquired ownership of such Real Property Asset (or, if such 180 day period is subject to extension under the Code (including any Treasury Regulations), then such period as extended).

“Unencumbered Combined EBITDA” means that portion of Combined EBITDA attributable to Unencumbered Assets; provided that Unencumbered Combined EBITDA shall include only general and administrative expenses that are attributable to the management and operation of the Unencumbered Assets in accordance with GAAP and shall not include any corporate general and administrative expenses of Borrower, General Partner, Consolidated Businesses or UJVs (e.g., salaries of corporate officers).

“Unfunded Current Liability” of any Plan means the amount, if any, by which the actuarial present value of accumulated plan benefits as of the close of its most recent plan year, based upon the actuarial assumptions used by such Plan’s actuary in the most recent annual valuation of such Plan, exceeds the Fair Market Value of the assets allocable thereto, determined in accordance with Section 412 of the Code.

“Unrestricted Cash and Cash Equivalents” means Cash or Cash Equivalents owned by Borrower, and Borrower’s Pro Rata Share of any Cash or Cash Equivalents owned by any Consolidated Businesses or UJV, that are not subject to any pledge, lien or control agreement, less amounts placed with third parties as deposits or security for contractual obligations; provided, that Unrestricted Cash and Cash Equivalents shall (a) not exclude Cash and Cash Equivalents subject to customary rights of set-off and statutory or common law provisions relating to bankers’ liens, and (b) include Cash and Cash Equivalents representing the proceeds from the sale of an asset (the “Disposed Asset”; it being understood that no Disposed Asset shall constitute a Real Property Asset from and after the date of such sale), which proceeds have been escrowed for a period not in excess of 180 days in anticipation of the acquisition of a 1031 Property, net of related tax obligations for the cancellation of such acquisition and transaction costs and expenses related thereto; provided that to the extent the amount of Unrestricted Cash and Cash Equivalents attributable to this clause (b) shall exceed 50% of the aggregate Unrestricted Cash and Cash Equivalents, such excess shall be excluded.

“Unsecured Indebtedness” means, at any time, Total Outstanding Indebtedness that is not secured by a lien (except any Refinancing Mortgage) on assets of Borrower, a Consolidated Business or a UJV, as the case may be.

“Unsecured Indebtedness Adjustment” has the meaning set forth in Section 8.04.

“Unsecured Indebtedness Subsidiary” means any Subsidiary of Borrower that is a borrower or a guarantor, or otherwise has a payment obligation in respect of, any Unsecured Indebtedness (other than (a) subordinated intercompany Debt owing to General Partner, (b) intercompany Debt between or among any of Borrower and its Subsidiaries, and (c) Debt of any non-Wholly Owned Subsidiary the incurrence of which was not subject to the Control or affirmative consent of Borrower or any of its Subsidiaries; provided, however, that any non-Wholly Owned Subsidiary of Borrower that guarantees Unsecured Indebtedness of General Partner or any Wholly Owned Subsidiary as described in this definition shall be an Unsecured Indebtedness Subsidiary).

“Unsecured Interest Expense” means, for any quarter, Borrower’s Pro Rata Share of Interest Expense attributable to Total Outstanding Indebtedness constituting Unsecured Indebtedness.

“U.S. Bank” means U.S. Bank National Association.

“U.S. Government Securities Banking Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Section 1.04, Article II and Section 3.10, in each case, such day is also a Banking Day.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 10.13(f)(ii)(B)(3).

“Wells Fargo” means Wells Fargo Bank, National Association.

“Wells Fargo Securities” means Wells Fargo Securities LLC.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than (x) in the case of a corporation, directors’ qualifying shares and (y) solely for purposes of Section 9.01(16), in the case of a Subsidiary which is qualified as a real estate investment trust, Equity Interests issued to not more than 125 separate Persons solely in order to satisfy the requirements for such qualification) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withholding Agent” means any Loan Party and Administrative Agent.

“Without Recourse” means, with reference to any obligation or liability, any obligation or liability for which the obligor thereunder is not liable or obligated other than as to its interest in a designated asset or assets only, subject to such exceptions to the non-recourse nature of such obligation or liability (such as, but not limited to, fraud, misappropriation, misapplication and environmental indemnities), as are usual and customary in like transactions involving institutional lenders at the time of the incurrence of such obligation or liability, and including any guaranty for completion of improvements in connection with Debt, unless and except to the extent of a claim made under such guaranty that remains unpaid.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02.  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and, except as otherwise provided herein, all financial data required to be delivered hereunder shall be prepared in accordance with GAAP.
SECTION 1.03.  Computation of Time Periods.  Except as otherwise provided herein, in this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and words “to” and “until” each means “to but excluding”.
SECTION 1.04.  Rules of Construction.  When used in this Agreement: (1) “or” is not exclusive; (2) a reference to a Law includes any amendment or modification to such Law; (3) a reference to a Person includes its permitted successors and permitted assigns; (4) except as provided otherwise, all references to the singular shall include the plural and vice versa; (5) except as provided in this Agreement, a reference to an agreement, instrument or document shall include such agreement, instrument or document as the same may be amended, modified or supplemented from time to time in accordance with its terms and as permitted by the Loan Documents; (6) all references to Articles, Sections, Schedules and Exhibits shall be to Articles, Sections, Schedules and Exhibits of this Agreement unless otherwise indicated; (7) all Exhibits to this Agreement shall be incorporated into this Agreement; and (8) unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means an Affiliate of Borrower.  Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.  Unless otherwise indicated, (a) all references to time are references to New York City time and (b) when any date specified herein as the due date for a payment, notice or other deliverable is not a Banking Day, such due date shall be extended to the next following Banking Day.
SECTION 1.05.  Financial Covenant Calculations.  The calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Therefore, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount.  Notwithstanding anything in this Agreement to the contrary, the financial covenants shall ignore the adoption of ASU 2016-02 such that Capital Leases shall specifically exclude any operating leases under GAAP as in effect on the Closing Date and upon the adoption of ASU 2016-02.
SECTION 1.06. Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
SECTION 1.07. Rates.  The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR, Adjusted Floating Overnight Daily SOFR Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.10(c), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, Adjusted Floating Overnight Daily SOFR Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes.  The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Adjusted Term SOFR, Adjusted Floating Overnight Daily SOFR Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Adjusted Term SOFR, Adjusted Floating Overnight Daily SOFR Rate, or

Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 1.08. Sustainability Adjustments.
(a)Following the date on which Borrower provides a Pricing Certificate (together with the applicable Sustainability Metric Auditor Report) in respect of the most recently ended Reference Year, the Applicable Margin shall be adjusted, as applicable, pursuant to the Sustainability Margin Adjustment as set forth in such Pricing Certificate. For purposes of the foregoing, (i) the Sustainability Margin Adjustment shall be determined as of the first day of the first month immediately following receipt by Administrative Agent of a Pricing Certificate delivered pursuant to Section 1.08(f) based upon the KPI 1 (Renewable Energy Procurement) and KPI 2 (Green Certification) for the applicable Reference Year set forth in such Pricing Certificate and the calculations of the Sustainability Margin Adjustment, therein (such day, the “Sustainability Pricing Adjustment Date”) and (ii) each change in the Applicable Margin resulting from a Pricing Certificate (or the non-delivery or delivery of an incomplete Pricing Certificate) shall be effective during the period commencing on and including the applicable Sustainability Pricing Adjustment Date and ending on the date immediately preceding the next such Sustainability Pricing Adjustment Date (or, in the case of non-delivery or delivery of an incomplete Pricing Certificate, the last day such Pricing Certificate could have been delivered pursuant to the terms of Section 1.08(f)).
(b)For the avoidance of doubt, only one Pricing Certificate may be delivered in respect of any Reference Year.  It is further understood and agreed that the Term SOFR Spread and Daily SOFR Spread and the Base Rate Spread will never be reduced by more than 0.02% in the aggregate pursuant to the Sustainability Margin Adjustment during any calendar year.  For the avoidance of doubt, any adjustment to the Applicable Margin by reference to the KPI Metric Targets in any year shall not be cumulative year-over-year.  Each applicable adjustment shall only apply until the date on which the next adjustment is due to take place.
(c)It is hereby understood and agreed that if no such Pricing Certificate is delivered, or any Pricing Certificate shall be incomplete and fail to include the KPI 1 (Renewable Energy Procurement) or the KPI 2 (Green Certification) for the applicable Reference Year, within the period set forth in Section 1.08(f), the Sustainability Margin Adjustment will be made to the Applicable Margin commencing on the last day such Pricing Certificate could have been delivered pursuant to the terms of Section 1.08(f).
(d)If (i)(A) Borrower or any Bank becomes aware of any material inaccuracy in the Sustainability Margin Adjustment, the KPI 1 (Renewable Energy Procurement) or the KPI 2 (Green Certification) as reported in a Pricing Certificate (any such material inaccuracy, a “Pricing Certificate Inaccuracy”) and, in the case of any Bank, such Bank delivers, not later than ten (10) Business Days after obtaining knowledge thereof, a written notice to Administrative Agent describing such Pricing Certificate Inaccuracy in reasonable detail (which description shall be shared with each Bank and Borrower), or (B) Borrower and the Banks agree that there was a Pricing Certificate Inaccuracy at the time of delivery of a Pricing Certificate, and (ii) a proper calculation of the Sustainability Margin Adjustment, the KPI 1 (Renewable Energy Procurement) or the KPI 2 (Green Certification) would have resulted in no adjustment or a lesser adjustment, as applicable, to the Applicable Margin for any period, Borrower shall be obligated to pay to Administrative Agent for the account of the applicable Banks, as the case may be, promptly on demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under any Debtor Relief Laws, automatically and without further action by Administrative Agent, any Bank), but in any event within ten (10) Business Days after Borrower has received written notice of, or has agreed in writing that there was, a Pricing Certificate Inaccuracy, an amount equal to the excess of (1) the amount of interest and fees that should have been paid for such period over (2) the amount of interest and fees actually paid for such period.  The Borrower shall deliver written notice of any Pricing Certificate Inaccuracy to the Administrative Agent within ten (10) Business Days after obtaining knowledge thereof, which written notice shall describe such Pricing Certificate Inaccuracy in reasonable detail (and which description shall be shared with each Bank).

It is understood and agreed that any Pricing Certificate Inaccuracy shall not constitute a Default or Event of Default or otherwise result in the failure of any condition precedent to any advance or the issuance of any Letter of Credit; provided, that, Borrower complies with the terms of this Section 1.08(d) with respect to such Pricing Certificate Inaccuracy. Notwithstanding anything to the contrary herein, unless such amounts shall be due upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under any Debtor Relief Laws, (a) any additional amounts required to be paid pursuant to the immediate preceding paragraph shall not be due and payable until a written demand is made for such payment by Administrative Agent in accordance with such paragraph, (b) any nonpayment of such additional amounts prior to or concurrently with such demand for payment by Administrative Agent shall not constitute a Default (whether retroactively or otherwise) and (c) none of such additional amounts shall be deemed overdue prior to such a demand or shall accrue interest at the Default Rate pursuant to Section 2.07 prior to such a demand.

(e)Each party hereto hereby agrees that Administrative Agent shall have no responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by Borrower of any Sustainability Margin Adjustment (or any of the data or computations that are part of or related to any such calculation) set forth in any Pricing Certificate (and Administrative Agent may rely conclusively on any such certificate, without further inquiry).
(f)As soon as available and in any event within 180 days following the end of each calendar year (commencing with the calendar year ending December 31, 2022), Borrower may deliver a Pricing Certificate to Administrative Agent (and Administrative Agent shall promptly provide a copy to each Bank) for the most recently-ended Reference Year; provided, that, for any Reference Year Borrower may elect not to deliver a Pricing Certificate, and such election shall not constitute a Default or Event of Default (but such failure to so deliver a Pricing Certificate by the end of such 180-day period shall result in the Sustainability Margin Adjustment being applied as set forth in Section 1.08(c)).

ARTICLE II

THE LOANS
SECTION 2.01.  Term Loans.  (a) Subject to the terms and conditions of this Agreement, each Bank, severally and not jointly, agrees to make loans to Borrower as provided in this Article II.  Each Loan of each Bank shall be maintained at such Bank’s Applicable Lending Office.
(b)[Reserved].
(c)[Reserved].
(d)Each of the Banks severally agrees to make term loans to Borrower in Dollars in an amount not to exceed its respective unused Commitment, which term loans shall be (i) in an aggregate principal amount equal to $200,000,000 on the Closing Date (each such term loan by a Bank, an “Initial Term Loan”) and (ii) up to a maximum of six (6) advances in an aggregate prinicipal amount up to $200,000,000 during the Availability Period (such additional term loans, together with the Initial Term Loans, the “Term Loans”).  The Commitment of each Bank shall be reduced on a dollar-for-dollar basis concurrently with the making of any of its Term Loans.   Except to the extent otherwise expressly agreed in connection with any Incremental Increase pursuant to Section 2.16(c), any remaining unused Total Commitments shall automatically terminate at 5:00 p.m. (New York time) on the Final Availability Date.  Amounts repaid or prepaid in respect of the Term Loans may not be reborrowed.
(e)The obligations of the Banks under this Agreement are several, and no Bank shall be responsible for the failure of any other Bank to make any advance of a Loan to be made by such other Bank. However, the failure of any Bank to make any advance of each Loan to be made by it hereunder on the date specified therefor shall not relieve any other Bank of its obligation to make any advance of its Loans specified hereby to be made on such date.
SECTION 2.02.  [Reserved].
SECTION 2.03. [Reserved].
SECTION 2.04.  Advances, Generally.  The amount of each advance hereunder shall, subject to Section 2.13, be at least Twenty Million Dollars ($20,000,000) (unless less than Twenty Million Dollars ($20,000,000) is available for disbursement pursuant to the terms hereof at the time of any advance, in which case the amount of such advance shall be equal to such remaining availability) and in an integral multiple of One Hundred Thousand Dollars ($100,000).

Each advance shall be subject, in addition to the limitations and conditions applicable to advances of the Loans generally, to Administrative Agent’s receipt, in accordance with the timing requirements of Section 2.05 with respect to requests for advances, a Notice of Borrowing.

SECTION 2.05.  Procedures for Advances.  In the case of advances of Term Loans, Borrower shall submit to Administrative Agent a Notice of Borrowing for each advance, stating the date of the Loan, the amount of the Loan, the type of Loan and, in the case of Term SOFR Loans, the initial Interest Period for such Term SOFR Loans, no later than (a) in the case of advances of Base Rate Loans and Daily SOFR Loans, 12:00 p.m. (New York time) on the date which is the proposed date of such Base Rate Loan or Daily SOFR Loan, and (b) in the case of Term SOFR Loans, 12:00 p.m. (New York time) on the date which is three (3) U.S. Government Securities Banking Days prior to the date such Term SOFR is to be made. Not later than 11:30 a.m. (New York time) on the date of each advance (or 2:00 p.m. (New York time) in the case of a Base Rate Loan and a Daily SOFR Loan for which Borrower has made a Loan request on such date), each applicable Bank shall, through its Applicable Lending Office and subject to the conditions of this Agreement, make the amount to be advanced by it on such day available to Administrative Agent, at Administrative Agent’s Office and in immediately available funds for the account of Borrower.  The amount so received by Administrative Agent shall, subject to the conditions of this Agreement, be made available to Borrower, in immediately available funds, by Administrative Agent to an account designated by Borrower.
SECTION 2.06.  Interest Periods; Renewals.  In the case of the Term SOFR Loans, Borrower shall select an Interest Period in a Notice of Borrowing of any duration in accordance with the definition of Interest Period in Section 1.01, subject to the following limitations: (1) no Interest Period may extend beyond the applicable Maturity Date for that type of Loan; (2) if an Interest Period would end on a day which is not a U.S. Government Securities Banking Day, such Interest Period shall be extended to the next U.S. Government Securities Banking Day, unless such U.S. Government Securities Banking Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding U.S. Government Securities Banking Day; (3) [reserved]; and (4) only five (5) discrete segments of a Bank’s applicable Term Loans bearing interest at SOFR for a designated Interest Period pursuant to a particular Election, Conversion or Continuation, may be outstanding at any one time (each such segment of each Bank’s Term Loans corresponding to a proportionate segment of each of the other Banks’ applicable Term Loans).

Upon notice to Administrative Agent as provided in Section 2.14, Borrower may Continue any SOFR Loan on the last day of the Interest Period of the same or different duration in accordance with the limitations provided above.

The parties understand that during a Leverage Pricing Period the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Banks by Borrower (the “Borrower Information”).  If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by Borrower) at the time it was delivered to Administrative Agent, and if the applicable interest rate or fees calculated for any period during a Leverage Pricing Period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information.  Administrative Agent shall promptly notify Borrower in writing of any additional interest and fees due because of such recalculation, and Borrower shall pay such additional interest or fees due to Administrative Agent, for the account of each Bank, within 5 Banking Days of receipt of such written notice.  Any recalculation of interest or fees required by this provision shall survive for a period of one year following the termination of this Agreement, and this provision shall not in any way limit any of Administrative Agent’s or any Bank’s other rights under this Agreement.

SECTION 2.07.  Interest.  Borrower shall pay interest to Administrative Agent for the account of the applicable Bank, on the outstanding and unpaid principal amount of the Loans, at a rate per annum as follows: (1) for Base Rate Loans at a rate equal to the Base Rate plus the Applicable Margin; (2) for Term SOFR Loans at a rate equal to Adjusted Term SOFR plus the Applicable Margin; and (3) for Daily SOFR Loans at a rate equal to the Adjusted Floating Overnight Daily SOFR Rate plus the Applicable Margin. Any principal amount not paid when due (when scheduled, at acceleration or otherwise) shall bear interest thereafter, payable on demand, at the Default Rate and, with respect to any other Obligation that is not paid when due (when scheduled, at acceleration or otherwise), shall bear interest thereafter, payable on demand, at the Default Rate applicable to Base Rate Loans.

The interest rate on Base Rate Loans and Daily SOFR Loans shall change when the Base Rate or Adjusted Floating Overnight Daily SOFR Rate, as applicable, changes. Interest on Base Rate Loans, Term SOFR Loans and Daily SOFR Loans shall not exceed the maximum amount permitted under applicable law. Interest shall be calculated for the actual number of days elapsed on the basis of a year consisting of three hundred sixty (360) days, except interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as applicable.

Accrued interest shall be due and payable in arrears, (x) in the case of Base Rate Loans, on the first Banking Day of each calendar month, (y) in the case of Term SOFR Loans, at the expiration of the Interest Period applicable thereto, but no less frequently than once every three (3) months determined on the basis of the first (1st) day of the Interest Period applicable to the Loan in question and (z) in the case of Daily SOFR Loans, on the fifth (5th) U.S. Government Securities Banking Day of each calendar month for the preceding calendar month; provided, however, that interest accruing at the Default Rate shall be due and payable on demand.

SECTION 2.08.  Fees.  Borrower shall, commencing on the Closing Date, pay to Administrative Agent for the account of each Bank an unused fee equal to the product, computed on a daily basis, of (x) the unused portion of the Commitments then in effect and (y) the per annum rate of 0.150%, calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed.  The accrued unused fee shall be due and payable (i) in arrears on the first Banking Day of January, April, July and October of each year, commencing on the Closing Date, and upon (ii) the Final Availability Date (as may be accelerated) or earlier termination of the Commitments.
SECTION 2.09.  Notes; Due at Maturity.  At the request of a Bank, the Term Loans made by such Bank under this Agreement shall be evidenced by a promissory note of Borrower in the form of EXHIBIT B duly completed and executed by Borrower, in a principal amount equal to such Bank’s Commitment, payable to such Bank for the account of its Applicable Lending Office (each such note, as the same may hereafter be amended, modified, extended, severed, assigned, substituted, renewed or restated from time to time, including any substitute note pursuant to Section 3.07 or 12.05, a “Term Loan Note”).  A particular Bank’s Term Loan Note is referred to in this Agreement as such Bank’s “Note”; all such Term Loan Notes are referred to collectively in this Agreement as the “Notes”.

The Term Loans shall mature, and all outstanding principal and accrued interest and Obligations in respect thereof shall be paid in full, on the Maturity Date, or as the same may be accelerated in accordance with this Agreement.

The date, amount, interest rate, type and duration of Interest Periods (if applicable) of each Loan made by each Bank to Borrower, and each payment made on account of the principal thereof, shall be evidenced by one or more accounts or records maintained by such Bank and by Administrative Agent in the ordinary course of business.  The accounts or records maintained by Administrative Agent and each Bank shall be conclusive absent manifest error.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Bank and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

In connection with a Refinancing Mortgage, Borrower shall deliver to Administrative Agent, a mortgage note, payable to Administrative Agent for the account of the applicable Banks receiving the benefit of, and which shall be secured by, the applicable Refinancing Mortgage. Such note shall be in such form as shall be requested by Borrower, subject to Administrative Agent’s reasonable approval. Each reference in this Agreement to the “Notes” shall be deemed to refer to and include any or all of such mortgage notes, as the context may require.

SECTION 2.10.  Prepayments.

Without prepayment premium or penalty but subject to Section 3.05, Borrower may, upon same Banking Day’s notice to Administrative Agent in the case of the Base Rate Loans, upon at least one (1) U.S. Government Securities Banking Day’s notice to the Administrative Agent in the case of Daily SOFR Loans, and at least three (3) U.S. Government Securities Banking Days’ notice to Administrative Agent in the case of Term SOFR Loans, which notice shall have been received not later than 11:00 a.m. (New York time) on such applicable date, prepay in whole or in part any of the Term Loans; provided, that (1) any partial prepayment under the foregoing shall be in integral multiples of One Million Dollars ($1,000,000) and (2) each prepayment under the foregoing shall include, at Administrative Agent’s option, all interest accrued on the amount of principal prepaid to (but excluding) the date of prepayment.

SECTION 2.11.  Method of Payment.

Borrower shall make each payment under this Agreement and under the Notes not later than 1:00 p.m. (New York time) on the date when due in Dollars to Administrative Agent at Administrative Agent’s Office in immediately available funds, without condition or deduction for any counterclaim, defense, recoupment or setoff. Borrower shall deliver federal reference number(s) evidencing the applicable wire transfer(s) to Administrative Agent as soon as available thereafter on such day. Administrative Agent will thereafter, on the day of its receipt of each such payment(s), cause to be distributed to each Bank (1) such Bank’s appropriate share (based upon the respective outstanding principal amounts and interest due under the Loans of the Banks) of the payments of principal and interest in like funds for the account of such Bank’s Applicable Lending Office; and (2) fees payable to such Bank by Borrower in accordance with the terms of this

Agreement.  In the event Administrative Agent fails to pay such amounts to such Bank within one Banking Day of receipt of such amounts, Administrative Agent shall pay interest on such amounts until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect.

Except to the extent provided in this Agreement, whenever any payment to be made under this Agreement or under the Notes is due on any day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of the payment of interest and other fees, as the case may be.

SECTION 2.12.  Elections, Conversions or Continuation of Loans.

Subject to the provisions of Article III and Sections 2.06 and 2.13, Borrower shall have the right to Elect to have all or a portion of any advance of the Term Loans be Term SOFR Loans, to Convert Base Rate Loans or Daily SOFR Loans into Term SOFR Loans, to Convert Term SOFR Loans into Base Rate Loans or Daily SOFR Loans, or to Continue Term SOFR Loans as Term SOFR Loans, at any time or from time to time, provided that: (1) Borrower shall give Administrative Agent notice of each such Election, Conversion or Continuation as provided in Section 2.14; and (2) a Term SOFR Loan may be Continued or Converted only on the last day of the applicable Interest Period for such Term SOFR Loan.  Except as otherwise provided in this Agreement, each Election, Continuation and Conversion shall be applicable to each Bank’s applicable Loans in accordance with its Pro Rata Share of such Loans.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, Administrative Agent, at the request of the Required Banks, may require, by notice to Borrower, that (i) no outstanding Loan may be converted to or continued as a Term SOFR Loan and (ii) unless repaid, each Loan shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto.

SECTION 2.13.  Minimum Amounts.

With respect to the Term Loans as a whole, each Election and each Conversion thereof shall be in an amount at least equal to One Million Dollars ($1,000,000) and in integral multiples of One Hundred Thousand Dollars ($100,000) or such lesser amount as shall be available or outstanding, as the case may be.

SECTION 2.14.  Certain Notices Regarding Elections, Conversions and Continuations of Loans.

Notices by Borrower to Administrative Agent of Elections, Conversions and Continuations of Term SOFR Loans shall be irrevocable and shall be effective only if received by Administrative Agent not later than 11:00 a.m. (New York time) on the number of U.S. Government Securities Banking Days prior to the date of the relevant Election, Conversion or Continuation specified below:

Notice	Number of U.S. Government Securities Banking Days Prior
Conversions into or Continuances as Base Rate Loans or Daily SOFR Loans	Same U.S. Government Securities Banking Day

Elections of, Conversions into or Continuations as Term SOFR Loans	Three (3)

Promptly following its receipt of any such notice, Administrative Agent shall so advise the applicable Banks by facsimile. Each such notice of Election shall specify the portion of the amount of the advance that is to be SOFR Loans (subject to Section 2.13) and the duration of the Interest Period applicable thereto (subject to Section 2.06); each such notice of Conversion shall specify the SOFR Loans or Base Rate Loans to be Converted; and each such notice of Conversion or Continuation shall specify the date of Conversion or Continuation (which shall be a U.S. Government Securities Banking Day), the amount thereof (subject to Section 2.13) and the duration of the Interest Period applicable thereto (subject to Section 2.06). In the event that Borrower fails to Elect to have any portion of an advance of the Term Loans be SOFR Loans, the portion of such advance for which a SOFR Loan Election is not made shall constitute Base Rate Loans. Subject to the terms of the last sentence of Section 2.12, in the event that Borrower fails to Continue Term SOFR Loans within the time period and as otherwise provided in this Section, such Term SOFR Loans will be automatically Continued as Term SOFR Loans with an Interest Period of one month on the last day of the then current applicable Interest Period for such Term SOFR Loans.

SECTION 2.15.  Payments Generally.  If any Bank shall fail to make any payment required to be made by it pursuant to Section 10.05, then Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by Administrative Agent for the account of such Bank for the benefit of Administrative Agent to satisfy such Bank’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Bank under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by Administrative Agent in its discretion.
SECTION 2.16.  Changes of Commitments; Incremental Increases.
(a)At any time, Borrower shall have the right, without premium or penalty, to terminate any unused Commitments existing as of the date of such termination, in whole or in part, from time to time, provided that: (1) Borrower shall give notice of each such termination to Administrative Agent (which shall promptly notify each of the Banks holding such Commitments) no later than 10:00 a.m. (New York time) on the date which is three (3) U.S. Government Securities Banking Days prior to the effectiveness of such termination (it being understood that any notice of termination may be conditioned upon the consummation of any financing or acquisition or similar transaction and, to the extent such condition is not satisfied by the effective date specified therein, such notice of termination may be revoked or the effective date specified therein may be delayed); (2) (x) [reserved], (y) the Commitments of each of the Banks must be terminated (and, in the case of a partial termination, on a pro rata basis) simultaneously with those of the other Banks, and (z) [reserved]; and (3) each partial termination of the Commitments in the aggregate shall be in an integral multiple of One Million Dollars ($1,000,000).
(b)The Commitments, to the extent terminated pursuant to Section 2.16(a), may not be reinstated.

(c)Unless a Default or an Event of Default has occurred and is continuing, Borrower, by written notice to Administrative Agent, may request to increase the Commitment or enter into one or more tranches of term loans (each an “Incremental Increase”), in each case by/in an amount not less than Fifty Million Dollars ($50,000,000) per request and not more than Two Hundred Million Dollars ($200,000,000) in the aggregate (such that the aggregate outstanding principal amount of the Term Loans after any such Incremental Increase shall never exceed Six Hundred Million Dollars ($600,000,000)); provided that (a) any such request shall be accompanied by a certificate from Borrower confirming that the representations and warranties of Borrower and each other Loan Party contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of the requested Incremental Increase (except in those cases where such representation or warranty expressly relates to an earlier date or is qualified as to “materiality”, “Material Adverse Change” or similar language (which shall be true and correct in all respects as qualified therein) and except for changes in factual circumstances permitted hereunder), (b) any Bank which is a party to this Agreement prior to such request for an Incremental Increase, at its sole discretion, may elect to provide a portion of such Incremental Increase but shall not have any obligation to provide any portion of such Incremental Increase (and it being agreed and understood that Borrower or the arrangers of such Incremental Increase shall not be required to offer to or solicit from any existing Bank the opportunity to provide a portion of such Incremental Increase), and (c) to the extent that a Bank does not elect, or is not offered, to provide any part of a requested Incremental Increase, the Lead Arrangers shall use commercially reasonable efforts to locate additional Qualified Institutions willing to hold commitments for the requested Incremental Increase, and Borrower may also identify additional Qualified Institutions willing to hold commitments for the requested Incremental Increase; provided however that Administrative Agent and, in the case of an Incremental Increase in the aggregate Commitments, shall have the right to approve any such additional Qualified Institutions, which approval will not be unreasonably withheld or delayed.  In the event that the Banks or additional Qualified Institutions commit to any such Incremental Increase, the Commitments of the Banks shall be increased (as applicable), the Pro Rata Shares of the Banks shall be adjusted, new Notes shall be issued, Borrower shall make such borrowings and repayments as shall be necessary to effect the reallocation of the Loans so that the Loans are held by the Banks in accordance with their Pro Rata Shares after giving effect to such Incremental Increase, and other changes shall be made to the Loan Documents as may be necessary to reflect the aggregate amount, if any, by which the Banks or additional Qualified Institutions have agreed to increase their respective Commitments or make new Commitments in response to Borrower’s request for an Incremental Increase pursuant to this Section 2.16(c), in each case without the consent of the Banks other than those Banks providing such Incremental Increase. The fees payable by Borrower upon any such Incremental Increase shall be agreed upon by the Lead Arrangers and Borrower at the time of such increase.  Any Incremental Increase shall rank pari passu in right of payment with the applicable Loans hereunder.  In connection with any Incremental Increase pursuant to this Section 2.16, any Bank becoming a party hereto shall (1) execute such documents and agreements as Administrative Agent may reasonably request and (2) in the case of any Bank that is organized under the laws of a jurisdiction outside of the United States of America, provide to Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for Administrative Agent to comply with “know your customer” and Anti-Money Laundering Laws, including without limitation, the PATRIOT Act.

Notwithstanding the foregoing, nothing in this Section 2.16(c) shall constitute or be deemed to constitute an agreement by any Bank to increase its Commitment hereunder.

SECTION 2.17. [Reserved].
SECTION 2.18.  [Reserved].
SECTION 2.19.  Funds Transfer Disbursements.  Borrower hereby authorizes Administrative Agent to disburse the proceeds of any Loan made by the Banks or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of Borrower to any of the accounts designated in the Disbursement Instruction Agreement.
ARTICLE III

YIELD PROTECTION; ILLEGALITY; ETC.
SECTION 3.01.  Additional Costs.  Borrower shall pay directly to each Bank or other Recipient from time to time on demand such amounts as such Bank or other Recipient may reasonably determine to be necessary to compensate it for any increased costs which such Bank or other Recipient determines are attributable to its making or maintaining a Loan, or its obligation to make or maintain a Loan, or its obligation to Convert a Loan hereunder, or any reduction in any amount receivable by such Bank or other Recipient hereunder in respect of its Loan(s) or such obligations (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:
(1)subjects any Recipient to any Taxes (other than (A) Indemnified Taxes, and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(2)imposes or modifies any reserve, special deposit, liquidity, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the FRB, as amended and in effect from time to time)), or any commitment of such Bank (including such Bank’s Commitment hereunder); or
(3)imposes any other condition, cost or expense (other than Taxes) affecting this Agreement or the Notes (or any of such extensions of credit or liabilities).

Without limiting the effect of the provisions of the first paragraph of this Section, in the event that, by reason of any Regulatory Change, any Bank becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to Borrower (with a copy to Administrative Agent), the obligation of such Bank to permit Elections of, to Continue, or to Convert Base Rate Loans into, Term SOFR Loans or Daily SOFR

Loans shall be suspended (in which case the provisions of Section 3.04 shall be applicable) until such Regulatory Change ceases to be in effect.

The obligations of Borrower under this Section shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Commitments in respect of the period prior to such termination.

Determinations and allocations by a Bank for purposes of this Section of the effect of any Regulatory Change pursuant to the first or second paragraph of this Section, on its costs or rate of return of making or maintaining its Loan or portions thereof or on amounts receivable by it in respect of its Loan or portions thereof, and the amounts required to compensate such Bank under this Section, shall be included in a calculation of such amounts given to Borrower and shall be conclusive absent manifest error.

Notwithstanding anything contained in this Article III to the contrary, Borrower shall only be obligated to pay any amounts due under this Section 3.01 or under Section 3.06 if, and a Bank shall not exercise any right under this Section 3.01 or Sections 3.03, 3.04 or 3.06 unless, the applicable Bank is generally imposing a similar charge on, or otherwise similarly enforcing its agreements with, its other similarly situated borrowers. In addition, Borrower shall not be obligated to compensate any Bank under any such provision for any amounts attributable to any period which is more than 180 days prior to such Bank’s delivery of notice thereof to Borrower (except that if a Regulatory Change is retroactive, then such period shall be extended to include the period of retroactive effect, provided that such Bank delivered notice thereof to Borrower no later than 180 days after the date on which the Regulatory Change with such retroactive effect was made).

SECTION 3.02. [Reserved].
SECTION 3.03.  Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to honor its obligation to make or maintain a Term SOFR Loan or Daily SOFR Loan hereunder, to allow Elections or Continuations of a Term SOFR Loan or to Convert a Base Rate Loan into a Term SOFR Loan or Daily SOFR Loan, then such Bank shall promptly notify Administrative Agent and Borrower thereof and such Bank’s obligation to make or maintain a Term SOFR Loan or Daily SOFR Loan, or to permit Elections of, to Continue, or to Convert its Base Rate Loan into, a Term SOFR Loan or Daily SOFR Loan shall be suspended (in which case the provisions of Section 3.04 shall be applicable) until such time as such Bank may again make and maintain a Term SOFR Loan or Daily SOFR Loan.
SECTION 3.04.  Treatment of Affected Loans.  If the obligations of any Bank to make or maintain a Term SOFR Loan or a Daily SOFR Loan, or to permit an Election of a Term SOFR Loan or Daily SOFR Loan, to Continue its Term SOFR Loan, or to Convert its Base Rate Loan or Daily SOFR Loan into a Term SOFR Loan or Daily SOFR Loan, are suspended pursuant to Section 3.01 or 3.03 (each Term SOFR Loan or Daily SOFR Loan so affected being herein called an “Affected Loan”), such Bank’s Affected Loan shall be automatically Converted into a Base Rate Loan (or, in the case of an Affected Loan that is a Daily SOFR Loan, the interest rate thereon shall be converted to the rate applicable to Base Rate Loans) on the last day of the then current Interest

Period for the Affected Loan (or, in the case of a Conversion or conversion resulting from Section 3.03, on such earlier date as such Bank may specify to Borrower).

To the extent that such Bank’s Affected Loan has been so Converted (or the interest rate thereon so converted), all payments and prepayments of principal which would otherwise be applied to such Bank’s Affected Loan shall be applied instead to its Base Rate Loan (or to its Daily SOFR Loan bearing interest at the converted rate) and such Bank shall have no obligation to Convert its Base Rate Loan into a Term SOFR Loan or Daily SOFR Loan.

SECTION 3.05.  Certain Compensation.  Other than in connection with a Conversion of an Affected Loan, Borrower shall pay to Administrative Agent for the account of the applicable Bank, upon the request of such Bank through Administrative Agent which request includes a calculation of the amount(s) due, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense which such Bank reasonably determines is attributable to:
(1)any payment or prepayment of a Term SOFR Loan made by such Bank, or any Conversion of a Term SOFR Loan made by such Bank, in any such case on a date other than the last day of an applicable Interest Period, whether by reason of acceleration or otherwise;
(2)any failure by Borrower for any reason to Convert a Term SOFR Loan or a Base Rate Loan or to Continue a Term SOFR Loan, as the case may be, to be Converted or Continued by such Bank on the date specified therefor in the relevant notice under Section 2.14;
(3)any failure by Borrower to borrow (or to qualify for a borrowing of) a Term SOFR Loan which would otherwise be made hereunder on the date specified in the relevant Election notice under Section 2.14; or
(4)any failure by Borrower to prepay a Term SOFR Loan on the date specified in a notice of prepayment.

Without limiting the foregoing, such compensation shall include an amount equal to the present value (using as the discount rate an interest rate equal to the rate determined under (2) below) of the excess, if any, of (1) the amount of interest (less the Applicable Margin) which otherwise would have accrued on the principal amount so paid, prepaid, Converted or Continued (or not Converted, Continued or borrowed) for the period from the date of such payment, prepayment, Conversion or Continuation (or failure to Convert, Continue or borrow) to the last day of the then-current applicable Interest Period (or, in the case of a failure to Convert, Continue, or borrow, to the last day of the applicable Interest Period which would have commenced on the date specified therefor in the relevant notice) at the applicable rate of interest for the Term SOFR Loan provided for herein, over (2) the amount of interest (as reasonably determined by such Bank) based upon the interest rate which such Bank would have bid in the relevant interbank market for Dollar deposits, for amounts comparable to such principal amount and maturities comparable to such period.  A determination of any Bank as to the amounts payable pursuant to this Section shall be conclusive absent manifest error.

The obligations of Borrower under this Section shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Commitments in respect of the period prior to such termination.

SECTION 3.06.  Capital Adequacy.  If any Bank shall have determined that, after the date hereof, due to any Regulatory Change or the adoption of, or any change in, any applicable law, rule or regulation regarding capital adequacy or liquidity ratios or requirements, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy and liquidity) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank (with a copy to Administrative Agent), Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction. A certificate of any Bank claiming compensation under this Section, setting forth in reasonable detail the basis therefor, shall be conclusive absent manifest error.  The obligations of Borrower under this Section shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Commitments in respect of the period prior to such termination.
SECTION 3.07.  Substitution of Banks.  If any Bank (an “Affected Bank”) (i) makes demand upon Borrower for (or if Borrower is otherwise required to pay) Additional Costs pursuant to Section 3.01, (ii) is unable to make or maintain a Term SOFR Loan or a Daily SOFR Loan as a result of a condition described in Section 3.03, (iii) has any increased costs as described in Section 3.06, (iv) requires Borrower to pay any Indemnified Taxes or other amounts to such Bank or any Governmental Authority pursuant to Section 10.13, or (v) becomes a Defaulting Lender or a Non-Consenting Bank, Borrower may, at Borrower’s sole expense and effort within ninety (90) days of receipt of such demand or notice of the occurrence of an event described above in this Section 3.07 (provided (A) such 90-day limit shall not be applicable for a Defaulting Lender and (B) such 90-day period shall be extended for an additional period of 60 days if Borrower shall have attempted during such 90-day period to secure a Replacement Bank (as defined below) and shall be diligently pursuing such attempt), give written notice (a “Replacement Notice”) to Administrative Agent and to each Bank of Borrower’s intention to replace the Affected Bank with another financial institution (the “Replacement Bank”) designated in such Replacement Notice; provided, that in the case of any assignment resulting from a Bank becoming a Non-Consenting Bank, the Replacement Bank shall have consented to the applicable consent, approval, amendment or waiver; provided, further, that in the case of an Affected Bank that is not a Defaulting Lender or Non-Consenting Bank, if Borrower has been unable to obtain a Replacement Bank after using its commercially reasonable efforts to do so for a period of sixty (60) days, Borrower shall be permitted to prepay in full such Affected Bank’s Loans and to terminate such Affected Bank’s entire Commitment so long as (A) no Default or Event of Default shall have ocurrred and be continuing at the time of such prepayment or immediately after giving effect thereto, (B) within thirty (30) days after its receipt of Borrower’s request therefor, such Affected Bank shall not have agreed to waive the payment of the Additional Costs, Indemnified Taxes or other amounts in question pursuant to

Section 10.13 or the effect of the circumstances described in Section 3.03 or in Section 3.06 and (C) to the extent two or more Affected Banks are so prepaid and their Commitments terminated, such Affected Banks’ aggregate Commitments so terminated shall not exceed 5% of the total Commitments before giving effect to such terminations, and such prepayments shall be made ratably in accordance with such Affected Banks’ respective Pro Rata Shares.

In the event Borrower shall elect to make a prepayment of an Affected Bank to the extent permitted in the final proviso of the preceding paragraph, then, so long as no Event of Default shall exist, Borrower may (notwithstanding the provisions of clause (2) of Section 2.16(a)) terminate the Affected Bank’s entire Commitments, provided that in connection therewith it pays to the Affected Bank all outstanding principal and accrued and unpaid interest under the Affected Bank’s Loans, together with all other amounts, if any, due from Borrower to the Affected Bank, including all amounts properly demanded and unreimbursed under Sections 3.01, 3.05 or 10.13. After any replacement or termination, an Affected Bank shall remain entitled to the benefits of Sections 3.01, 3.06, 10.13 and 12.04 in respect of the period prior to such termination.

In the event Borrower opts to give a Replacement Notice, and if Administrative Agent shall promptly (and in any event, within thirty (30) days of its receipt of the Replacement Notice), notify Borrower and each Bank in writing that the Replacement Bank is reasonably satisfactory to Administrative Agent, then the Affected Bank shall, so long as no Event of Default shall exist, assign its Loans and all of its rights and obligations under this Agreement to the Replacement Bank, and the Replacement Bank shall assume all of the Affected Bank’s rights and obligations, pursuant to an agreement, substantially in the form of an Assignment and Assumption, executed by the Affected Bank and the Replacement Bank. In connection with such assignment and assumption, the Replacement Bank shall pay to the Affected Bank an amount equal to the outstanding principal amount of the Affected Bank’s Loans plus all interest accrued thereon, plus all other amounts, if any (other than the Additional Costs in question), then due and payable to the Affected Bank; provided, however, that prior to or simultaneously with any such assignment and assumption, Borrower shall have paid to such Affected Bank all amounts properly demanded and unreimbursed under Sections 3.01, 3.05 and 10.13. Upon the effective date of such assignment and assumption, the Replacement Bank shall become a Bank party to this Agreement and shall have all the rights and obligations of a Bank as set forth in such Assignment and Assumption, and the Affected Bank shall be released from its obligations hereunder, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this Section, Notes shall be issued to the Replacement Bank by Borrower in accordance with Section 2.09.  If the Replacement Bank is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to Borrower and Administrative Agent a certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 10.13. Each Replacement Bank shall be deemed to have made the representations contained in, and shall be bound by the provisions of, Section 10.13. After any assignment as provided in this paragraph, an Affected Bank shall remain entitled to the benefits of Sections 3.01, 3.06, 10.13 and 12.04 in respect of the period prior to such assignment.  The Affected Bank shall not be required to make any assignment described in this Section if, prior thereto, as a result of a waiver by such Affected Bank or otherwise, the circumstances entitling Borrower to require such assignment cease to apply.

Borrower, Administrative Agent and the Banks shall execute such modifications to the Loan Documents as shall be reasonably required in connection with and to effectuate the foregoing.

SECTION 3.08.  Obligation of Banks to Mitigate.  Each Bank agrees that, as promptly as practicable after such Bank has actual knowledge of the occurrence of an event or the existence of a condition that would cause such Bank to become an Affected Bank or that would entitle such Bank to receive payments under Sections 3.01, 3.03, 3.06 or 10.13, it will, to the extent not inconsistent with any applicable legal or regulatory restrictions, use reasonable efforts at the cost and expense of Borrower (i) to make, issue, fund, or maintain the Commitment of such Bank or the affected Loans of such Bank through another lending office of such Bank, or (ii) to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if as a result thereof the circumstances that would cause such Bank to be an Affected Bank would cease to exist or the additional amounts that would otherwise be required to be paid to such Bank pursuant to Sections 3.01, 3.03, 3.06 or 10.13 would be reduced and if, as reasonably determined by such Bank in its sole discretion, the making, issuing, funding, or maintaining of such Commitment or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitment or Loans or would not be otherwise disadvantageous to the interests of such Bank.
SECTION 3.09.  Usury.  In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by applicable Law and, if any such payment is paid by Borrower or any other Loan Party or received by any Bank, then such excess sum shall be credited as a payment of principal, unless Borrower shall notify the respective Bank in writing that Borrower elects to have such excess sum returned to it forthwith.  It is the express intent of the parties hereto that Borrower not pay and the Banks not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by Borrower under applicable Law.  The parties hereto hereby agree and stipulate that the only charge imposed upon Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.07.  Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by Administrative Agent or any Bank to third parties or for damages incurred by Administrative Agent or any Bank, in each case in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate Administrative Agent or any such Bank for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by Administrative Agent and the Banks in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money.  All charges other than charges for the use of money shall be fully earned and nonrefundable when due.
SECTION 3.10. Changed Circumstances.
(a)Circumstances Affecting Benchmark Availability.  Subject to clause (c) below, in connection with any request for a SOFR Loan or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Term SOFR for the applicable Interest Period with respect to a proposed Term SOFR Loan on or prior to the first day of such Interest Period or the Adjusted Floating Overnight Daily SOFR Rate or (ii) the Required Banks shall determine (which determination shall be conclusive and binding absent manifest error) that Term SOFR or the Adjusted Floating Overnight Daily SOFR Rate does not adequately and fairly reflect the cost to such Banks of making or maintaining such Loans during such Interest Period, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower and to each Bank.  Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Banks to make Term SOFR Loans or Daily SOFR Loans, as applicable, and any right of the Borrower to convert any Loan to or continue any Loan as a Term SOFR Loan or Daily SOFR Loan, as applicable, shall be suspended (to the extent of the affected SOFR Loans or the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Banks) revokes such notice.  Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to (x) Daily SOFR Loans so long as the Adjusted Floating Overnight Daily SOFR Rate is not the subject of clauses (i) or (ii) above, or (y) Base Rate Loans if the Adjusted Floating Overnight Daily SOFR Rate is the subject of clauses (i) or (ii) above, in each case, in the amount specified therein and (B) any outstanding affected Term SOFR Loans will be deemed to have been converted into (x) Daily SOFR Loans so long as the Adjusted Floating Overnight Daily SOFR Rate is not the subject of clauses (i) or (ii) above, or (y) Base Rate Loans if the Adjusted Floating Overnight Daily SOFR Rate is the subject of clauses (i) or (ii) above, in each case, at the end of the applicable Interest Period, or, in the case of any Daily SOFR Loan, immediately.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.
(b)Laws Affecting SOFR Availability.  If, after the date hereof, the introduction of, or any change in, any applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Banks (or any of their respective Applicable Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Banks (or any of their respective Applicable Lending Offices) to honor its obligations hereunder to make or maintain any SOFR Loan, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, the Adjusted Floating Overnight Daily SOFR Rate, Adjusted Term SOFR or Term SOFR, such Bank shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Banks.  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) any obligation of the Banks to make Term SOFR Loans or Daily SOFR Loans, as applciable, and any right of the Borrower to convert any Loan to a Term SOFR Loan and/or Daily SOFR Loan, as applicable, or continue any Loan as a Term SOFR Loan or Daily SOFR Loan, as applicable, shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”, in each case until each such affected Bank notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Bank (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to (x) Daily SOFR Loans so long as SOFR and the Adjusted Floating Overnight Daily SOFR Rate is not the subject of illegality, or (y) Base Rate Loans if SOFR or Adjusted Floating Overnight Daily SOFR Rate is the subject of illegality (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Banks may lawfully continue to maintain such affected SOFR Loans, to such day, or immediately, if any Bank may not lawfully continue to maintain such SOFR Loans to such day.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.
(c)Benchmark Replacement Setting.
(i)Benchmark Replacement.
(A)Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement.  Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Banking Day after the Administrative Agent has posted such proposed amendment to all affected Banks and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Banks comprising the Required Banks.  No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.10(c)(i)(A) will occur prior to the applicable Benchmark Transition Start Date.
(B)No Derivatives Contract shall be deemed to be a “Loan Document” for purposes of this Section 3.10.
(ii)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Banks of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.10(c)(iv).  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 3.10(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.10(c).
(iv)Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to (x) Daily SOFR Loans so long as the Adjusted Floating Overnight Daily SOFR Rate is not the subject of such unavailability, or (y) Base Rate Loans if  Adjusted Floating Overnight Daily SOFR Rate is the subject of such unavailability and (B) any outstanding affected SOFR Loans will be deemed to have been converted to (x) Daily SOFR Loans so long as the Adjusted Floating Overnight Daily SOFR Rate is not the subject of such unavailability, or (y) Base Rate Loans if Adjusted Floating Overnight Daily SOFR Rate is the subject of such unavailability, in each case, at the end of the applicable Interest Period.  During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
(vi)  Term SOFR and Adjusted Floating Overnight Daily SOFR Rate Conforming Changes.  In connection with the use or administration of Term SOFR or the Adjusted Floating Overnight Daily SOFR Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.  The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR or the Adjusted Floating Overnight Daily SOFR Rate.
ARTICLE IV

CONDITIONS PRECEDENT
SECTION 4.01.  Conditions Precedent to the Loans.  The obligations of the Banks hereunder and the obligation of each Bank to make the Initial Advance hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):
(1)Fees and Expenses. The payment of all fees owed to the Banks incurred in connection with the origination of the Loans and required to be paid as of the Closing Date and all expenses (including, without limitation, the reasonable and documented out-of-pocket fees and expenses of legal counsel of Administrative Agent) for which invoices have been presented to Borrower on or prior to the Closing Date;
(2)Loan Agreement and Notes. This Agreement (including all schedules hereto, which shall be accurate as of the Closing Date), duly executed by Borrower, and the Notes for each of the Banks signatory hereto which has requested such Note, each duly executed by Borrower;
(3)Pro Forma Compliance Certificate and Financial Projections. Receipt and review of (x) customary year to date pro forma compliance certificate of the type required by paragraph (3) of Section 6.09 and financial projections for General Partner’s consolidated operations calculated as of the quarter ending as of March 31, 2022, and, (y) to the extent reasonably requested by the Administrative Agent, financial projections for the General Partner’s consolidated operations;
(4)Certificates of Limited Partnership/Trust, etc. A copy of the Certificate of Limited Partnership for Borrower, a copy of the articles of trust of General Partner and a copy of the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each other Loan Party, each certified by the appropriate Secretary of State or equivalent state official;
(5)Agreements of Limited Partnership/Bylaws, etc. A copy of the Agreement of Limited Partnership for Borrower, a copy of the bylaws of General Partner and a copy of the by-laws, the operating agreement, the partnership agreement, or other comparable document in the case of ecah other Loan Party, including all amendments thereto, each certified by the Secretary or an Assistant Secretary (or other individual performing similar functions) of each Loan Party as being in full force and effect on the Closing Date;
(6)Good Standing Certificates. A certified copy of a certificate from the Secretary of State or equivalent state official of the states where Borrower, General Partner and each other Loan Party are organized, dated as of the most recent practicable date, showing the good standing or partnership qualification of Borrower, General Partner and each other Loan Party;
(7)Foreign Qualification Certificates. A certified copy of a certificate from the Secretary of State or equivalent state official of the state where Borrower, General Partner and each other Loan Party maintain their principal places of business, dated as of the most recent practicable date, showing the qualification to transact business in such state as a foreign limited partnership or foreign trust, as the case may be, for Borrower, General Partner and each other Loan Party, except where the failure to be so qualified would likely cause a Material Adverse Change to occur;
(8)Resolutions. A copy of a resolution or resolutions adopted by the Board of Trustees of General Partner and all other corporate, partnership, member or other necessary action taken by each other Loan Party, certified by the Secretary or an Assistant Secretary of General Partner or such other Loan Party (or other individual performing similar functions) as being in full force and effect on the Closing Date, authorizing the Loans provided for herein and the execution, delivery and performance of the Loan Documents to be executed and delivered by General Partner, including on behalf of Borrower, and each other Loan Party hereunder;
(9)Incumbency Certificate. A certificate, signed by the Secretary or an Assistant Secretary of General Partner and each other Loan Party (or other individual performing similar functions) and dated the Closing Date, as to the incumbency, and containing the specimen signature or signatures, of the Persons authorized to execute and deliver the Loan Documents to be executed and delivered by it, Borrower and each other Loan Party hereunder;
(10)Solvency Certificate. A Solvency Certificate, duly executed, from Borrower;
(11)Opinion of Counsel for Borrower. Favorable opinions, dated as of the Closing Date, from counsels for Borrower, General Partner and the other Loan Parties, as to such customary matters as Administrative Agent may reasonably request;

(12)Disbursement Instruction Agreement. The Disbursement Instruction Agreement, duly executed by Borrower;
(13)[Reserved];
(14)Notice of Borrowing. To the extent an advance is to be made on the Closing Date, a Notice of Borrowing in accordance with Section 2.05;
(15)Certificate. The following statements shall be true and Administrative Agent shall have received a certificate dated as of the Closing Date signed by a Responsible Officer of Borrower stating, to the best of the certifying party’s knowledge, the following:
(A)All representations and warranties of Borrower and the other Loan Parties contained in this Agreement and in each of the other Loan Documents are true and correct on and as of the Closing Date as though made on and as of such date, and
(B)No Default or Event of Default has occurred and is continuing.
(16)KYC Information.  Administrative Agent and each Bank shall have received all documentation and other information about Borrower, General Partner and the other Loan Parties as shall have been reasonably requested by Administrative Agent or such Bank that it shall have reasonably determined is required by regulatory authorities under applicable “know your customer”, Anti-Money Laundering Laws and, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification; provided, that the Banks shall have requested any such know-your-customer documentation at least ten (10) Banking Days prior to the Closing Date, and Borrower shall have delivered any such know-your-customer documentation at least seven (7) Banking Days prior to the Closing Date; provided, further, that to the extent that any such documentation shall not be available in executed and certified form prior to the Closing Date, Borrower shall have delivered final and complete drafts of such documentation at least seven (7) Banking Days prior to the Closing Date (with any non-material changes to such drafts after the Closing Date and prior to the Closing Date to be approved by Administrative Agent in its reasonable discretion); and
(17)Repayment of Outstanding Term Loans.  The Borrower shall have repayed any outstanding “Term A-2 Loans” under (and as defined in) the Existing Credit Agreement.
SECTION 4.02.  Conditions Precedent to Advances After the Initial Advance.  The obligation of each Bank to make any advance of the Loans shall be subject to satisfaction of the following conditions precedent:
(1)No Default or Event of Default shall have occurred and be continuing;
(2)Each of the representations and warranties of Borrower and the other Loan Parties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the advance, issuance, renewal or increase (except in those cases where such representation or warranty expressly relates to an earlier date or is qualified as to “materiality”, “Material Adverse Change” or similar language (which shall be true and correct in all respects) and except for changes in factual circumstances not prohibited hereunder); and
(3)Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.05.
SECTION 4.03.  Deemed Representations.  Each request by Borrower for, and acceptance by Borrower of, an advance of proceeds of the Loans, shall constitute a representation and warranty by Borrower that, as of both the date of such request and the date of such advance (1) no Default or Event of Default has occurred and is continuing as of the date of such advance, and (2) each of the representations and warranties by Borrower and the other Loan Parties contained in this Agreement and in each of the other Loan Documents is true and correct in all material respects (except in those cases where such representation or warranty expressly relates to an earlier date or is qualified as to “materiality”, “Material Adverse Change” or similar language (which shall be true and correct in all respects)) on and as of such date with the same effect as if made on and as of such date, except where such representation or warranty expressly relates to an earlier date and except for changes in factual circumstances not prohibited hereunder. In addition, the request by Borrower for, and acceptance by Borrower of, the Initial Advance shall constitute a representation and warranty by Borrower that, as of the Closing Date, each certificate delivered pursuant to Section 4.01 is true and correct in all material respects.
ARTICLE V

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent and each Bank as follows:

SECTION 5.01.  Existence.  Borrower is a limited partnership duly organized, existing and in good standing under the laws of the jurisdiction of its formation, with its principal executive office, as of the Closing Date, in the State of Maryland, and is duly qualified as a foreign limited partnership, properly licensed, in good standing and has all requisite authority to conduct its business in each jurisdiction in which it owns properties or conducts business except where the failure to be so qualified or to obtain such authority would not constitute a Material Adverse Change.  General Partner is a REIT duly organized, existing and in good standing under the laws of the jurisdiction of its incorporation, with its principal executive office, as of the Closing Date, in the State of Maryland, is duly qualified as a foreign corporation or trust and properly licensed and in good standing in each jurisdiction where the failure to qualify or be licensed would constitute a Material Adverse Change. The common shares of General Partner are listed on the New York Stock Exchange.
SECTION 5.02.  Corporate/Partnership Powers.  The execution, delivery and performance of this Agreement and the other Loan Documents required to be delivered by Borrower and the other Loan Parties are within the partnership or other authority of Borrower or such Loan Party, as applicable, have been duly authorized by all requisite action, and are not in conflict with the terms of any organizational documents of such entity, or any instrument or agreement to which Borrower, any other Loan Party or General Partner is a party or by which Borrower, any other Loan Party or General Partner or any of their respective assets may be bound or affected (which conflict with any such instrument or agreement would likely cause a Material Adverse Change).
SECTION 5.03.  Power of Officers.  The officers of General Partner executing the Loan Documents required to be delivered by it on behalf of Borrower hereunder and the officers or other representatives of the other Loan Parties executing the Loan Documents required to be delivered by such Loan Parties hereunder have been duly elected or appointed and were fully authorized to execute the same at the time each such Loan Document was executed.
SECTION 5.04.  Power and Authority; No Conflicts; Compliance With Laws.  The execution and delivery of, and the performance of the obligations required to be performed by Borrower and the other Loan Parties under, the Loan Documents do not and will not (a) violate any provision of, or, except for those which have been made or obtained, require any filing (other than SEC disclosure filings), registration, consent or approval under, any Law (including, without limitation, Regulation U), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it, (b) result in a breach of or constitute a default under or require any consent under any material indenture or material loan or credit agreement or any other material agreement, lease or instrument to which it may be a party or by which it or its properties may be bound or affected except for consents which have been obtained, or (c) result in, or require, the creation or imposition of any Lien, upon or with respect to any of its properties now owned or hereafter acquired.  Borrower and its Subsidiaries are in compliance with all Laws applicable to it and its respective properties where the failure to be in compliance could reasonably be expected to cause a Material Adverse Change to occur.
SECTION 5.05.  Legally Enforceable Agreements.  Each Loan Document to which Borrower or another Loan Party is party is a legal, valid and binding obligation of Borrower or such other Loan Party, enforceable in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally, as well as general principles of equity.
SECTION 5.06.  Litigation.  There are no investigations, actions, suits or proceedings pending or, to its knowledge, threatened against Borrower, General Partner or any of their Affiliates before any court or arbitrator or any Governmental Authority reasonably likely to (i) have a material effect on Borrower’s ability to repay the Loans, (ii) except with respect to matters existing as of the Closing Date as disclosed and specifically identified in General Partner’s SEC Reports prior to the Closing Date, result in a Material Adverse Change, or (iii) affect the validity or enforceability of any Loan Document.
SECTION 5.07.  Good Title to Properties.  Borrower and each Subsidiary have good, marketable and legal title to all of the properties and assets each of them purports to own (including, without limitation, those reflected in the financial statements referred to in Sections 4.01(3) and 5.15 and only with exceptions which do not materially detract from the value of such property or assets or the use thereof in the Loan Parties’ and each Affiliate’s businesses, and except to the extent that any such properties and assets have been encumbered or disposed of since the date of such financial statements without violating any of the covenants contained in Article VII or elsewhere in this Agreement) and except where failure to comply with the foregoing would likely result in a Material Adverse Change. Borrower and its Subsidiaries enjoy peaceful and undisturbed possession of all leased property under leases which are valid and subsisting and are in full force and effect, except to the extent that the failure to be so would not likely result in a Material Adverse Change.
SECTION 5.08.  Taxes.  Borrower, the Loan Parties and General Partner have filed all tax returns (federal, state and local) required to be filed and have paid all taxes, assessments and governmental charges and levies due and payable without the imposition of a penalty, including interest and penalties, except to the extent they are the subject of a Good Faith Contest or where the failure to comply with the foregoing would not likely result in a Material Adverse Change.
SECTION 5.09.  ERISA.  To the knowledge of Borrower, each Plan is in compliance in all material respects with its terms and all applicable provisions of ERISA. No Prohibited Transaction has occurred with respect to any Plan that could subject Borrower, any of its Subsidiaries, General Partner or any ERISA Affiliate to a tax or penalty imposed under Section 4975 of the Code or Section 502(i) of ERISA in an amount that is in excess of $250,000; except as would not likely result in a Material Adverse Change, no Reportable Event has occurred with respect to any Plan within the last six (6) years; except as would not likely result in a Material Adverse Change, no notice of intent to terminate a Plan has been filed nor has any Plan been terminated within the past five (5) years; except as would not likely result in a Material Adverse Change, no Multiemployer Plan has been determined to be in “endangered status” or “critical status”; except as would not likely result in a Material Adverse Change, none of Borrower, its Subsidiaries, General Partner or ERISA Affiliate has partially or completely withdrawn from a Multiemployer Plan or incurred any liablity with respect to a Multiemployer Plan under Section 4201 of ERISA (or received notice under Section 4219 of ERISA of withdrawal liability with respect to Multiemployer Plan); except as would not likely result in a Material Adverse Change, there has been no filing of a notice of reorganization, insolvency or termination, or treatment of a plan amendment as termination, under 4041A of ERISA; to the knowledge of Borrower, there are no circumstances which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; except as would not likely result in a Material Adverse Change, Borrower, its Subsidiaries, General Partner and the ERISA Affiliates have met the minimum funding requirements of Section 412 of the Code and Section 302 of ERISA of each with respect to the Plans of each and except as disclosed in the most recent General Partner’s Consolidated Financial Statements there was no Unfunded Current Liability with respect to any Plan established or maintained by each as of the last day of the most recent plan year of each Plan; and except as would not likely result in a Material Adverse Change, Borrower, its Subsidiaries, General Partner and the ERISA Affiliates have not incurred any liability to the PBGC under ERISA (other than for the payment of premiums under Section 4007 of ERISA) which is due and payable for more than 45 days and has not been reserved against. None of the assets of Borrower its Subsidiaries or General Partner under this Agreement constitute “plan assets” of any “employee benefit plan” within the meaning of ERISA or of any “plan” within the meaning of Section 4975(e)(1) of the Code, as interpreted by the IRS and the U.S. Department of Labor in rules, regulations, releases or bulletins or as interpreted under applicable case law.

SECTION 5.10.  No Default on Outstanding Judgments or Orders.  Borrower and its Subsidiaries have satisfied all judgments which are not being appealed and are not in default with respect to any rule or regulation or any judgment, order, writ, injunction or decree applicable to Borrower or any of its Subsidiaries, of any court, arbitrator or federal, state, municipal or other Governmental Authority, commission, board, bureau, agency or instrumentality, domestic or foreign, in each case which failure to satisfy or which being in default is likely to result in a Material Adverse Change.
SECTION 5.11.  No Defaults on Other Agreements.  Except as disclosed to the Bank Parties in writing prior to the Closing Date or with respect to matters existing as of the Closing Date as disclosed and specifically identified in General Partner’s SEC Reports prior to the Closing Date, none of Borrower or any of its Subsidiaries, to the best of Borrower’s knowledge, is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any partnership, trust or other restriction which is likely to result in a Material Adverse Change. To the best of Borrower’s knowledge, none of Borrower or any of its Subsidiaries is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument which is likely to result in a Material Adverse Change.
SECTION 5.12.  Government Regulation.  None of Borrower, General Partner or any Loan Party is subject to regulation under the Investment Company Act.
SECTION 5.13.  Environmental Protection.  To Borrower’s knowledge, except with respect to matters existing as of the Closing Date as disclosed and specifically identified in General Partner’s SEC Reports prior to the Closing Date, none of the properties of Borrower, General Partner or any Subsidiary contains any Hazardous Materials that, under any Environmental Law currently in effect, (1) would impose liability on Borrower, General Partner or any Subsidiary that is likely to result in a Material Adverse Change, or (2) is likely to result in the imposition of a Lien on any assets of Borrower, General Partner or any Subsidiary that is likely to result in a Material Adverse Change. To Borrower’s knowledge, neither it nor any Subsidiaries are in violation of, or subject to any existing, pending or threatened investigation or proceeding by any Governmental Authority under any Environmental Law that is likely to result in a Material Adverse Change.
SECTION 5.14.  Solvency.  Borrower and the other Loan Parties, taken as a whole, are, and upon consummation of the transactions contemplated by this Agreement, the other Loan Documents and any other documents, instruments or agreements relating thereto, will be, Solvent.
SECTION 5.15.  Financial Statements.  General Partner’s Consolidated Financial Statements most recently delivered to the Banks prior to the Closing Date are in all material respects complete and fairly present in all material respects the financial condition and results of operations of the subjects thereof as of the dates of and for the periods covered by such statements, all in accordance with GAAP (subject, in the case of the unaudited statements, to changes resulting from normal year-end audit adjustments and the inclusion in the final audited statements of footnotes that were not contained in the unaudited statements).  There has been no Material Adverse Change since the Closing Date, or if any of General Partner’s Consolidated Financial Statements have been delivered pursuant to Section 6.09(1) subsequent to the Closing Date, there has been no Material Adverse Change since the date of such recently delivered General Partner’s Consolidated Financial Statements.
SECTION 5.16.  Valid Existence of Subsidiaries.  Each Subsidiary is (i) an entity duly organized and validly existing under the laws of the jurisdiction of its formation and (ii) in good standing under the laws of the jurisdiction of its formation except in the case of this clause (ii), where the failure to be so qualified would not likely cause a Material Adverse Change. As to each Subsidiary and as of the Closing Date, its correct name, the jurisdiction of its formation, and Borrower’s direct or indirect percentage of beneficial interest therein, are set forth on Schedule 5.16. Borrower and each of its Subsidiaries have the power to own their respective properties and to carry on their respective businesses now being conducted, except, in the case of a Subsidiary that does not own, directly or indirectly, any Unencumbered Asset, where the failure to have such power would not likely result in a Material Adverse Change. Each Subsidiary is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the respective businesses conducted by it or its respective properties, owned or held under lease, make such qualification necessary and where the failure to be so qualified would likely cause a Material Adverse Change.
SECTION 5.17.  Insurance.  Borrower (with respect to itself and its Subsidiaries) and General Partner have in force paid insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated.
SECTION 5.18.  Accuracy of Information; Full Disclosure.
(a)Neither this Agreement nor any documents, financial statements, reports, notices, schedules, certificates, statements or other writings furnished by or on behalf of Borrower to Administrative Agent or any Bank in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby, required herein to be furnished by or on behalf of Borrower (other than projections which are made by Borrower in good faith) or certified as being true and correct by or on behalf of Borrower to Administrative Agent or any Bank in connection with the negotiation of this Agreement or delivered hereunder, taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared. There is no fact which Borrower has not disclosed to Administrative Agent and the Banks in writing or that is not included in General Partner’s SEC Reports that materially affects adversely or, so far as Borrower can foresee as of the Closing Date, will materially affect adversely the business or financial condition of Borrower or the ability of Borrower to perform this Agreement and the other Loan Documents.
(b)As of the Closing Date, the information included in each Beneficial Ownership Certification is true and correct in all respects.
SECTION 5.19.  Use of Proceeds.  All proceeds of the Loans will be used by Borrower (x) to refinance certain Debt outstanding under the Existing Credit Agreement and (y) for any purpose permitted by law, including, without limitation, working capital and other general corporate purposes.  Neither the making of any Loan nor the use of the proceeds thereof nor any other extension of credit hereunder will violate the provisions of Regulations T, U, or X of the Federal Reserve Board.  Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purposes of “purchasing” or “carrying” any “margin stock” within the respective meanings of such terms under Regulations T, U and X of the Federal Reserve Board.
SECTION 5.20.  Governmental Approvals.  No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect or those which, if not made or obtained, would not likely result in a Material Adverse Change and those which will be made in due course as SEC disclosure filings.
SECTION 5.21.  Principal Offices.  As of the Closing Date, the principal office, chief executive office and principal place of business of Borrower is 4747 Bethesda Avenue, Suite 200, Bethesda, Maryland 20814.
SECTION 5.22.  General Partner Status.
(1)The General Partner qualifies as, and has elected to be treated as, a REIT and is in compliance with all requirements and conditions imposed under the Code to allow the General Partner to maintain its status as a REIT.
(2)As of the Closing Date, General Partner owns no assets other than ownership interests in Borrower or as disclosed on SCHEDULE 2A attached hereto.
(3)General Partner is neither the borrower nor guarantor of any Debt except as disclosed on SCHEDULE 3 attached hereto (the “Existing General Partner Debt”) and except for Debt of General Partner permitted by Section 7.04(b).
SECTION 5.23.  Labor Matters.  Except for collective bargaining agreements disclosed on Schedule 5.23 and Multiemployer Plans disclosed in SCHEDULE 5.23, (i) as of the Closing Date, there are no collective bargaining agreements or Multiemployer Plans covering the employees of Borrower, General Partner, or any ERISA Affiliate and (ii) neither Borrower, General Partner, nor any ERISA Affiliate has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years which could reasonably be expected to result in a Material Adverse Change.
SECTION 5.24.  Organizational Documents.  The documents delivered pursuant to Section 4.01(4) and (5) constitute, as of the Closing Date, all of the organizational documents of Borrower, the other Loan Parties and General Partner. Borrower represents that it has delivered to Administrative Agent true, correct and complete copies of each such document. General Partner (or a wholly-owned Subsidiary of General Partner) is General Partner of Borrower. General

Partner holds (directly or indirectly) not less than seventy-five percent (75%) of the ownership interests in Borrower as of the Closing Date.
SECTION 5.25.  Anti-Corruption Laws and Sanctions.  None of General Partner, Borrower, any Subsidiary, any of their respective directors, officers, employees, Affiliates or, to the knowledge of General Partner, any agent or representative of General Partner, Borrower or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement, (i) is a Sanctioned Person or currently the subject or target of any Sanctions, (ii) has its assets located in a Sanctioned Country, (iii) except to the extent permitted for a Person required to comply with Sanctions, directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons or (iv) has violated any anti-money laundering rule or regulation in any material respect.  Each of General Partner, Borrower and its Subsidiaries, and to the knowledge of Borrower, each director, officer, employee, agent and Affiliate of General Partner, Borrower and each such Subsidiary, is in compliance with the Anti-Corruption Laws in all material respects.  Each of General Partner and Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws and applicable Sanctions by General Partner, Borrower, its Subsidiaries, their respective directors, officers, employees, Affiliates and agents and representatives of General Partner, Borrower or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement.
SECTION 5.26.  Affected Financial Institutions.  None of General Partner, Borrower or any of its or their Subsidiaries an Affected Financial Institution or a Covered Party.
ARTICLE VI

AFFIRMATIVE COVENANTS

So long as this Agreement is in effect, Borrower shall:

SECTION 6.01.  Maintenance of Existence.  Preserve and maintain, and, except as permitted by Section 7.01, cause General Partner and each Subsidiary to preserve and maintain, its legal existence and, if applicable, good standing in its jurisdiction of organization (except, in the case of a Subsidiary, where the failure to maintain such good standing would not likely cause a Material Adverse Change) and, if applicable, qualify and remain qualified as a foreign entity in each jurisdiction in which such qualification is required, except to the extent that failure to so qualify would not likely result in a Material Adverse Change.
SECTION 6.02.  Maintenance of Records.  Keep adequate records and books of account, in which entries will be made in accordance with GAAP in all material respects, except as disclosed in General Partner’s financial statements, reflecting all of its financial transactions.
SECTION 6.03.  Maintenance of Insurance.  At all times, maintain and keep in force with respect to General Partner, Borrower, and their respective Subsidiaries, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibles from coverage thereof.
SECTION 6.04.  Compliance with Laws; Payment of Taxes.

(a)Comply, and cause General Partner and each Subsidiary to comply, in all material respects with all Laws applicable to it or to any of its properties or any part thereof, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon any of its property, except to the extent they are the subject of a Good Faith Contest or the failure to so comply would not cause a Material Adverse Change.
(b)Borrower shall, and shall cause General Partner to, maintain in effect and enforce policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws and applicable Sanctions by General Partner, Borrower, its or their Subsidiaries, its or their respective directors, officers, employees, Affiliates, and agents and representatives of General Partner, Borrower or its or their Subsidiaries that will act in any capacity in connection with or benefit from this Agreement.
SECTION 6.05.  Right of Inspection.  At any reasonable time and from time to time upon reasonable notice, but not more frequently than twice in any 12-month period provided that no Event of Default shall have occurred and be continuing, permit, and cause each Subsidiary to permit, Administrative Agent or any Bank or any agent or representative thereof (provided that, at Borrower’s request, Administrative Agent or such Bank, or such representative, must be accompanied by a representative of Borrower), to examine and make copies and abstracts from the records and books of account of, and visit the properties of, Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with the independent accountants of Borrower (subject to limitations, if any, imposed under regulatory or confidentiality requirements and agreements to which General Partner, Borrower or one of its Subsidiaries is subject (and not entered into with the intent to prohibit the inspection rights set forth herein) or could otherwise reasonably be expected to contravene attorney–client privilege or constitute attorney work product). The request by any Bank or agent or representative thereof for such an inspection shall be made to Administrative Agent and Administrative Agent promptly shall notify all the Banks of such request (or if Administrative Agent shall have requested the same on its behalf, Administrative Agent shall notify all the Banks thereof) and any Bank that shall so desire may accompany Administrative Agent or such Bank, or such representative on such examination.
SECTION 6.06.  Compliance With Environmental Laws.  Comply, and cause General Partner and each Subsidiary to comply, in all material respects with all applicable Environmental Laws and immediately pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent there is a Good Faith Contest or the failure to so comply would not likely cause a Material Adverse Change.
SECTION 6.07.  Intentionally Omitted.
SECTION 6.08.  Maintenance of Properties.  Do all things reasonably necessary to maintain, preserve, protect and keep its and its Subsidiaries’ properties in good repair, working order and condition except where the failure to do so would not result in a Material Adverse Change.
SECTION 6.09.  Reporting and Miscellaneous Document Requirements.  Furnish to Administrative Agent (which shall promptly distribute to each of the Banks):

(1)Annual Financial Statements. Not later than five (5) days following the filing of General Partner’s Form 10-K with the SEC and in any event within ninety-five (95) days after the end of each Fiscal Year, General Partner’s Consolidated Financial Statements as of the end of and for such Fiscal Year, audited by Borrower’s Accountants;
(2)Quarterly Financial Statements. Not later than five (5) days following the filing of General Partner’s Form 10-Q with the SEC and in any event within fifty (50) days after the end of each of the first three quarters of each Fiscal Year, the unaudited General Partner’s Consolidated Financial Statements as of the end of and for such quarter;
(3)Certificate of No Default and Financial Compliance. Within fifty (50) days after the end of each of the first three quarters of each Fiscal Year and within ninety-five (95) days after the end of each Fiscal Year, a certificate of the chief financial officer or other appropriate financial officer of General Partner (a) stating that, to the best of his or her knowledge, no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, specifying the nature thereof and the action which is being taken with respect thereto; (b) stating that the covenants contained in Article VIII have been complied with as of the date that such covenants are required to be tested (or specifying those that have not been complied with) and including computations demonstrating such compliance (or non-compliance); (c) setting forth all items comprising Total Outstanding Indebtedness, Capitalization Value, Secured Indebtedness, Combined EBITDA, Unencumbered Combined EBITDA, Interest Expense, Unsecured Interest Expense and Unsecured Indebtedness; (d) only at the end of each Fiscal Year an estimate of Borrower’s taxable income; and (e) describing any item appearing on the balance sheet delivered pursuant to clauses (1) or (2) above, as applicable, that would not appear on the consolidated balance sheet of Borrower;
(4)Certificate of Borrower’s Accountants. Within ninety-five (95) days after the end of each Fiscal Year, a report with respect thereto of Borrower’s Accountants, which report shall not be subject to (i) any “going concern” qualification or exception (other than any such qualification or exception with respect to the Obligations being treated as short-term indebtedness resulting solely from any Maturity Date occurring within one year from the time such opinion is delivered) or (ii) any qualification or exception as to the scope of such audit, and shall state that such financial statements fairly present the consolidated financial position of each of General Partner and its Subsidiaries as at the dates indicated and the consolidated results of their operations and cash flows for the periods indicated, in conformity with GAAP applied on a basis consistent with prior years (except for changes which shall have been disclosed in the notes to the financial statements).
(5)Notice of Litigation. Promptly after the commencement and knowledge thereof, notice of all actions, suits, and proceedings before any court or arbitrator, in respect of the Loan Documents or affecting General Partner or Borrower or any of its Subsidiaries which, if determined adversely to General Partner or Borrower or such Subsidiary is likely to result in a Material Adverse Change and which would be required to be reported in Borrower’s SEC Reports;

(6)Notice of ERISA Events. Promptly after the occurrence thereof, (a) notice of any action or event described in Section 9.01(7), (b) the establishment of (or agreement to establish) a Plan or (c) the making of contributions (or the undertaking of any obligation or agreement to make contributions) to a Multiemployer Plan not listed on Schedule 5.23 or other incurrence of any liability with respect to a Multiemployer Plan;
(7)Notices of Defaults and Events of Default. As soon as possible and in any event within ten (10) days after Borrower becomes aware of the occurrence of (a) a material Default, (b) any Event of Default, or (c) an event of the type described in Section 9.01(8), in each case, a written notice setting forth the details of such Default, Event of Default or such event and the action which is proposed to be taken with respect thereto;
(8)Sales or Acquisitions of Assets. Promptly after the occurrence thereof, written notice of any Disposition or acquisition of an individual asset (other than acquisitions or Dispositions of investments such as certificates of deposit, Treasury securities and money market deposits in the ordinary course of Borrower’s cash management) in excess of Five Hundred Million Dollars ($500,000,000);
(9)Material Adverse Change. As soon as is practicable and in any event within five (5) days after knowledge of the occurrence of any event or circumstance which is likely to result in or has resulted in a Material Adverse Change and which would be required to be reported in Borrower’s SEC Reports;
(10)Environmental and Other Notices. As soon as practicable and in any event within thirty (30) days after receipt, copies of all Environmental Notices received by Borrower or any Subsidiary which are not received in the ordinary course of business and which relate to a previously undisclosed situation which could reasonably be expected to result in a Material Adverse Change;
(11)Insurance Coverage. Promptly, such information concerning Borrower’s insurance coverage as Administrative Agent may reasonably request;
(12)Proxy Statements, Etc. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which Borrower or General Partner sends to its respective shareholders, and copies of all regular, periodic and special reports, and all registration statements, which Borrower or General Partner files with the SEC or any Governmental Authority which may be substituted therefor, or with any national securities exchange;
(13)Capital Expenditures. If reasonably requested by Administrative Agent, a schedule of such Fiscal Year’s capital expenditures and a budget for the next Fiscal Year’s planned capital expenditures for Borrower and each Consolidated Business that is a Real Property Business;
(14)Change in Borrower’s Credit Rating. During the Investment Grade Pricing Period, within two (2) Banking Days after Borrower’s receipt of notice of any change in Borrower’s Credit Rating, written notice of such change;

(15)General Information. Promptly, rent rolls, capital expenditure summaries and such other information respecting the condition or operations, financial or otherwise, of General Partner, Borrower or any properties of Borrower as Administrative Agent or any Bank may from time to time reasonably request (in the case of non-financial information, subject to (i) limitations, if any, imposed under regulatory or confidentiality requirements and agreements to which General Partner, Borrower, or one of its Subsidiaries is subject (and not entered into with the intent to prohibit any request for information hereunder) or (ii) the right of Borrower to exclude any information that could reasonably be expected to contravene attorney–client privilege or constitute attorney work product);
(16)Promptly, upon each request, such information and documentation as a Bank may request in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation; and
(17)Prompt written notice of any change in the information provided in the Beneficial Ownership Certification delivered to any Bank that would result in a change to the list of beneficial owners identified in such certification.

Documents and notices required to be delivered pursuant to the Loan Documents may be delivered by electronic communication and delivery, including the Internet, e-mail or intranet websites to which Administrative Agent and each Bank have access (including a commercial, third-party website such as www.Edgar.com <http://www.Edgar.com> or a website sponsored or hosted by Administrative Agent, General Partner or Borrower); provided that (A) the foregoing shall not apply to notices to any Bank pursuant to Article II, (B) any Bank has not notified Administrative Agent and Borrower that it cannot or does not want to receive electronic communications and (C) documents required to be delivered pursuant to Sections 6.09(1), 6.09(2), 6.09(4) and 6.09(12) shall, if not otherwise delivered to Administrative Agent, be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System (it being understood that Borrower shall not be required to provide notice to Administrative Agent or any Bank of such electronic filing of information (other than with respect to financial statements pursuant to Section 6.09(1) or Section 6.09(2)) to satisfy its reporting obligations).  Documents or notices delivered electronically shall be deemed to have been delivered on the date on which Administrative Agent, General Partner or Borrower posts such documents or the documents become available on a commercial website and Borrower notifies (except in such instances where notification is not required pursuant to this paragraph) Administrative Agent of said posting and provides a link thereto; provided that if such notice or other communication is not sent or posted during normal business hours, said posting date and time shall be deemed to have commenced as of 9:00 a.m. New York City time on the opening of business on the next Banking Day.  Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery.  Each Bank shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

SECTION 6.10.  Guarantors.  If (a) any Subsidiary becomes an Unsecured Indebtedness Subsidiary in respect of Debt in an aggregate principal amount in excess of $1,000,000 or (b) General Partner becomes a borrower or guarantor of, or otherwise has a payment obligation in respect of, any Unsecured Indebtedness (other than intercompany Debt owing to Borrower or any of its Subsidiaries) in an aggregate principal amount in excess of $1,000,000, then, within five (5) Banking Days thereof (or such longer period as (i) Administrative Agent may agree in its sole discretion or (ii) may be reasonably agreed to be extended by Administrative Agent to permit such Loan Party to comply with the requirements of Section 6.10(9)), Borrower shall cause such Person to deliver to Administrative Agent each of the following in form and substance satisfactory to Administrative Agent:
(1)An Accession Agreement (or if the Guaranty is not then in effect, a Guaranty);
(2)The certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational document (if any) for such Loan Party, certified as of a recent date by the appropriate Secretary of State or equivalent state official;
(3)A copy of such Loan Party’s by-laws, if a corporation, operating agreement, if a limited liability company, partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity or other comparable organizational instrument (if any), including all amendments thereto, certified by the Secretary or an Assistant Secretary (or other individual performing similar functions) of such Loan Party, as being in full force and effect;
(4)A certificate from the Secretary of State or equivalent state official of the state where such Loan Party is organized, dated as of a recent date, evidencing the good standing of such Loan Party;
(5)A certified copy of a certificate, in each case dated as of a recent date, from the Secretary of State or equivalent state official of the state (x) where such Loan Party is organized, showing the good standing or partnership qualification of such Loan Party and (y) where such Loan Party maintains its principal place of business, showing the qualification to transact business in such state as a foreign limited partnership, foreign trust or other foreign entity, as the case may be, except where the failure to be so qualified under this clause (y) would likely cause a Material Adverse Change to occur;
(6)A copy of a resolution or resolutions adopted by the partners, members or directors, as required, for such Loan Party, certified by the Secretary or an Assistant Secretary (or other individual performing similar functions) of such Loan Party as being in full force and effect, authorizing the execution, delivery and performance of the Loan Documents to be executed and delivered by such Loan Party;
(7)A certificate, signed by the Secretary or an Assistant Secretary (or other individual performing similar functions) of such Loan Party, as to the incumbency, and containing the specimen signature or signatures, of the Persons authorized to execute and deliver the Loan Documents to be executed and delivered by such Loan Party;
(8)If requested by Administrative Agent, favorable opinions from counsel for such Loan Party, as to such customary matters as Administrative Agent may reasonably request;
(9)All documentation and other information about such Loan Party as shall have been reasonably requested by Administrative Agent or any Bank that it shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws; and
(10)Such other usual and customary documents, agreements and instruments as Administrative Agent, or any Bank through Administrative Agent, may reasonably request.

Borrower may request in writing that Administrative Agent release, and, at Borrower’s expense, upon receipt of such request Administrative Agent shall release (pursuant to customary release documentation or as may be reasonably requested by Borrower), a Guarantor from the Guaranty so long as: (i) such Guarantor is not otherwise required to be a party to the Guaranty under the immediately preceding sentence; (ii) no Default under Section 9.01(1) or Event of Default shall then be in existence or would occur as a result of such release; (iii) the representations and warranties of Borrower and each other Loan Party contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such release (except in those cases where such representation or warranty expressly relates to an earlier date or is qualified as to “materiality”, “Material Adverse Change” or similar language (which shall be true and correct in all respects as qualified therein) and except for changes in factual circumstances permitted hereunder); and (iv) Administrative Agent shall have received such written request at least 10 Banking Days (or such shorter period as may be acceptable to Administrative Agent) prior to the requested date of release.  Delivery by Borrower to Administrative Agent of any such request shall constitute a representation by Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

ARTICLE VII

NEGATIVE COVENANTS

So long as this Agreement is in effect, Borrower shall not do any or all of the following:

SECTION 7.01.  Mergers, Etc.
(a)Merge or consolidate or permit any other Loan Party to merge or consolidate, with, or permit General Partner to merge or consolidate with any other Person, except (i) where Borrower or General Partner, or in the case of any other Loan Party, another Loan Party, is the surviving entity, (ii) in a transaction the purpose of which is to redomesticate such entity in another United States jurisdiction, and no Default or Event of Default has occurred and is continuing or

(iii) that a Guarantor may merge or consolidate with or into any other Loan Party or any other Person; provided, however, that, in the case of this clause (iii):
(1)(A) immediately prior to entering into such transaction, no Default or Event of Default shall exist and (B) at the time of, and immediately thereafter and after giving effect to such transaction, no Event of Default arising under Section 9.01(1) or 9.01(5) shall have occurred and be continuing, nor, as the result of the occurrence of any other Event of Default, have the Obligations been accelerated pursuant to Section 9.02;
(2)if the surviving entity is required to be a Guarantor pursuant to Section 6.10, such surviving entity shall be a Guarantor or shall become a Guarantor in accordance with the applicable requirements of Section 6.10; and
(3)in the case of the entry into any transaction of merger or consolidation with a Person other than a Loan Party or a Subsidiary which transaction or series of related transactions shall have a Fair Market Value in excess of $50,000,000, not later than the date on which such transaction is entered into:  (A) Borrower shall have given Administrative Agent and the Banks written notice of the entry into such transaction; and (B) Borrower shall have delivered to Administrative Agent a pro forma compliance certificate of the type required by paragraph (3) of Section 6.09, evidencing the continued compliance by the Loan Parties with the financial covenants contained in Article VIII, after giving effect to such transaction or series of transactions; provided, however, that in the event that the obligation of any Guarantor to consummate such transaction is subject to a financing condition or the obtaining of the requisite approval of the Banks under this Agreement, the certificate required by this clause (B) shall not be required to be delivered until the date on which such transaction is consummated;
(b)sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) all or substantially all of Borrower’s or General Partner’s or any other Loan Party’s assets, except (i) in the case of a sale, assignment or disposition (including pursuant to a Division) of all or a substantial part of the assets of a Loan Party (other than Borrower) where Borrower or any other Loan Party is the transferee of such assets, and no Default or Event of Default has occurred and is continuing or (ii) in the case of any such transaction or series of related transactions involving assets, capital stock or other Equity Interests of a Guarantor being conveyed, sold, leased, subleased or otherwise transferred or disposed (including pursuant to a Division) of to any other Person that is not a Loan Party, with such assets, capital stock or other Equity Interests having a Fair Market Value of not more than $50,000,000, or, if more than such amount:
(1)Borrower shall have, not later than the date of such transaction or series of related transactions, (A) given Administrative Agent and the Banks written notice of such transaction or series of related transactions and (B) delivered to Administrative Agent a pro forma compliance certificate of the type required by paragraph (3) of Section 6.09, evidencing the continued compliance by the Loan Parties with the financial covenants contained in Article VIII, after giving effect to such transaction or series of transactions, and

(2)immediately prior to any such transaction or series of related transactions, and immediately thereafter and after giving effect to such transaction or series of related transactions, no Event of Default arising under Section 9.01(1) or 9.01(5) shall have occurred and be continuing, nor, as the result of the occurrence of any other Event of Default, have the Obligations been accelerated pursuant to Section 9.02; provided, that, in each case described in this Section 7.01, if any Loan Party that is a limited liability company consummates a Division, each Division Successor shall be required to comply with the obligations set forth in Section 6.10; and
(c)with respect to Borrower or General Partner or any other Loan Party, liquidate, wind up or dissolve (or suffer any liquidation or dissolution) or discontinue its business, except that a Guarantor (other than General Partner) may liquidate, wind up or dissolve or discontinue a business so long as the continued entity is a Loan Party if required pursuant to Section 6.10.
SECTION 7.02.  Distributions.  Make any Restricted Payment to General Partner except that Borrower may declare and make Restricted Payments to General Partner; provided, that:
(a)if a Default or Event of Default resulting from noncompliance with any of the provisions of Article VIII exists, Borrower shall not, and shall not permit any Subsidiary to, declare or make any Restricted Payments to General Partner other than:
(i) the declaration and making of cash distributions to General Partner and other holders of partnership interests in Borrower with respect to any fiscal year to the extent necessary for General Partner to distribute an aggregate amount not to exceed the minimum amount necessary for General Partner to avoid (x) an Event of Default under Section 9.01(8)(ii) and (y) income or excise tax under the Code; and
(ii)Borrower may make repurchases, retirement or other acquisition of Equity Interests in General Partner, Borrower or any Subsidiary pursuant to any employee or director equity or stock option plan entered into in the ordinary course of business;
(b)if a Default or Event of Default, in each case, specified in Section 9.01(1) or Section 9.01(5) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 9.02, Borrower shall not, and shall not permit any Subsidiary to, make any Restricted Payments to any Person other than to Borrower or any Subsidiary (except that, in the case of a Subsidiary that is not a Wholly Owned Subsidiary, distributions are made only to holders of Equity Interests in such Subsidiary ratably according to the holders’ respective holdings of the type of Equity Interest in respect of which such distributions are being made); and
(c)notwithstanding the foregoing in paragraphs (a) and (b) above, Borrower may make Restricted Payments in an amount sufficient to pay customary and reasonable administrative and legal costs and expenses, including, without limitation, audit expenses, of the Parent Entities in connection with the maintenance of its respective legal existence as a publicly traded company.
SECTION 7.03.  Amendments to Organizational Documents.

(a)Amend Borrower’s agreement of limited partnership or other organizational documents in any manner that would result in a Material Adverse Change without the Required Banks’ consent, which consent shall not be unreasonably withheld. Without limitation of the foregoing, no Person shall be admitted as a general partner of Borrower other than General Partner.
(b)Make any “in-kind” transfer of any of Borrower’s property or assets to any of Borrower’s constituent partners if such transfer would result in an Event of Default, without, in each case, the Required Banks’ consent, which consent shall not be unreasonably withheld.
SECTION 7.04. Activities of General Partner.
(a)General Partner Assets.  For so long as General Partner is not a Guarantor, Borrower shall not permit General Partner or any Subsidiary of General Partner that owns, directly or indirectly, any Equity Interests of Borrower (each, a “Parent Entity”) to own any assets other than:
(i)Equity Interests in any other Parent Entity that is a Wholly Owned Subsidiary of General Partner or Borrower;
(ii)cash and other assets of nominal value incidental to its status as a public company or its ownership of the Equity Interests described in clause (i) of this Section 7.04(a);
(iii)assets maintained on a temporary or pass-through basis that are held (x) for subsequent payment of dividends, repurchase or redemption of Equity Interests in General Partner, or repayment of Debt of General Partner or other satisfaction of obligations of General Partner not prohibited by this Agreement or any other Loan Document or (y) for contribution to Borrower or any of its Subsidiaries, in each case, for a period not in excess of ten (10) Banking Days for any such asset;
(iv)customary contract rights (x) related to General Partner’s status as a public company and the general partner of Borrower or (y) arising pursuant to any merger, purchase, acquisition or other similar agreement in relation to transactions permitted under this Agreement; or
(v)other assets with an aggregate book value not to exceed $50,000,000.
(b)General Partner Liabilities.  For so long as General Partner is not a Guarantor, Borrower shall not permit any Parent Entity to incur, assume or permit to exist any liabilities other than:
(i)liabilities incidental to its status as a publicly traded REIT under the Code and not constituting liabilities in respect of Debt for borrowed money (including liabilities associated with employment contracts, executive officer and director indemnification agreements and employee benefit matters), indemnification obligations pursuant to purchase and sale agreements, tax liabilities and legacy liabilities arising pursuant to contracts entered into in the ordinary course of business prior to (and not in contemplation of) this Agreement or any other Loan Document;
(ii)nonconsensual obligations imposed by operation of applicable Law;
(iii)other immaterial obligations, immaterial intercompany obligations or other intercompany obligations owing by any Parent Entity to Borrower or any Subsidiary of Borrower;
(iv)customary payment and indemnity liabilities under banker engagement letters;
(v)customary contract rights, and to the extent not constituting Debt, customary liabilities arising pursuant to merger, purchase, acquisition or similar agreements in relation to transactions otherwise permitted hereunder;
(vi) liabilities arising under preferred Equity Interests (other than Mandatorily Redeemable Stock) issued by the General Partner; and
(vii)to the extent not constituting Debt, (x) liabilities that may be satisfied solely by the issuance of Equity Interests (other than Mandatorily Redeemable Stock) of the General Partner and (y) liabilities in connection with forward sale agreements and forward purchase agreements and other stock buyback arrangements, in the case of each of clause (x) and (y), in connection with transactions otherwise permitted hereunder.
(c)Parent Entity Business Activities.  For so long as General Partner is not a Guarantor, Borrower shall not permit any Parent Entity to engage in any business or activity other than the ownership of outstanding Equity Interests of any other Parent Entity or Borrower and Borrower’s Subsidiaries, the issuance and sale of its Equity Interests and, in each case, activities incidental thereto or incidental to the ownership of assets and liabilities permitted under clauses (a) and (b) above, and subject to exceptions consistent with the exceptions set forth under clauses (a) and (b) above (subject, in clause (a)(v) above, to the maximum aggregate amount set forth in such clause).
(d)Contribution of Indebtedness or Equity Proceeds.  The Parent Entities shall cause 100% of the net cash proceeds received (including into escrow) from the incurrence of Debt (including hybrid securities and debt securities convertible to equity) or the issuance of Equity Interests by any Parent Entity to be contributed to Borrower within ten (10) Banking Days of receipt thereof.
(e)Cure Period and Parent Entity Guaranty Trigger Event.  If at any time any of the requirements set forth in the preceding Section 7.04(a)-(d) are not satisfied, each Parent Entity shall promptly and in any event within five (5) Banking Days of the earlier of (A) the first date a Responsible Officer of a Parent Entity or Borrower obtains knowledge that such requirements were not satisfied or (B) the date upon which Borrower has received written notice that such requirements were not satisfied by Administrative Agent, either (i) satisfy such requirements or (ii) deliver to Administrative Agent each of the following in form and substance satisfactory to Administrative Agent: (x) an Accession Agreement (or if the Guaranty is not then in effect, the

Guaranty) executed by such Parent Entity and (y) the items that would have been delivered under Section 4.01(3) through (9) if such Parent Entity had been a Loan Party on the Closing Date.
SECTION 7.05.  Use of Proceeds.
(a)Intentionally Omitted.
(b)Neither General Partner nor Borrower shall use, and shall procure that none of its or their Subsidiaries shall use, any proceeds of the Loans (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 7.06.  Transactions with Affiliates.  Permit to exist or enter into, or permit any Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than any Parent Entity, Borrower, any other Loan Party or any Subsidiary), except:
(a) transactions upon fair and reasonable terms which are no less favorable to Borrower or such other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate;
(b)Restricted Payments permitted under Section 7.02;
(c)transactions permitted by Section 7.04;
(d)[reserved];
(e)transactions constituting investments by Borrower or any Subsidiary in any UJV that are not otherwise prohibited under the Loan Documents; and
(f)transactions permitted or approved in accordance with the Related Party Transaction Policy.
ARTICLE VIII

FINANCIAL COVENANTS

So long as this Agreement is in effect, Borrower shall not permit or suffer:

SECTION 8.01.  Ratio of Total Outstanding Indebtedness to Capitalization Value.  Total Outstanding Indebtedness to exceed sixty percent (60%) of Capitalization Value, each measured as of the most recently ended fiscal quarter; provided, however, with respect to any fiscal quarter in which Borrower or any of its Consolidated Businesses or UJVs have acquired Real Property Assets, the ratio of Total Outstanding Indebtedness to Capitalization Value as of the end of such fiscal quarter and the next three (3) succeeding fiscal quarters may increase to 65%, provided that such ratio does not exceed 60% as of the end of the fiscal quarter immediately thereafter. For purposes of this Section 8.01 only:
(i)Total Outstanding Indebtedness shall be adjusted by deducting therefrom an amount equal to Unrestricted Cash and Cash Equivalents;
(ii)Capitalization Value shall be adjusted by deducting therefrom the amount by which Total Outstanding Indebtedness is reduced under the immediately preceding clause (i);
(iii)for purposes of determining Capitalization Value costs and expenses incurred during the applicable period with respect to acquisitions that failed to close and were abandoned during such period shall not be deducted in determining EBITDA; and
(iv)for purposes of clause (i) above, Unrestricted Cash and Cash Equivalents shall be (x) adjusted to deduct therefrom $10,000,000 and (y) calculated without inclusion of Borrower’s Pro Rata Share of any Cash or Cash Equivalents owned by any UJV.
SECTION 8.02.  Ratio of Combined EBITDA to Fixed Charges.  The ratio of Combined EBITDA to Fixed Charges, each measured as of the most recently ended fiscal quarter, to be less than 1.50 to 1.00.
SECTION 8.03.  Ratio of Unencumbered Combined EBITDA to Unsecured Interest Expense.  The ratio of Unencumbered Combined EBITDA to Unsecured Interest Expense, each measured as of the most recently ended fiscal quarter, to be less than 1.50 to 1.00.
SECTION 8.04.  Ratio of Unsecured Indebtedness to Capitalization Value of Unencumbered Assets.  Unsecured Indebtedness to exceed sixty percent (60%) of Capitalization Value of Unencumbered Assets, each measured as of the most recently ended fiscal quarter; provided, however, with respect to any fiscal quarter in which Borrower or any of its Consolidated Businesses or UJVs has acquired Real Property Assets, the ratio of Unsecured Indebtedness to Capitalization Value of Unencumbered Assets as of the end of such fiscal quarter and the next three (3) succeeding fiscal quarters may increase to 65%, provided that such ratio does not exceed 60% as of the end of the fiscal quarter immediately thereafter. For purposes of this Section 8.04 only:
(i)Unsecured Indebtedness shall be adjusted by deducting therefrom an amount equal to Unrestricted Cash and Cash Equivalents or such lesser amount of Unrestricted Cash and Cash Equivalents as Borrower shall specify solely for this purpose (the “Unsecured Indebtedness Adjustment”);
(ii)Capitalization Value of Unencumbered Assets shall be adjusted by deducting therefrom the Unsecured Indebtedness Adjustment;
(iii)for purposes of determining Capitalization Value of Unencumbered Assets, costs and expenses incurred during the applicable period with respect to acquisitions that failed to close and were abandoned during such period shall not be deducted in determining EBITDA; and

(iv)for purposes of clause (i) above, Unrestricted Cash and Cash Equivalents shall be (x) adjusted to deduct therefrom the sum of $10,000,000 plus the amount of any Unrestricted Cash and Cash Equivalents used to determine the Secured Indebtedness Adjustment in Section 8.05, and (y) calculated without inclusion of Borrower’s Pro Rata Share of any Cash or Cash Equivalents owned by any UJV.
SECTION 8.05.  Ratio of Secured Indebtedness to Capitalization Value.  The ratio of Secured Indebtedness to Capitalization Value, each measured as of the most recently ended fiscal quarter, to exceed 50%. For purposes of this Section 8.05 only:
(i)Secured Indebtedness shall be adjusted by deducting therefrom an amount equal to Unrestricted Cash and Cash Equivalents or such lesser amount of Unrestricted Cash and Cash Equivalents as Borrower shall specify solely for this purpose (the “Secured Indebtedness Adjustment”);
(ii)Capitalization Value shall be adjusted by deducting therefrom the Secured Indebtedness Adjustment;
(iii)for purposes of determining Capitalization Value, costs and expenses incurred during the applicable period with respect to acquisitions that failed to close and were abandoned during such period shall not be deducted in determining EBITDA; and
(iv)for purposes of clause (i) above, Unrestricted Cash and Cash Equivalents shall be (x) adjusted to deduct therefrom the sum of $10,000,000 plus the amount of any Unrestricted Cash and Cash Equivalents used to determine the Unsecured Indebtedness Adjustment in Section 8.04, and (y) calculated without inclusion of Borrower’s Pro Rata Share of any Cash or Cash Equivalents owned by any UJV.
SECTION 8.06.  Debt of General Partner.  Notwithstanding anything contained herein to the contrary, any Debt of General Partner shall be deemed to be Debt of Borrower (provided that the same shall be without duplication), for purposes of calculating the financial covenants set forth in this Article VIII.
ARTICLE IX

EVENTS OF DEFAULT
SECTION 9.01.  Events of Default.  Any of the following events shall be an “Event of Default”:
(1)If Borrower shall fail to pay the principal of any Loans; or fail to pay interest accruing on any Loans as and when due and such failure to pay shall continue unremedied for five (5) Banking Days after the due date of such amount; or fail to pay any fee or any other amount due under this Agreement or any other Loan Document as and when due and such failure to pay shall continue unremedied for five (5) Banking Days after notice by Administrative Agent of such failure to pay;

(2)If any representation or warranty made or deemed made by Borrower or any other Loan Party in this Agreement or in any other Loan Document or which is contained in any certificate, document, opinion, financial or other statement furnished at any time under or in connection with a Loan Document shall prove to have been incorrect in any material respect (or in any respect to the extent qualified by Material Adverse Change or other materiality qualifier) on or as of the date made or deemed made;
(3)If Borrower shall fail (a) to perform or observe any term, covenant or agreement contained in Section 6.01, 6.09(7), Article VII or Article VIII; or (b) to perform or observe any term, covenant or agreement contained in this Agreement or any other Loan Document (other than obligations specifically referred to elsewhere in this Section 9.01) and such failure shall remain unremedied for thirty (30) consecutive calendar days after the date upon which Borrower has received written notice of such failure from Administrative Agent; provided, however, that if any such default under clause (b) above cannot by its nature be cured within such thirty (30) day grace period and so long as Borrower shall have commenced cure within such thirty (30) day grace period and shall, at all times thereafter, diligently prosecute the same to completion, Borrower shall have an additional period to cure such default; provided, however, that, in no event is the foregoing intended to effect an extension of any Maturity Date;
(4)If Borrower or any Subsidiary that owns, directly or indirectly, any Unencumbered Asset, shall fail (a) to pay any Debt (other than the payment obligations described in paragraph (1) of this Section 9.01 or obligations that are Without Recourse to Borrower) the Recourse portion of which to Borrower is an amount equal to or greater than Fifty Million Dollars ($50,000,000) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) after the expiration of any applicable grace period, or (b) to perform or observe any material term, covenant, or condition under any agreement or instrument relating to any such Debt, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or the lapse of time, or both (other than in cases where, in the judgment of the Required Banks, meaningful discussions likely to result in (i) a waiver or cure of the failure to perform or observe, or (ii) otherwise averting such acceleration are in progress between Borrower and the obligee of such Debt), the maturity of such Debt, or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled or otherwise required prepayment, repurchase or defeasance not triggered by such failure, or customary non-default events, such as mandatory prepayments triggered by asset sales or casualty events), prior to the stated maturity thereof;
(5)If Borrower, General Partner, any Guarantor or any other Subsidiary (other than a Subsidiary that does not own, in whole or in part, directly or indirectly, any Unencumbered Assets) shall (a) generally not, or be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; (b) make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; (c) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (d) have had any such petition or application filed or any such proceeding shall have been commenced, against it, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed or unstayed for a period of sixty (60) days or more; (e) be the subject of any proceeding under which all or a substantial part of its assets may be subject to seizure, forfeiture or divestiture by any governmental entity; (f) by any act or omission indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; or (g) suffer any such custodianship, receivership or trusteeship for all or any substantial part of its property, to continue undischarged for a period of sixty (60) days or more;
(6)If one or more judgments, decrees or orders for the payment of money in excess of Fifty Million Dollars ($50,000,000) in the aggregate shall be rendered against Borrower, General Partner, any Guarantor or any other Subsidiary that owns, directly or indirectly, any Unencumbered Asset, and any such judgments, decrees or orders shall continue unsatisfied and in effect for a period of sixty (60) consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal (excluding (x) amounts for which insurance coverage has not been denied by the applicable carrier and (y) judgments, decrees or orders in respect of Debt that is Without Recourse to Borrower or General Partner), or such earlier date as any Person shall commence enforcement of such judgment, decree or order;
(7)If any of the following events shall occur or exist with respect to any Plan or Multiemployer Plan (as applicable): (a) any Prohibited Transaction; (b) any Reportable Event; (c) the filing under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or Multiemployer Plan or the termination of any Plan or Multiemployer Plan; (d) the complete or partial withdrawal from a Multiemployer Plan (or receipt of a notice under Section 4219 of ERISA of withdrawal liability with respect to a Multiemployer Plan) by Borrower, its Subsidiaries, General Partner or any ERISA Affiliate from a Multiemployer Plan; (e) the determination that a Multiemployer Plan is in “endangered status” or “critical status”; (f) the receipt of a notice from a Multiemployer Plan that it is in “reorganization” or “insolvency”; (g) receipt of notice of an application by the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan or Multiemployer Plan, or the institution by the PBGC of any such proceedings; (h) Borrower, its Subsidiaries, General Partner or any ERISA Affiliate fails to meet the minimum funding standards under Section 412 of the Code or a condition exists which gives rise to imposition of a lien under Section 430(k) of the Code or Section 303(k) of ERISA, and in each case above, if either (1) such event or conditions, if any, result in Borrower, its Subsidiaries, General Partner or any ERISA Affiliate being subject to any tax, penalty or other liability to a Plan, a Multiemployer Plan, the PBGC or otherwise (or any combination thereof), which in the aggregate exceeds or is reasonably likely to exceed Fifty Million Dollars ($50,000,000), and the same continues unremedied or unpaid for a period of forty-five (45) consecutive days or (2) such event or conditions, if any, is reasonably likely to result in Borrower, its Subsidiaries, General Partner or any ERISA Affiliate being subject to any tax, penalty or other liability to a Plan, a Multiemployer Plan, the PBGC or otherwise (or any combination thereof), which in the aggregate exceeds or may exceed Fifty Million Dollars ($50,000,000)

and such event or condition is unremedied, or such tax, penalty or other liability is not reserved against or the payment thereof otherwise secured to the reasonable satisfaction of Administrative Agent, for a period of forty-five (45) consecutive days after notice from Administrative Agent;
(8)If General Partner shall fail at any time to (i) maintain at least one class of its common shares which has trading privileges on the New York Stock Exchange or the American Stock Exchange or is the subject of price quotations in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System, or (ii) maintain its status as a self-directed and self-administered REIT, and in either case such failure shall remain unremedied for thirty (30) consecutive calendar days after notice thereto;
(9)Intentionally Omitted;
(10)If at any time assets of Borrower or General Partner constitute Plan assets for ERISA purposes (within the meaning of C.F.R. § 2510.3-101, as modified by Section 3(32) of ERISA);
(11)Intentionally Omitted;
(12)If Borrower or any other Loan Party shall disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or any Loan Document shall cease to be in full force and effect (except, in each case, as a result of the express terms thereof or as Administrative Agent may approve in writing);
(13)If any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40.0% of the total voting power of the then outstanding voting stock of General Partner;
(14)If, during any period of 12 consecutive months ending after the Closing Date, individuals who at the beginning of any such 12-month period constituted the Board of Trustees of General Partner (together with any new trustees whose election by such Board of Trustees or whose nomination for election by the shareholders of General Partner was approved by a vote of a majority of the trustees then still in office who were either trustees at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Trustees of General Partner then in office;
(15)If General Partner shall cease to own or control, directly or indirectly, more than 50% of the outstanding Equity Interests of Borrower; or

(16)If General Partner, or a Wholly Owned Subsidiary of General Partner, shall cease to be the sole general partner of Borrower or shall cease to have the sole and exclusive power to exercise all management and control over Borrower substantially in the same manner as provided for in Borrower’s partnership agreement in effect on the Closing Date.

Notwithstanding the foregoing, in the event of a Default or Event of Default arising as a result of the determination of any asset, Consolidated Business or UJV as an Unencumbered Asset at any particular time of reference, if such Default or Event of Default is capable of being cured solely by the exclusion of such asset, Consolidated Business or UJV as an Unencumbered Asset, Borrower shall be permitted a period not to exceed fifteen (15) days from the earlier of (x) the date upon which a Responsible Officer of Borrower obtains knowledge of such Default or Event of Default (as applicable) or (y) the date upon which Borrower has received written notice of such Default or Event of Default from Administrative Agent, to remove such asset, Consolidated Business or UJV as an Unencumbered Asset upon delivery by Borrower to Administrative Agent of each of the following:  (i) written notice thereof and (ii) a compliance certificate excluding such asset, Consolidated Business or UJV as an Unencumbered Asset and evidencing compliance with the financial covenants for the periods such asset, Consolidated Business or UJV was determined to be an Unencumbered Asset.

SECTION 9.02.  Remedies.  If any Event of Default shall occur and be continuing, Administrative Agent shall, upon request of the Required Banks, by notice to Borrower, (1) terminate the applicable Commitments of such Banks, whereupon such Commitments shall terminate and such Banks shall have no further obligation to extend credit hereunder; and/or (2) declare the unpaid balance of the applicable Loans, all interest thereon and all other Guaranteed Obligations related to such Loans payable under this Agreement to be forthwith due and payable, whereupon such balance, all such interest and all such Guaranteed Obligations due under this Agreement shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower; and/or (3) exercise any remedies provided in any of the Loan Documents or by law; provided, however, that upon the occurrence of any Event of Default specified in Section 9.01(5), the Commitments shall automatically terminate (and the Banks shall have no further obligation to extend credit hereunder) and the unpaid balance of the Loans, all interest thereon and all other Guaranteed Obligations payable under this Agreement shall automatically be and become forthwith due and payable, all of which are hereby expressly waived by Borrower.
SECTION 9.03.  Allocation of Proceeds.
(a)If an Event of Default exists, all payments received by Administrative Agent (or any Bank as a result of its exercise of remedies permitted under Section 12.08) under any of the Loan Documents in respect of any Guaranteed Obligations shall be applied in the following order and priority:
(i)to payment of that portion of the Guaranteed Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees then due and payable in accordance with the Loan Documents, payable to Administrative Agent in its capacity as such, in proportion to the respective amounts described in this clause (i) payable to the Administrative Agent;

(ii)to payment of that portion of the Guaranteed Obligations constituting fees, indemnities and other amounts then due and payable to the Banks in accordance with the Loan Documents, including reasonable attorney fees, ratably among the Banks in proportion to the respective amounts described in this clause (ii) payable to them;
(iii)[reserved];
(iv)to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest on the Loans, ratably among the Banks in proportion to the respective amounts described in this clause (iv) payable to them;
(v)[reserved];
(vi)to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Loans and other payment obligations then owing under Specified Derivatives Contracts and Specified Cash Management Agreements, ratably among the Banks, the Specified Derivatives Providers and the Specified Cash Management Banks in proportion to the respective amounts described in this clause (vi) payable to them; and
(vii)the balance, if any, after all of the Guaranteed Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by applicable Law.

Notwithstanding the foregoing, Guaranteed Obligations arising under Specified Derivatives Contracts and Specified Cash Management Agreements shall be excluded from the application described above if Administrative Agent has not received written notice thereof, together with such supporting documentation as Administrative Agent may request, from the applicable Specified Derivatives Provider or Specified Cash Management Bank, as the case may be.  Each Specified Derivatives Provider or Specified Cash Management Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Administrative Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Bank” party hereto.

SECTION 9.04.  Performance by Administrative Agent.  If Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Administrative Agent may, after notice to Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein.  In such event, Borrower shall, at the request of Administrative Agent, promptly pay any amount reasonably expended by Administrative Agent in such performance or attempted performance to Administrative Agent, together with interest thereon at the applicable Default Rate from the date of such expenditure until paid.  Notwithstanding the foregoing, neither Administrative Agent nor any Bank shall have any liability or responsibility whatsoever for the performance of any obligation of Borrower under this Agreement or any other Loan Document.
SECTION 9.05.  Rights Cumulative.

(a)The rights and remedies of Administrative Agent and the Banks under this Agreement and each of the other Loan Documents, of the Specified Derivatives Providers under the Specified Derivatives Contracts, and of the Specified Cash Management Banks under the Specified Cash Management Agreements, shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under applicable law.  In exercising their respective rights and remedies Administrative Agent, the Banks, the Specified Derivatives Providers and the Specified Cash Management Banks may be selective and no failure or delay by any such Person in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.
(b)Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against Borrower and the other Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Article X for the benefit of all of the Banks; provided that the foregoing shall not prohibit (i) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) [reserved], (iii) any Specified Derivatives Provider or Specified Cash Management Bank from exercising the rights and remedies that inure to its benefit under any Specified Deriviatives Contract or Specified Cash Management Agreement, as applicable, (iv) any Bank from exercising setoff rights in accordance with Section 12.08 (subject to the terms of Section 10.15), or (v) any Bank from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Banks shall have the rights otherwise ascribed to Administrative Agent pursuant to Article X and (y) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 10.15, any Bank may, with the consent of the Required Banks, enforce any rights and remedies available to it and as authorized by the Required Banks.
ARTICLE X

ADMINISTRATIVE AGENT; RELATIONS AMONG BANKS
SECTION 10.01.  Appointment, Powers and Immunities of Administrative Agent.  Each Bank hereby irrevocably appoints and authorizes Administrative Agent to act as its agent hereunder and under any other Loan Document with such powers as are specifically delegated to Administrative Agent by the terms of this Agreement and any other Loan Document, together with such other powers as are reasonably incidental thereto. Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and any other Loan Document or required by law, and shall not by reason of this Agreement be a fiduciary or trustee for any Bank except to the extent that Administrative Agent acts as an agent with respect to the receipt or payment of funds (nor shall Administrative Agent have any fiduciary duty to Borrower nor shall any Bank have any fiduciary duty to Borrower or to any other Bank). Administrative Agent shall not be responsible to the Banks for any recitals, statements, representations or warranties made by Borrower or any officer, partner or official of Borrower or any other Person contained in this

Agreement or any other Loan Document, or in any certificate or other document or instrument referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document or instrument referred to or provided for herein or therein, for the perfection or priority of any Lien securing the Guaranteed Obligations or for any failure by Borrower to perform any of its obligations hereunder or thereunder.  None of Administrative Agent, its Affiliates or its or its Affiliates’ officers, directors, employees, agents, trustees, administrators, managers, advisors or representatives (collectively, the “Related Parties”): (a) makes any warranty or representation to any Bank or any other Person, or shall be responsible to any Bank or any other Person for any statement, warranty or representation made or deemed made by Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of Borrower or other Persons, or to inspect the property, books or records of Borrower or any other Person; and (c) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties.  Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible, except as to money or securities received by it or its authorized agents, for the negligence or misconduct (as finally determined by a court of competent jurisdiction) of any such agents or attorneys-in-fact selected by it with reasonable care. Neither Administrative Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction). Borrower shall pay any fee agreed to by Borrower and Administrative Agent with respect to Administrative Agent’s services hereunder.  Notwithstanding anything to the contrary contained in this Agreement, Administrative Agent agrees with the Banks that Administrative Agent shall perform its obligations under this Agreement in good faith according to the same standard of care as that customarily exercised by it in administering its own loans of a similar type.
SECTION 10.02.  Reliance by Administrative Agent.  Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telefax or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. Administrative Agent may deem and treat each Bank as the holder of the Loan made by it for all purposes hereof and shall not be required to deal with any Person who has acquired a participation in any Loan or participation from a Bank. As to any matters not expressly provided for by this Agreement or any other Loan Document, Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks and any other holder of any of the Guaranteed Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, Administrative Agent shall not be required to take any action which exposes Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable law.  Without limiting the foregoing, no Bank shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Banks, or where applicable, all of the Banks.
SECTION 10.03.  Defaults.  Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default (other than an Event of Default pursuant to Section 9.01(1)) unless Administrative Agent has received notice from a Bank or Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default.” In the event that Administrative Agent receives a Notice of Default, Administrative Agent shall give prompt notice thereof to the Banks. Administrative Agent, following consultation with the Banks, shall (subject to Section 9.02, Section 10.07 and Section 12.02) take such action with respect to such Default or Event of Default which is continuing as shall be directed by the Required Banks; provided that, unless and until Administrative Agent shall have received such directions, Administrative Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Banks; and provided further that Administrative Agent shall not (subject to Section 9.02) send a notice of Default, Event of Default or acceleration to Borrower without the approval of the Required Banks. In no event shall Administrative Agent be required to take any such action which it determines to be contrary to law.  If any Bank (excluding the Bank which is also serving as Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to Administrative Agent such a “Notice of Default”; provided, a Bank’s failure to provide such a “Notice of Default” to Administrative Agent shall not result in any liability of such Bank to any other party to any of the Loan Documents.
SECTION 10.04.  Rights of Agent as a Bank.  With respect to its Commitment and the Loan provided by it, each Person serving as an Agent in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as such Agent, and the term any “Bank” or “Banks” shall include each Person serving as an Agent in its capacity as a Bank. Each Person serving as an Agent and its Affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to (on a secured or unsecured basis), and generally engage in any kind of banking, trust or other business with, Borrower (and any Affiliates of Borrower) as if it were not acting as such Agent.  The Banks acknowledge that, pursuant to such business activities, an Agent or its Affiliates may receive information regarding Borrower and its Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that no Agent shall be under any obligation to provide such information to the Banks.
SECTION 10.05.  Indemnification of Agents.  Each Bank agrees to indemnify each Agent (to the extent not reimbursed under Section 12.04 or under the applicable provisions of any other Loan Document, but without limiting the obligations of Borrower under Section 12.04 or such provisions), for its Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of this Agreement, any other Loan Document or any other documents contemplated by or referred to herein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which Borrower is obligated to pay under Section 12.04) or under the applicable provisions of any other Loan Document or the enforcement of any of the terms hereof or thereof or of any such other documents or instruments; provided that no Bank shall be liable for (1) any of the foregoing to the extent they arise from the gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) of the party to be indemnified, (2) any loss of principal or interest with respect to the Loan of any Bank serving as an Agent or (3) any loss suffered by such Agent in connection with a swap or other interest rate hedging arrangement entered into with Borrower, and that no action taken in accordance with the written directions of the Required Banks (or all of the Banks, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement.
SECTION 10.06.  Non-Reliance on Agents and Other Banks.  Each of the Banks expressly acknowledges and agrees that no Agent nor any of its respective Related Parties has made any representations or warranties to such Bank and that no act by any Agent hereafter taken, including any review of the affairs of General Partner, Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by any Agent to any Bank.  Each of the Banks acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon any Agent, any other Bank or counsel to Administrative Agent, or any of their respective Related Parties, and based on the financial statements of General Partner, Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of General Partner, Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate.  Each of the Banks also acknowledges that it will, independently and without reliance upon any Agent, any other Bank or counsel to Administrative Agent or any of their respective Related Parties, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents.  No Agent shall be required to keep itself informed as to the performance or observance by Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, Borrower, any other Loan Party or any other Subsidiary.  Except for notices, reports and other documents and information expressly required to be furnished to the Banks by Administrative Agent under this Agreement or any of the other Loan Documents, Administrative Agent shall have no duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of General Partner, Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of Administrative Agent or any of its Related Parties.  Each of the Banks acknowledges that Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to Administrative Agent and is not acting as counsel to any Bank.
SECTION 10.07.  Failure of Administrative Agent to Act.  Except for action expressly required of Administrative Agent hereunder, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances of the indemnification obligations of the Banks under Section 10.05 in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  If any indemnity furnished by the Banks to Administrative Agent for any purpose shall, in the reasonable opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the action indemnified against until such additional indemnity is furnished.
SECTION 10.08.  Resignation or Removal of Administrative Agent.  If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Banks may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and appoint a successor; provided, however, that so long as no Default under Section 9.01(1) or Section 9.01(5) or Event of Default exists, such appointment shall be subject to Borrower’s approval (such approval not to be unreasonably withheld or delayed) (except that Borrower shall, in all events, be deemed to have approved each Bank and any of its Affiliates as a successor Administrative Agent). If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Banks) (the “Removal Closing Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Closing Date.  Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Banks and Borrower.  Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default under Section 9.01(1) or Section 9.01(5) or Event of Default exists, be subject to Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that Borrower shall, in all events, be deemed to have approved each Bank and any of its Affiliates as a successor Administrative Agent).  If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a Bank, if any Bank shall be willing to serve, and otherwise shall be a Qualified Institution; provided that if Administrative Agent shall notify Borrower and the Banks that no Bank has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice.  As of the Removal Closing Date or the effectiveness of such resignation, as applicable, (1) Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made to each Bank directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such the Banks so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of Administrative Agent as if each such Bank were itself Administrative Agent.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  After any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article X shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.
SECTION 10.09.  Amendments Concerning Agency Function.  Notwithstanding anything to the contrary contained in this Agreement, no Agent shall be bound by any waiver, amendment, supplement or modification of this Agreement or any other Loan Document which affects its duties, rights, and/or function hereunder or thereunder unless it shall have given its prior written consent thereto.
SECTION 10.10.  Liability of Administrative Agent.  Administrative Agent shall not have any liabilities or responsibilities to Borrower on account of the failure of any Bank to perform its obligations hereunder or to any Bank on account of the failure of Borrower to perform its obligations hereunder or under any other Loan Document.
SECTION 10.11.  Transfer of Agency Function.  Without the consent of Borrower or any Bank, Administrative Agent may at any time or from time to time transfer its functions as Administrative Agent hereunder to any of its offices wherever located in the United States, provided that Administrative Agent shall promptly notify in writing Borrower and the Banks thereof.
SECTION 10.12.  Non-Receipt of Funds by Administrative Agent.  Unless Administrative Agent shall have received notice from a Bank or Borrower (either one as appropriate being the “Payor”) prior to the date on which such Bank is to make payment hereunder to Administrative Agent of the proceeds of a Loan or Borrower is to make payment to Administrative Agent, as the case may be (either such payment being a “Required Payment”), which notice shall be effective upon receipt, that the Payor will not make the Required Payment in full to Administrative Agent, Administrative Agent may assume that the Required Payment has been made in full to Administrative Agent on such date, and Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make the amount thereof available to the intended recipient on such date. If and to the extent the Payor shall not have in fact so made the Required Payment in full to Administrative Agent, the recipient of such payment shall repay to Administrative Agent forthwith on demand such amount made available to it together with interest thereon, for each day from the date such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount, at the customary rate set by Administrative Agent for the correction of errors among the Banks for three (3) Banking Days and thereafter at the Base Rate.
 Taxes
.
(a)Payments Free of Taxes.  Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 10.13) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes by Borrower.  Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for, Other Taxes.
(c)Evidence of Payments.  As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 10.13, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.
(d)Indemnification by Borrower.  Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Recipient (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.
(e)Indemnification by Banks.  Each Bank shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Bank's failure to comply with the provisions of Section 12.05(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Bank by Administrative Agent shall be conclusive absent manifest error.  Each Bank hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by Administrative Agent to such Bank from any other source against any amount due to Administrative Agent under this paragraph (e).
(f)Status of Banks.  (i) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Bank, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 10.13(f)(ii)(A), (B) and (D) below) shall not be required if in the applicable Bank's reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.
(ii)Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,
(A)any Bank that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), an executed IRS Form W-9 certifying that such Bank is exempt from U.S. Federal backup withholding tax;
(B)any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN or Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;
(2)in the case of a Foreign Bank claiming that its extension of credit will generate U.S. effectively connected income, an executed IRS Form W-8ECI;
(3)in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Bank is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" within the meaning of Section 881(c)(3)(C) of the Code (a "U.S. Tax

Compliance Certificate") and (y) an executed IRS Form W-8BEN or W-8BEN-E; or
(4)to the extent a Foreign Bank is not the beneficial owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C)any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Bank under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(g)Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 10.13 (including by the payment of additional amounts pursuant to this Section 10.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 10.13 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will any indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to, or to apply for or seek a refund of any Taxes on behalf of, any indemnifying party or any other Person.
(h)Survival.  Each party's obligations under this Section 10.13 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)Defined Terms.  For purposes of this Section 10.13, the term “applicable law” includes FATCA.
SECTION 10.14.  Pro Rata Treatment.  Except to the extent otherwise provided:
(a)[reserved];
(b)[reserved];
(c)[reserved];
(d)each borrowing of Term Loans from the Banks under Section 2.01(d) shall be made from the Banks, each payment of the fees under Section 2.08 shall be made for the account of the Banks, and each termination or reduction of the amount of Commitments under Section 2.16(a) shall be applied to the Commitments of the Banks, according to the amounts of their respective Pro Rata Shares;
(e)each payment or prepayment of principal of Term Loans shall be made for the account of the Banks according to the amounts of their respective Pro Rata Shares; provided that, subject to Section 12.20, if immediately prior to giving effect to any such payment in respect of Term Loans the outstanding principal amount of the Term Loans shall not be held by the Banks in accordance with their respective Pro Rata Shares in effect at the time such Term Loans were made, then such payment shall be applied to the Term Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Terms Loans being held by the Banks in accordance with such respective Pro Rata Shares;
(f)each payment of interest on the Term Loans shall be made for the account of the Banks according to the amounts of their respective Pro Rata Shares, as applicable, then due and payable to the Banks; and
(g)the Conversion and Continuation of the Term Loans (other than Conversions provided for by Sections 3.01, 3.03 and 3.04) shall be made pro rata among the Banks, according to the amounts of their respective Pro Rata Shares.
SECTION 10.15.  Sharing of Payments Among Banks.  If a Bank shall obtain payment of any principal of or interest on any Loan made by it through the exercise of any right of setoff, banker’s lien or counterclaim, or by any other means (including direct payment), and such payment results in such Bank receiving a greater payment than it would have been entitled to had such payment been paid directly to Administrative Agent for disbursement to the Banks, then such Bank shall promptly purchase for cash from the other Banks participations in the Loans made by the other Banks in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all of the Banks shall share ratably the benefit of such payment; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). To such end the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Borrower agrees that any Bank so purchasing a participation in the Loans made by other Banks may exercise all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness of Borrower.
SECTION 10.16.  Possession of Documents.  Each Bank shall keep possession of its own Notes. Administrative Agent shall hold all the other Loan Documents and related documents in its possession and maintain separate records and accounts with respect thereto, and shall permit the Banks and their representatives access at all reasonable times to inspect such Loan Documents, related documents, records and accounts.
SECTION 10.17.  Syndication Agent, Documentation Agents and Co-Sustainability Structuring Agents.  The Banks serving as Syndication Agent, Documentation Agents or Co-Sustainability Structuring Agents shall have no duties or obligations in such capacities.  In addition, in acting as an Agent, no Bank will have any responsibility except as set forth herein and shall in no event be subject to any fiduciary or other implied duties.  In addition the Co-Sustainability Structuring Agents have not assumed and will not assume any advisory, agency or fiduciary responsibility in favor of Borrower.

SECTION 10.18.   Certain ERISA Matters.
(a)Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, that, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, Administrative Agent, each Lead Arranger and each Bookrunner and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement;
(ii)the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Bank’s entrance into, participation in, administration of and performance of the Loans, this Agreement;
(iii)(A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, this Agreement and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, this Agreement; or
(iv)such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Bank.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or (2) a Bank has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, Administrative Agent, each Lead Arranger, each Bookrunner and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that none of Administrative Agent, any Lead Arranger or any Bookrunner or any of their respective Affiliates is a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
SECTION 10.19.  Sustainability Matters. The parties hereto acknowledge and agree that neither Administrative Agent nor the Co-Sustainability Structuring Agents (a) makes any assurances whether this Agreement or any other Loan Document meets any criteria or expectations of Borrower or any Bank with regard to environmental or social impact and sustainability performance, or whether the characteristics of the KPI 1 (Renewable Energy Procurement) and KPI 2 (Green Certification) (including any environmental, social and sustainability criteria or any computation methodology) meet any industry standards for sustainability-linked credit facilities, or (b) has any responsibility for or liability in respect of reviewing, auditing or otherwise evaluating any calculation by Borrower of the KPI 1 (Renewable Energy Procurement), the KPI 2 (Green Certification), the KPI Metric Targets or any margin or fee adjustment (or any of the data or computations that are part of or related to any such calculation) set out in any Pricing Certificate (and Administrative Agent may rely conclusively on any such certificate, without further inquiry, when implementing any pricing adjustment).
ARTICLE XI

NATURE OF OBLIGATIONS
SECTION 11.01.  Absolute and Unconditional Obligations.  Borrower acknowledges and agrees that its obligations and liabilities under this Agreement and under the other Loan Documents shall be absolute and unconditional irrespective of (1) any lack of validity or enforceability of any of the Guaranteed Obligations, any Specified Derivative Contract, any Specified Cash Management Agreement, any Loan Documents, or any agreement or instrument relating thereto; (2) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or consent to any departure from any Loan Documents or any other documents or instruments executed in connection with or related to the Guaranteed Obligations; (3) any exchange or release of any collateral, if any, or of any other Person from all or any of the Guaranteed Obligations; or (4) any other circumstances which might otherwise constitute a defense available to, or a discharge of, Borrower or any other Person in respect of the Guaranteed Obligations.

The obligations and liabilities of Borrower under this Agreement and the other Loan Documents shall not be conditioned or contingent upon the pursuit by any Bank or any other Person at any time of any right or remedy against Borrower, any other Loan Party or any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral or security or guarantee therefor or right of setoff with respect thereto.

SECTION 11.02.  Non-Recourse to Principals and General Partner.  This Agreement and the obligations hereunder and under the other Loan Documents are fully recourse to Borrower and the Guarantors. Unless General Partner becomes a Guarantor pursuant to Section 6.10 and subject to the limitations described below in this Section 11.02, notwithstanding anything to the contrary contained in this Agreement, in any of the other Loan Documents, or in any other instruments, certificates, documents or agreements executed in connection with the Loans (all of the foregoing, for purposes of this Section, hereinafter referred to, individually and collectively, as the “Relevant

Documents”), and notwithstanding any applicable law that would make General Partner liable for the debts or obligations of Borrower, including as a general partner, no recourse under or upon any Obligation, representation, warranty, promise or other matter whatsoever shall be had against any of the Principals or General Partner, and each Bank expressly waives and releases, on behalf of itself and its successors and assigns, all right to assert any liability whatsoever under or with respect to the Relevant Documents against, or to satisfy any claim or obligation arising thereunder against, any of the Principals or General Partner or out of any assets of the Principals or General Partner, provided, however, that nothing in this Section shall be deemed to (1) release Borrower from any liability pursuant to, or from any of its obligations under, the Relevant Documents, or from liability for its fraudulent actions or fraudulent omissions; (2) release General Partner from personal liability arising outside of the terms of this Agreement for its, his or her own fraudulent actions, fraudulent omissions, misappropriation of funds, rents or insurance proceeds, gross negligence or willful misconduct; (3) constitute a waiver of any obligation evidenced or secured by, or contained in, the Relevant Documents or affect in any way the validity or enforceability of the Relevant Documents; or (4) limit the right of Administrative Agent and/or the Banks to proceed against or realize upon any collateral hereafter given for the Loans or any and all of the assets of Borrower (notwithstanding the fact that General Partner has an ownership interest in Borrower and, thereby, an interest in the assets of Borrower) or to name Borrower (or, to the extent that the same are required by applicable law or are determined by a court to be necessary parties in connection with an action or suit against Borrower or any collateral hereafter given for the Loans, General Partner) as a party defendant in, and to enforce against any collateral hereafter given for the Loans and/or assets of Borrower any judgment obtained by Administrative Agent and/or the Banks with respect to, any action or suit under the Relevant Documents so long as no judgment shall be taken (except to the extent taking a judgment is required by applicable law or determined by a court to be necessary to preserve Administrative Agent’s and/or the Banks’ rights against any collateral hereafter given for the Loans or Borrower, but not otherwise) or shall be enforced against General Partner or its assets.
ARTICLE XII

MISCELLANEOUS
SECTION 12.01.  Binding Effect of Request for Advance.  Borrower agrees that, by its acceptance of any advance of proceeds of the Loans under this Agreement, it shall be bound in all respects by the request for advance submitted on its behalf in connection therewith with the same force and effect as if Borrower had itself executed and submitted the request for advance and whether or not the request for advance is executed and/or submitted by an authorized person.
SECTION 12.02.  Amendments and Waivers.
(a)Generally.  No amendment or material waiver of any provision of this Agreement or any other Loan Document nor consent to any material departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Banks and, solely for purposes of its acknowledgment thereof, Administrative Agent (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)Additional Bank Consents.  Notwithstanding the foregoing, no amendment, waiver or consent shall do any of the following:
(i)forgive or reduce the principal of, or interest on, the Loans or any fees due hereunder or any other amount due hereunder or under any other Loan Document (other than a waiver of default interest and changes in calculation of the ratio of Total Outstanding Indebtedness to Capitalization Value that may indirectly affect pricing), in each case, without the written consent of each Bank directly and adversely affected thereby;
(ii)change the definition of “Final Availability Date” without the written consent of each Bank directly and adversely affected thereby;
(iii)change the definition of “Maturity Date” or otherwise postpone any date on which a, or forgive any, scheduled payment of principal of the Term Loans, fees payable to any Banks or any other Obligations owing to the Banks (excluding mandatory prepayments, if any), in each case, without the written consent of each Bank directly and adversely affected thereby;
(iv)[reserved];
(v)change the definition of Pro Rata Share or change Section 10.14 or 10.15 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Bank directly and adversely affected thereby;
(vi)amend this Section 12.02 without the written consent of each Bank directly and adversely affected thereby;
(vii)reinstate, increase or decrease the Commitment of any Bank or subject any of the Banks to any additional obligations without the written consent of such Bank (other than pursuant to Section 2.16(c) or Section 3.07 and except for a ratable decrease in the Commitments of all Banks);
(viii)waive any default in payment under paragraph (1) of Section 9.01 or any default under paragraph (5) of Section 9.01 with respect to Borrower, any other Loan Party or General Partner, in each case, without the written consent of all of the Banks;
(ix)release all or substantially all of the Guarantors (other than as provided in Section 6.10) without the written consent of all of the Banks;
(x)change the definition of Required Banks, make any other modification that reduces the number or percentage of the Banks required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of all of the Banks; or
(xi)permit the assignment or transfer by Borrower of any of its rights or obligations hereunder or under any other Loan Document except in a transaction permitted (with or without the Required Banks’ consent) pursuant to Section 7.01 without the written consent of all of the Banks; and

provided, that (A) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent or the Co-Sustainability Structuring Agents, as applicable, in addition to the Banks required above, affect the rights or duties of the Administrative Agent or the Co-Sustainability Structuring Agents, as applicable, under this Agreement or any other Loan Document or modify Article X or Section 12.24 hereof and (B) any advance of proceeds of the Loans made prior to or without the fulfillment by Borrower of all of the conditions precedent thereto, whether or not known to Administrative Agent and the Banks, shall not constitute a waiver of the requirement that all conditions, including the non-performed conditions, shall be required with respect to all future advances. No failure on the part of Administrative Agent or any Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. All communications from Administrative Agent to the Banks requesting the Banks’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Bank and (ii) shall be accompanied by a description of the matter or thing as to which such determination, approval, consent or disapproval is requested. Each Bank shall reply promptly, but in any event within fifteen (15) Banking Days (or five (5) Banking Days with respect to any decision to accelerate or stop acceleration of the Loan) after receipt of the request therefor by Administrative Agent (the “Bank Reply Period”). Unless a Bank shall give written notice to Administrative Agent that it objects to the requested determination, approval, consent or disapproval within the Bank Reply Period, such Bank shall be deemed to have approved or consented to such requested determination, approval, consent or disapproval; provided that this sentence shall not apply to any determination, consent, approval or disapproval regarding any matter requiring the consent of all Banks or all affected Banks under the first proviso of this Section.

(c)Notwithstanding anything to the contrary in this Section, if Administrative Agent and Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, Administrative Agent and Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Banks.  Any such amendment shall become effective without any further action or consent of any of other party to this Agreement.  Administrative Agent shall notify the Banks of any such amendment.
(d)Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with only the written consent of Administrative Agent and Borrower (a) to provide for the making of any Incremental Increase as contemplated by Section 2.16 and to permit the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Banks in respect of such Incremental Increase in any determination of the Required Banks.
(e)Notwithstanding the foregoing, if at any time after the date hereof, any Bank shall consent to amend or otherwise modify any provision of the Existing Credit Agreement (or any facility refinancing, replacing, modifying, extending or increasing the revolving credit facility under the Existing Credit Agreement) in its capacity as a “Bank” under and as defined therein, and such amended or modified provision shall have a correlative provision under this Agreement (other than any amendment or other modification that is subject to Section 12.02(b)), such Bank shall be deemed to have consented to amend or otherwise modify such correlative provision under this Agreement with effectiveness automatically hereunder concurrently with the effectiveness of such amendment or other modification under the Existing Credit Agreement (or any facility refinancing, replacing, modifying, extending or increasing the revolving credit facility under the Existing Credit Agreement) with no further action required by such Bank.
SECTION 12.03.  Survival; Termination.  All covenants, agreements, representations and warranties made by Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent or any Bank may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Guaranteed Obligations hereunder are outstanding and unpaid.  At such time as (a) all of the Commitments have been terminated, (b) [reserved], (c) none of the Banks is obligated any longer under this Agreement to make any Loans and (d) all Obligations (other than obligations which survive as hereafter provided in this Section 12.03 and contingent indemnification obligations that have not been asserted) have been paid and satisfied in full, this Agreement shall terminate.  Promptly following such termination, each Bank shall promptly return to Borrower any Note issued to such Bank.  The provisions of Sections 3.01, 3.05, 3.06, 10.13, 12.14 and 12.15, the indemnities to which Administrative Agent and the Banks are entitled under Sections 10.05 and 12.04, and any other provision of this Agreement and the other Loan Documents (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.  Upon Borrower’s request, Administrative Agent agrees to deliver to Borrower, at Borrower’s sole cost and expense, written confirmation of the foregoing termination.
SECTION 12.04.  Expenses; Indemnification.
(a)Borrower agrees (a) to pay or reimburse Administrative Agent and, solely in connection with the initial closing and syndication of the facilities hereunder, the Bookrunners, for all of its and their reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including, without limitation, in respect of any notice given by Borrower under Section 2.16(c), whether or not the requested increase is actually effected), and the consummation of the transactions contemplated thereby, including the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel to Administrative Agent and all reasonable and documented out-of-pocket costs and expenses of Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents, (b) [reserved], (c) to pay or reimburse Administrative Agent and the Banks for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable and documented out-of-pocket fees, disbursements and other charges of their respective counsel and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the fees and disbursements of counsel to Administrative Agent, any Lead Arranger, any Bookrunner and any Bank incurred in connection with the representation of Administrative Agent, such Lead Arranger, any Bookrunner or such Bank in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Section 9.01(5), including, without limitation, (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor in possession financing or any plan of reorganization of Borrower or any other Loan Party, whether proposed by Borrower, such Loan Party, the Banks or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding.  Notwithstanding the foregoing, (i) the obligation to reimburse Administrative Agent, the Lead Arrangers, the Bookrunners and the Banks for fees and expenses of counsel in connection with the matters described in clauses (a), (c) and (d) above shall be limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to Administrative Agent, the Lead Arrangers, the Bookrunners and the Banks and, if reasonably necessary, a single local counsel for Administrative Agent and the Banks in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Bank similarly situated and (ii) except to the extent otherwise agreed among Borrower, the Lead Arrangers and Administrative Agent, Borrower is not responsible for costs, expenses and charges incurred by the Bank Parties in connection with the administration or syndication of the Loans (other than any administration fee payable to Administrative Agent).  Other than to the extent constituting a condition to the Closing Date set forth in Section 4.01, all reimbursement obligations pursuant to this Section 12.04(a) shall be due and payable not later than fifteen (15) Banking Days following receipt of a reasonably detailed invoice therefor.
(b)Borrower agrees to indemnify Administrative Agent, the Co-Sustainability Structuring Agents, each Bank, Affiliates of the foregoing, and their respective directors, officers, employees, agents and advisors (each such Person being called an “Indemnified Party”) from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of (w) the execution, delivery or performance of the Loan Documents by Borrower or the use of the proceeds of the Loans, directly or indirectly, by Borrower, (x) any claims by brokers due to acts or omissions by Borrower, (y) any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) (an “Indemnity Proceeding”) relating to any actual or proposed use by Borrower of the proceeds of the Loans, including without limitation, the reasonable fees and disbursements of third-party counsel incurred in connection with any such investigation or litigation or other proceedings or (z) third party claims or actions against any Bank or Administrative Agent relating to or arising from this Agreement and the transactions contemplated pursuant to this Agreement; provided, however, that Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this Section 12.04 to the extent arising from (A) the gross negligence, bad faith or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment, (B) a material breach by such Indemnified Party of its obligations under the

Loan Documents, as determined by a court of competent jurisdiction in a final, non-appealable judgment, (C) any dispute solely among Indemnified Parties (except in connection with claims or disputes (1) against Administrative Agent and/or any Bookrunner or any Lead Arranger in their respective capacities relating to whether the conditions to any advance have been satisfied, (2) against Administrative Agent, any Bookrunner and/or any Lead Arranger in their respective capacities with respect to a Defaulting Lender or the determination of whether a Bank is a Defaulting Lender, (3) against Administrative Agent, any Bookrunner and/or any Lead Arranger in their respective capacities as such and (4) directly resulting from any act or omission on the part of General Partner, Borrower, any other Loan Parties or any other Subsidiary), and (D) tax and yield maintenance matters otherwise addressed in Sections 3.01, 3.05, 3.06 and 10.13.
(c)If and to the extent that the obligations of Borrower under this Section are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.
(d)The obligations of Borrower under this Section shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Commitments.
(e)An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all costs and expenses incurred by such Indemnified Party shall be reimbursed by Borrower.  No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that (i) if Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) Borrower has provided evidence reasonably satisfactory to such Indemnified Party that Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of Borrower (which consent shall not be unreasonably withheld or delayed).
SECTION 12.05.  Assignment; Participation.
(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, provided that neither Borrower, General Partner nor any other Loan Party may, except as otherwise provided in Section 7.01, assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of Administrative Agent and each Bank, and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to a Qualified Institution in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the following subsection (e) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void).  Except as otherwise provided under Section 12.04, nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the following subsection (d) and, to the extent expressly contemplated hereby, the Affiliates and their respective directors, officers, employees, agents and advisors of each of Administrative Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Banks.  Any Bank may at any time assign to one or more Qualified Institutions all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(1)in the case of an assignment of the entire remaining amount of an assigning Bank’s Commitment and the Loans at the time owing to it, or contemporaneous assignments to related Approved Funds that equal at least the amount specified in the immediately following clause (2) in the aggregate, or in the case of an assignment to a Bank, an Affiliate of a Bank or an Approved Fund, no minimum amount need be assigned; and
(2)in any case not described in the immediately preceding subsection (1), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Bank subject to each such assignment (in each case, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of Administrative Agent and, so long as no Event of Default shall exist, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Commitment held by such assigning Bank or the outstanding principal balance of the Loans of such assigning Bank, as applicable, and in each case, without Participants, would be less than $10,000,000 (which minimum amount shall be reduced pro rata as a result of a cancellation or reduction of the aggregate Commitments), then such assigning Bank shall assign the entire amount of its Commitment and the Loans at the time owing to it.
(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
(iii)Required Consents.  No consent shall be required for any assignment except to the extent required by clause (i)(2) of this subsection (b) and, in addition:
(1)the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless an Event of Default shall exist at the time of such assignment; provided that (I) Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Banking Days after having received notice thereof and (II) Borrower can withhold such consent if such assignment shall subject Borrower to any greater obligations under Sections 3.01 or 3.06; provided further that no such consent shall be required if such assignment is to a Person that is already a Bank with Commitment, an Affiliate of such a Bank or an Approved Fund with respect to such a Bank;
(2)the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Commitment if such assignment is to a Person that is not already a Bank with a Commitment, an Affiliate of such a Bank or an Approved Fund with respect to such a Bank; and
(3)[reserved].
(iv)Assignment and Acceptance; Notes.  The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 for each assignment (which fee Administrative Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Bank, shall deliver to Administrative Agent an Administrative Questionnaire.  If requested by the transferor Bank or the assignee, upon the consummation of any assignment, the transferor Bank, Administrative Agent and Borrower shall make appropriate arrangements so that new Notes are issued to the assignee and such transferor Bank, as appropriate.
(v)No Assignment to Certain Persons.  No such assignment shall be made to (A) Borrower or any of Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)No Assignment to Natural Persons.  No such assignment shall be made to a natural person (or a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof).
(vii)Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent and the Banks hereunder (and interest accrued thereon).  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.05 and 12.04 and the other provisions of this Agreement and the other Loan Documents with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Bank having been a Defaulting Lender.  Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with the following subsection (d).

(c)Register.  Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations.  Any Bank may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural Person or Borrower or any of Borrower’s Affiliates or Subsidiaries or any Defaulting Lender) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it) in minimum amounts of not less than $5,000,000 prior to an Event of Default, and upon the occurrence and during the continunance of an Event of Default, in any amount; provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent and the Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to (w) increase such Bank’s Commitment, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Bank, (y) reduce the rate at which interest is payable thereon or (z) release any Guarantor from its Obligations under the Guaranty except as contemplated by Section 6.10, in each case, as applicable to that portion of such Bank’s rights and/or obligations that are subject to the participation.  Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.06 and 10.13 (subject, in each case, to the requirements and limitations therein, including the requirements under Section 10.13(f) (it being understood that documentation required under Section 10.13(f) shall be delivered to the participating Bank)) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.07 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.01, 3.06 or 10.13, with respect to any participation, than its participating Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation.  Each Bank that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.07 with respect to any Participant.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Bank; provided that such Participant agrees to be subject to Section 10.15 as though it were a Bank.  Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)Certain Pledges.  Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.
(f)No Registration.  Each Bank agrees that, without the prior written consent of Borrower and Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.
(g)USA PATRIOT Act Notice; Compliance.  In order for Administrative Agent to comply with “know your customer” and Anti-Money Laundering Laws, rules and regulations, including without limitation, the PATRIOT Act, prior to any Bank that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, Administrative Agent may request, and such Bank shall provide to Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for Administrative Agent to comply with such laws, rules and regulations.
SECTION 12.06.  Documentation Satisfactory.  All documentation required from or to be submitted on behalf of Borrower in connection with this Agreement and the documents relating hereto shall be subject to the prior approval of, and be satisfactory in form and substance to, Administrative Agent, its counsel and, where specifically provided herein, the Banks. In addition, the persons or parties responsible for the execution and delivery of, and signatories to, all of such documentation, shall be acceptable to, and subject to the approval of, Administrative Agent and its counsel and the Banks.
SECTION 12.07.  Notices.  (a)  Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:

If to Borrower:

JBG SMITH Properties LP

4747 Bethesda Avenue

Suite 200

Bethesda, Maryland 20814

Attention: Moina Banerjee, Chief Financial Officer

Telecopier: 240-333-3630

Telephone: 240-333-3655

Email: mbanerjee@jbgsmith.com

With a copy to:

JBG SMITH Properties LP

4747 Bethesda Avenue

Suite 200

Bethesda, Maryland 20814

Attention: Steven Museles, Chief Legal Officer

Telecopier: 240-333-3630

Telephone: 240-333-3654

Email: smuseles@jbgsmith.com

If to Administrative Agent:

Wells Fargo Bank, National Association

333 S Grand Avenue, 9th Floor

Los Angeles, CA 90071

Attention: Nina Johnnie

Telephone: 980-214-6380

Email: nina.c.johnnie@wellsfargo.com

If to Administrative Agent under Article II:

Wells Fargo Bank, National Association

CRE Agency Services

600 South 4th Street, 8th Floor

Minneapolis, MN 55415

Attention:  Anthony Gangelhoff

Telecopier: 877-410-5023

Telephone: 612-316-0109

Email: Anthony.Gangelhoff@wellsfargo.com

and

Wells Fargo Bank, National Association

550 S. Tryon Street, 14th Floor

Charlotte, NC 28202

Attention: Mike Pfaff

Telephone: (704) 374-3204

Email: Michael.d.pfaff@wellsfargo.com

If to any other Bank:

To such Bank’s address or telecopy number as set forth in the applicable Administrative Questionnaire

All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of 3 days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of Borrower or Administrative Agent and the Banks at the addresses specified; (ii) if telecopied, when transmitted; or (iii) if hand delivered or sent by overnight courier, when delivered; provided, however, that, non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.  Notwithstanding the immediately preceding sentence, all notices or communications to Administrative Agent or any Bank under Article II shall be effective only when actually received.  Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph.  Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

(b)Notices and other communications to the Banks hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by Administrative Agent and the applicable Bank.  Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto in accordance with this Section 12.07, except that each Bank must only give such notice to Administrative Agent and the Borrower.
(d)Electronic Systems.
(i)Borrower agrees that Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Banks by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
(ii)Any Electronic System used by Administrative Agent is provided “as is” and “as available.”  None of Administrative Agent or Borrower or any of their respective Affiliates and such Affiliates’ respective directors, officers, employees, agents or advisors (the “Communications Parties”) warrant the adequacy of such Electronic Systems and each expressly disclaims liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Communications Party in connection with the Communications or any Electronic System.  In no event shall any Communications Party have any liability to the other parties hereto or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of communications through an Electronic System.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by Administrative Agent or any Bank by means of electronic communications pursuant to this Section, including through an Electronic System.
SECTION 12.08.  Setoff.  Upon the occurrence of an Event of Default, to the extent permitted or not expressly prohibited by applicable law, Borrower agrees that, in addition to (and without limitation of) any right of setoff, bankers’ lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, subject to receipt of the prior written consent of the Required Banks exercised in their sole discretion, to offset balances (general or special, time or demand, provisional or final) held by it for the account of Borrower at any of such Bank’s offices, in Dollars or in any other currency, against any amount payable by Borrower to such Bank under this Agreement or such Bank’s Notes, or any other Loan Document, which is not paid when due (regardless of whether such balances are then due to Borrower or General Partner), in which case it shall promptly notify Borrower and Administrative Agent thereof; provided that such Bank’s failure to give such notice shall not affect the validity thereof. Payments by Borrower hereunder or under the other Loan Documents shall be made without setoff or counterclaim.  Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 12.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Banks and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Guaranteed Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.
SECTION 12.09.  Table of Contents; Headings.  Any table of contents and the headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.
SECTION 12.10.  Severability.  The provisions of this Agreement are intended to be severable. If for any reason any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
SECTION 12.11.  Counterparts; Integration; Effectiveness; Electronic Execution.
(a)Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent and/or the Lead Arrangers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01 this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e.,

“pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)Electronic Execution.  The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention.  Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that  without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Bank, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Banks and any of the Loan Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto)  shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.
SECTION 12.12.  Integration.  The Loan Documents set forth the entire agreement among the parties hereto relating to the transactions contemplated thereby (except with respect to agreements relating solely to compensation, consideration and the coordinated syndication of the Loan) and supersede any prior oral or written statements or agreements with respect to such transactions.
SECTION 12.13.  Governing Law.  This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York.

SECTION 12.14.  Waivers.  To the extent permitted or not expressly prohibited by applicable law, in connection with the obligations and liabilities as aforesaid, Borrower hereby waives (1) notice of any actions taken by any Bank Party under this Agreement, any other Loan Document or any other agreement or instrument relating hereto or thereto except to the extent otherwise provided herein; (2) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations, the omission of or delay in which, but for the provisions of this Section 12.14, might constitute grounds for relieving Borrower of its obligations hereunder; (3) any requirement that any Bank Party protect, secure, perfect or insure any Lien on any collateral or exhaust any right or take any action against Borrower or any other Person or any collateral; (4) any right or claim of right to cause a marshalling of the assets of Borrower; and (5) all rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under the Bankruptcy Code) or otherwise by reason of payment by Borrower, pursuant to this Agreement or any other Loan Document.
SECTION 12.15.  Jurisdiction; Immunities.  Borrower, Administrative Agent and each Bank hereby irrevocably submit to the exclusive jurisdiction of any New York State or United States Federal court sitting in New York City, Borough of Manhattan, over any action or proceeding arising out of or relating to this Agreement, the Notes or any other Loan Document. Borrower, Administrative Agent, and each Bank irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or United States Federal court. Borrower, Administrative Agent, and each Bank irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to Borrower, Administrative Agent or each Bank, as the case may be, at the addresses specified herein. Borrower, Administrative Agent and each Bank agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Borrower, Administrative Agent and each Bank further waive any objection to venue in the State of New York and any objection to an action or proceeding in the State of New York on the basis of forum non conveniens. Borrower, Administrative Agent and each Bank agree that any action or proceeding brought against Borrower, Administrative Agent or any Bank, as the case may be, shall be brought only in a New York State court sitting in New York City, Borough of Manhattan, or a United States Federal court sitting in New York City, Borough of Manhattan, to the extent permitted or not expressly prohibited by applicable law.

Nothing in this Section shall affect the right of Borrower, Administrative Agent or any Bank to serve legal process in any other manner permitted by law.

To the extent that Borrower, Administrative Agent or any Bank have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Borrower, Administrative Agent and each Bank hereby irrevocably waive such immunity in respect of its obligations under this Agreement, the Notes and any other Loan Document.

BORROWER, ADMINISTRATIVE AGENT AND EACH BANK WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT WITH RESPECT TO THIS AGREEMENT, THE

NOTES OR THE LOAN. IN ADDITION, BORROWER HEREBY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ADMINISTRATIVE AGENT OR THE BANKS WITH RESPECT TO THE NOTES, ANY RIGHT BORROWER MAY HAVE (1) TO THE EXTENT PERMITTED OR NOT EXPRESSLY PROHIBITED BY APPLICABLE LAW, TO INTERPOSE ANY COUNTERCLAIM THEREIN (OTHER THAN A COUNTERCLAIM THAT IF NOT BROUGHT IN THE SUIT, ACTION OR PROCEEDING BROUGHT BY ADMINISTRATIVE AGENT OR THE BANKS COULD NOT BE BROUGHT IN A SEPARATE SUIT, ACTION OR PROCEEDING OR WOULD BE SUBJECT TO DISMISSAL OR SIMILAR DISPOSITION FOR FAILURE TO HAVE BEEN ASSERTED IN SUCH SUIT, ACTION OR PROCEEDING BROUGHT BY ADMINISTRATIVE AGENT OR THE BANKS) OR (2) TO THE EXTENT PERMITTED OR NOT EXPRESSLY PROHIBITED BY APPLICABLE LAW, TO HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING. NOTHING HEREIN CONTAINED SHALL PREVENT OR PROHIBIT BORROWER FROM INSTITUTING OR MAINTAINING A SEPARATE ACTION AGAINST ADMINISTRATIVE AGENT OR THE BANKS WITH RESPECT TO ANY ASSERTED CLAIM.

To the extent not prohibited by applicable law, Borrower shall not assert, and Borrower hereby waives, any claim against any Bank or any Agent, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, any Loan or other extension of credit hereunder or the use of the proceeds thereof.

SECTION 12.16.  [Reserved].
SECTION 12.17.  [Reserved].
SECTION 12.18.  Intentionally Omitted.
SECTION 12.19.  USA PATRIOT Act; Anti-Money Laundering Laws.  The Administrative Agent and each Bank hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Bank to identify each Loan Party in accordance with the PATRIOT Act or such Anti-Money Laundering Laws.
SECTION 12.20.  Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, if any Bank becomes a Defaulting Lender, then, until such time as such Bank is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(a)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Banks” and in Section 12.02.
(b)Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, [reserved]; third, [reserved]; fourth, as Borrower may request (so long as no Default or Event of Default exists other than a Default or Event of Default that will be cured by the application of such funds in accordance with this paragraph), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; sixth, to the payment of any amounts owing to the Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.
(c)Certain Fees.  No Defaulting Lender shall be entitled to receive any fee payable under Section 2.08 for any period during which that Bank is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(d)[Reserved].
(e)Defaulting Lender Cure.  If Borrower and Administrative Agent agree in writing that a Bank is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Bank will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Banks or take such other actions as Administrative Agent may determine to be necessary to cause the Term Loans to be held by the Banks in accordance with their respective Pro Rata Shares as if there had been no Banks that were Defaulting Lenders, whereupon such Bank will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Bank was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Lender.
(f)[Reserved].
(g)Purchase of Defaulting Lender’s Commitment.  During any period that a Bank is a Defaulting Lender, Borrower may, by Borrower giving written notice thereof to Administrative Agent, such Defaulting Lender and the other Banks, demand that such Defaulting Lender assign its Commitment and Loans to a Qualified Institution subject to and in accordance with the provisions of Section 12.05.  No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding a Qualified Institution.  In addition, any Bank which is not a Defaulting Lender may, but shall not be obligated to, in its sole discretion, acquire the face amount of all or a portion of such Defaulting Lender’s Commitment and Loans via an assignment subject to and in accordance with the provisions of Section 12.04.  In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and, notwithstanding Section 12.05, shall pay to Administrative Agent an assignment fee in the amount of $3,500.  The exercise by Borrower of its rights under this Section shall be at Borrower’s sole cost and expense and at no cost or expense to Administrative Agent or the Banks provided that the foregoing shall not constitute a waiver or release of any claim of Borrower, Administrative Agent or any Bank against any Defaulting Lender.
SECTION 12.21.  Use for Mortgages.  From time to time, on not less than ten (10) Banking Days’ notice, Borrower may request proceeds of the Term Loans be used to refinance or acquire properties secured by certain secured mortgage Debt of Borrower and/or its Subsidiaries, in which event, a portion of such Term Loans equal to the amount of the advances made hereunder in connection with such refinancing or acquisition, at Borrower’s election, may be secured by an amended and restated mortgage on the property securing the mortgage Debt to be so refinanced or acquired (a “Refinancing Mortgage”) and evidenced by a separate mortgage note executed by Borrower and/or one or more Subsidiaries (provided that (i) if Borrower shall not execute such mortgage note, Borrower shall execute a guaranty of such mortgage note and (ii) it being agreed and understood the execution of, and being obligated under, such a mortgage note and Refinancing Mortgage, shall not cause any Subsidiary to be deemed an Unsecured Indebtedness Subsidiary for purposes of Section 6.10), as more particularly set forth in Section 2.09, provided that no Refinancing Mortgage may encumber a property located in a Special Flood Hazard Area as designated by the Federal Emergency Management Agency.  At least seven (7) Banking Days prior to the recordation of any Refinancing Mortgage, Administrative Agent shall provide all of the applicable Banks requested to make such refinancing or acquisition Loans with a legal description and special flood hazard determination form for all property proposed to be encumbered thereby.  Any such Refinancing Mortgage and any other agreement, certifications, opinions and other documents will be (i) in form and substance reasonably acceptable to Administrative Agent and its counsel, (ii) consistent in all respects with the terms of this Agreement, and (iii) subject to being, and shall be, released or assigned by Administrative Agent at the request of Borrower (it being understood and agreed that Administrative Agent and the Banks shall not be required to give any representations or warranties with respect to any such release or assignment, including with respect to any aspects of the Debt secured thereby, except that it is the holder thereof and authorized to execute and deliver the same), and Administrative Agent shall, and is authorized by the Banks to, execute and deliver any release or assignment documents reasonably requested by, and at the expense of, Borrower. In addition, in connection with each Refinancing Mortgage, Administrative Agent, at the request and expense of Borrower, will provide subordination, non-disturbance and attornment agreements and intercreditor and/or subordination agreements with respect to any other Debt secured by the related mortgaged property, in each case in form and substance reasonably satisfactory to Administrative Agent.  Unless otherwise directed by Borrower, any prepayments made by Borrower shall be applied first to any and all Loans outstanding that are not secured by a Refinancing Mortgage, and only to Loans secured by Refinancing Mortgages if there shall be no other Loans outstanding at the time.

SECTION 12.22.  Bottom-Up Guaranties.  At Borrower’s request from time to time, Administrative Agent shall accept “bottom-up” guaranties of the Loans from limited partners in Borrower in such amounts and on such terms as Borrower shall request, provided that Administrative Agent shall have reasonably satisfied itself and the Banks with respect to applicable “know your customer” and Anti-Money Laundering Laws, including without limitation, the PATRIOT Act and other similar restrictions in respect of any such proposed guarantor.  A Person shall not be considered to be a “Guarantor” or a “Loan Party” as a result of providing such a “bottom-up” guaranty.
SECTION 12.23.  Confidentiality.  Each of Administrative Agent and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees, and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations or (iii) credit and political risk insurers and brokers, (g) with the consent of Borrower, (h) a confidential basis to any rating agency in connection with rating Borrower or the Loans or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Administrative Agent or any Bank on a non-confidential basis from a source other than Borrower.  For the purposes of this Section, “Information” means all information received from Borrower relating to Borrower or its business, other than any such information that was available to Administrative Agent or any Bank on a non-confidential basis prior to disclosure by Borrower.  In addition, Administrative Agent and the Banks may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Administrative Agent and the Banks in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

EACH BANK ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING BORROWER, ITS Affiliates and theIR respective directors, officers, employees, agents, advisors and representatives OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY BORROWER OR ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT BORROWER, THE OTHER LOAN PARTIES, THEIR Affiliates and theIR respective directors, officers, employees, agents, advisors and representatives OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH BANK REPRESENTS TO BORROWER AND ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 12.24.  No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by Administrative Agent, the Lead Arrangers, the Bookrunners, the Agents and the Banks are arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, and Administrative Agent, the Lead Arrangers, the Bookrunners, the Agents and the Banks, on the other hand, (B) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) Administrative Agent, each Lead Arranger, each Bookrunner, each Agent and each Bank is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person and (B) neither Administrative Agent, any Lead Arranger, any Bookrunner, any Agent nor any Bank has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent, the Lead Arrangers, the Bookrunners, the Agents and the Banks and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and neither Administrative Agent, any Lead Arranger, any Bookrunner, any Agent nor any Bank has any obligation to disclose any of such interests to Borrower or its Affiliates.  To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against Administrative Agent, any Lead Arranger, any Bookrunner, any Agent or any Bank with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
SECTION 12.25.  Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-down and Conversion Powers of the applicable Resolution Authority.
SECTION 12.26.  Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Specified Derivatives Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)As used in this Section 12.26., the following terms have the following meanings:
(1)“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
(2) “Covered Entity” means any of the following:
(1)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);
(2)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or
(3)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).
(3)“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
(4)“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12. U.S.C 5390(c)(8)(D).
SECTION 12.27. Erroneous Payments.
(a)Each Bank and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Bank or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Bank (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 12.27(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous

Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.
(c)In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than two Banking Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the Overnight Rate.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Bank that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Bank, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Bank (i) such Bank shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment.  Without limitation of its rights hereunder, the Administrative Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Bank and upon such revocation all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Bank without any requirement for payment or other consideration.  The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 12.05 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.
(e)Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 12.27 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.
(f)Each party’s obligations under this Section 12.27 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
(g)Nothing in this Section 12.27 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

JBG SMITH PROPERTIES LP

By: JBG SMITH Properties,

a Maryland real estate investment trust,

its General Partner

By: _/s/ M. Moina Banerjee______________

Name: M. Moina Banerjee

Title: Chief Financial Officer

Signature Page to JBG SMITH Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and a Bank

By: _/s/ Michael Pfaff__________________

Name: Michael Pfaff

Title: Director

Signature Page to JBG SMITH Credit Agreement

BANK OF AMERICA, N.A.,

as a Bank

By: ___/s/ Alba L. Perez _______________

Name: Alba L. Perez

Title: Vice President

Signature Page to JBG SMITH Credit Agreement

CAPITAL ONE, NATIONAL ASSOCIATION,

as a Bank

By: ___/s/ Jessica W. Phillips _______________

Name: Jessica W. Phillips

Title: Authorized Signatory

Signature Page to JBG SMITH Credit Agreement

PNC BANK, NATIONAL ASSOCIATION,

as a Bank

By: ___/s/ Katie Chowdhry _______________

Name: Katie Chowdhry

Title: Senior Vice President

Signature Page to JBG SMITH Credit Agreement

CITIZENS BANK, N.A.,

as a Bank

By: ___/s/ Donald Woods _______________

Name: Donald Woods

Title: SVP

Signature Page to JBG SMITH Credit Agreement

TD BANK, N.A.,

as a Bank

By: ___/s/ James M. Cupelli _______________

Name: James M. Cupelli

Title: Vice President

Signature Page to JBG SMITH Credit Agreement

U.S. BANK NATIONAL ASSOCIATION,

as a Bank

By: ___/s/ Timothy J. Tillman _______________

Name: Timothy J. Tillman

Title: Senior Vice President

Signature Page to JBG SMITH Credit Agreement

TRUIST BANK,

as a Bank

By: ___/s/ Jonathan White _______________

Name: Jonathan White

Title: Senior Vice President

Signature Page to JBG SMITH Credit Agreement

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

as a Bank

By: ___/s/ Adam Jenner _______________

Name: Adam Jenner

Title: Director

By: ___/s/ Steven Jonassen _______________

Name: Steven Jonassen

Title: Managing Director

Signature Page to JBG SMITH Credit Agreement

UNITED BANK,

as a Bank

By: ___/s/ Eric Morales _______________

Name: Eric Morales

Title: Market President

Signature Page to JBG SMITH Credit Agreement

GOLDMAN SACHS BANK USA,

as a Bank

By: ___/s/ Rebecca Kratz _______________

Name: Rebecca Kratz

Title: Authorized Signatory

Signature Page to JBG SMITH Credit Agreement

ASSOCIATED BANK, NATIONAL ASSOCIATION,

as a Bank

By: ___/s/ Mitchell Vega _______________

Name: Mitchell Vega

Title: Senior Vice President

Signature Page to JBG SMITH Credit Agreement

MORGAN STANLEY BANK, N.A.,

as a Bank

By: ___/s/ Michael King _______________

Name: Michael King

Title: Authorized Signatory

Signature Page to JBG SMITH Credit Agreement

M&T BANK,

as a Bank

By: ___/s/ Brendan C. Bayer _______________

Name: Brendan C. Bayer

Title: Vice President

Signature Page to JBG SMITH Credit Agreement

CIBC INC.,

as a Bank

By: ___/s/ Todd Roth _______________

Name: Todd Roth

Title: Managing Director

Signature Page to JBG SMITH Credit Agreement

Schedule 1

COMMITMENTS

Bank	Commitment Amount
Wells Fargo Bank, National Association	$34,714,287.50
Bank of America, N.A.	$34,714,287.50
Capital One, National Association	$34,714,285.00
PNC Bank, National Association	$34,714,285.00
Citizens Bank, N.A.	$34,714,285.00
TD Bank, N.A.	$34,714,285.00
U.S. Bank National Association	$34,714,285.00
Truist Bank	$25,000,000.00
Credit Agricole Corporate and Investment Bank	$25,000,000.00
United Bank	$25,000,000.00
Morgan Stanley Bank, N.A.	$20,000,000.00
M&T Bank	$20,000,000.00
CIBC Inc.	$20,000,000.00
Associated Bank, National Association	$12,000,000.00
Goldman Sachs Bank USA	$10,000,000.00

TOTAL	$400,000,000

Schedule 1.08

SUSTAINABILITY TABLE

KPI Metric	Annual Sustainability Targets: KPI 1 Targets and KPI 2 Targets
Reference Year	2022	2023	2024	2025	2026
KPI 1 (Renewable Energy Procurement)	3.0%	5.0%	15.0%	45.0%	50.0%
KPI 2 (Green Certification)	7,265,932 square feet	7,629,228 square feet	8,010,690 square feet	8,411,224 square feet	8,831,785 square feet